Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT
FOR the district of delaware

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In re:	)	Chapter 11
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LANNETT COMPANY, INC., et al.,[1]	)	Case No. 23-10559 (JKS)
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Debtors.	)	(Jointly Administered)
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	)	Re: Docket Nos. 16, 17, 18, 52, 59, 119, 182, 220

FINDINGS OF fACT,

CONCLUSIONS OF LAW, AND order

(I) APPROVING THE DISCLOSURE STATEMENT FOR,

AND CONFIRMING, THE AMENDED JOINT PREPACKAGED CHAPTER

11 PLAN OF REORGANIZATION OF LANNETT COMPANY, INC.

AND ITS DEBTOR AFFILIATES, AND (II) Granting Related Relief

The above-captioned debtors and debtors in possession (collectively, the “Debtors”), having, in each case in accordance with the Bankruptcy Code, the Bankruptcy Rules, and the Local Rules of Bankruptcy Practice and Procedure of the United States District Court for the District of Delaware (the “Local Rules”):

a.	distributed, on or about May 2, 2023 (the “Solicitation Commencement Date”), (i) the Joint Prepackaged Chapter 11 Plan of Reorganization of Lannett Company, Inc. and Its Debtor Affiliates [Docket No. 16] (as amended, supplemented, or otherwise modified from time to time, the “Plan”),[2] (ii) the Disclosure Statement for the Joint Prepackaged Chapter 11 Plan of Reorganization of Lannett Company, Inc. and Its Debtor Affiliates [Docket No. 17] (as amended, supplemented, or otherwise modified from time to time, the “Disclosure Statement”), (iii) the Debtors’ solicitation cover letter, attached as Exhibit 3 to the Scheduling Order[3] (the “Solicitation Cover Letter”), (iv) the ballots for voting on the Plan (the “Ballots”) (each applicable Ballot, together with the Plan, the Disclosure Statement, and the Solicitation Cover Letter , a “Solicitation Package”), which forms of Ballots were attached as Exhibit 5A, Exhibit 5B, Exhibit 6A, and Exhibit 6B to the Scheduling Order, to Holders of Claims entitled to vote on the Plan; namely, Holders of Claims in Class 3 (the “First Lien Senior Secured Notes Claims”) and Class 4 (the “Second Lien Term Loan Claims”);

[1]	The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are: Lannett Company, Inc. (7699); Silarx Pharmaceuticals, Inc. (1798); Cody Laboratories, Inc. (1425); and Kremers Urban Pharmaceuticals Inc. (0780). The location of the Debtors’ service address is: 1150 Northbrook Drive, Suite 155, Trevose, Pennsylvania 19053.

[2]	Capitalized terms used but not defined in this order (this “Confirmation Order”) have the meanings ascribed to them in the Plan. The rules of interpretation set forth in Article I.B of the Plan shall apply.

[3]	Order (I) Scheduling a Combined Disclosure Statement Approval and Plan Confirmation Hearing, (II) Approving Related Dates, Deadlines, Notices and Procedures, (III) Approving the Solicitation Procedures and Related Dates, Deadlines and Notices, and (IV) Conditionally Waiving the Requirements that (A) the U.S. Trustee Convene a Meeting of Creditors and (B) the Debtors File Schedules of Assets and Liabilities, Statements of Financial Affairs, and Rule 2015.3 Financial Reports [Docket No. 59] (the “Scheduling Order”).

b.	solicited, beginning on the Solicitation Commencement Date and through May 16, 2023, at 5:00 p.m. (prevailing Eastern Time) (the “Voting Deadline”), votes on the Plan from Holders of Claims in Class 3 and Class 4 (collectively, the “Voting Classes”);

c.	commenced, on May 2, 2023 (the “Petition Date”), the Chapter 11 Cases by filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code;

d.	filed, on the Petition Date, (i) the Plan; (ii) the Disclosure Statement; and (iii) the Declaration of Timothy C. Crew, Chief Executive Officer of Lannett Company, Inc., in Support of Chapter 11 Petitions and First Day Motions [Docket No. 15]; (iv) the Motion of Debtors for Entry of an Order (I) Scheduling a Combined Disclosure Statement Approval and Plan Confirmation Hearing, (II) Approving Related Dates, Deadlines, Notices and Procedures, (II) Approving the Solicitation Procedures and Related Dates, Deadlines and Notices, and (IV) Conditionally Waiving the Requirements that (A) the U.S. Trustee Convene a Meeting of Creditors and (B) the Debtors File Schedules of Assets and Liabilities, Statements of Financial Affairs, and Rule 2015.3 Financial Reports [Docket No. 18] (the “Scheduling Motion”);

e.	filed, on May 4, 2023, several certificates of service [Docket Nos. 43 and 48] reflecting, inter alia, service of the Solicitation Package (collectively, and including all other affidavits of service and publication in these Chapter 11 Cases, the “Affidavits”);

f.	distributed, on May 4, 2023, May 8, 2023, May 10, 2023, May 16, 2023, May 22, 2023, and May 27, 2023, the Notice of (I) Commencement of Prepackaged Chapter 11 Bankruptcy Cases, (II) Combined Hearing on the Disclosure Statement, Confirmation of the Joint Prepackaged Chapter 11 Plan, and Related Matters, and (III) Related Objection and Briefing Deadlines, substantially in the form attached as Exhibit 1 to the Scheduling Order [Docket Nos. 86, 87, 89, 90, 97, 209, 213, 214] (the “Combined Hearing Notice”) to all parties in interest;

g.	obtained approval of the Plan by each Voting Class as of the Voting Deadline, as evidenced by Declaration of Paul H. Deutch of Omni Agent Solutions, Inc. Regarding the Solicitation and Tabulation of Votes on the Joint Prepackaged Chapter 11 Plan of Reorganization of Lannett Company, Inc., and Its Debtor Affiliates [Docket No. 215], as supplemented by the Supplemental Declaration of Paul H. Deutch of Omni Agent Solutions, Inc. Regarding the Solicitation of Votes and Tabulation of Ballots Case on the Joint Prepackaged Chapter 11 Plan of Reorganization of Lannett Company, Inc. and its Debtor Affiliates [Docket No. 234] (the “Voting Declaration”);

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h.	published, on May 9, 2023, in The New York Times (national edition), and on May 10, 2023, in USA Today, the Combined Hearing Notice, substantially in the form attached as Exhibit 2 to the Scheduling Order (collectively, the “Publication Notice”), as evidenced by the proofs of publication thereof [Docket Nos. 80 and 81];

i.	filed, on May 25, 2023, the initial Plan Supplement [Docket No. 119];

j.	filed, on June 1, 2023, the amended Plan Supplement [Docket No. 182];

k.	filed, on June 5, 2023, (i) the Debtors’ Memorandum of Law in Support of An Order Approving the Debtors’ Disclosure Statement for, and Confirming, the Joint Prepackaged Chapter 11 Plan of Reorganization of Lannett Company, Inc. And Its Debtor Affiliates [Docket No. 203] (the “Confirmation Brief”), (ii) the Declaration of Samuel Israel, Chief Legal Officer and General Counsel of Lannett Company, Inc., in Support of Approval of the Disclosure Statement for, and Confirmation of, the Amended Joint Prepackaged Chapter 11 Plan of Reorganization of Lannett Company, Inc. And Its Debtor Affiliates and Its Debtor Affiliates [Docket No. 218] (the “Israel Declaration”), (iii) the Declaration of Ronen Bojmel, Senior Managing Director of Guggenheim Securities, LLC, In Support of the Disclosure Statement for, and Confirmation of, the Amended Joint Prepackaged Chapter 11 Plan of Reorganization of Lannett Company, Inc. And Its Debtor Affiliates [Docket No. 216] (the “Bojmel Declaration”); and (iii) the Declaration of Punit Mehta, Senior Managing Director of Guggenheim Securities, LLC, in Support of the Debtors’ Disclosure Statement for, and Confirmation of, the Amended Joint Prepackaged Chapter 11 Plan of Reorganization of Lannett Company, Inc. and its Debtor Affiliates [Docket No. 217] (the “Mehta Declaration”);

l.	filed, on June 5, 2023, an amended Plan [Docket No. 220];

m.	filed, on June 6, 2023, the Declaration of Timothy J. Dragelin, Senior Managing Director of FTI Consulting, Inc., in Support of the Debtors’ Disclosure Statement for, and Confirmation of, the Amended Joint Prepackaged Chapter 11 Plan of Reorganization of Lannett Company Inc. and its Debtor Affiliates [Docket No. 223]; and

n.	operated their businesses and managed their properties during the Chapter 11 Cases as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

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The Bankruptcy Court, having:

a.	reviewed the procedures for voting on the Plan (the “Solicitation Procedures”) and for opting out of the Third-Party Release (the “Opt-Out Procedures”);

b.	entered, on May 4, 2023, the Scheduling Order, which, among other things, set (i) June 1, 2023, at 5:00 p.m. (prevailing Eastern Time) as the deadline for objections to approval of the Disclosure Statement and Confirmation of the Plan; and (ii) June 8, 2023, at 2:30 p.m. (prevailing Eastern Time) as the date and time for the Combined Hearing;

c.	reviewed the Plan, the Disclosure Statement, the Confirmation Brief, the Israel Declaration, the Bojmel Declaration, the Mehta Declaration, the Dragelin Declaration, the Affidavits, the Combined Hearing Notice, the Solicitation Cover Letter, and the Ballots, and all other filed pleadings, exhibits, statements, affidavits, declarations, and comments regarding approval of the Disclosure Statement and Confirmation of the Plan, including all objections, statements, and reservations of rights;

d.	reviewed the discharge, compromises, settlements, releases, exculpations, and injunctions set forth in Article VIII of the Plan;

e.	held the Combined Hearing on June 8, 2023, at 2:30 p.m. (prevailing Eastern Time);

f.	heard and considered the statements and arguments made by counsel in respect of approval of the Disclosure Statement and Confirmation of the Plan, including any objections thereto;

g.	overruled any and all objections to Confirmation of the Plan and to approval of the Disclosure Statement, and any and all statements and reservations of rights related thereto not consensually resolved or withdrawn;

h.	considered all oral representations, affidavits, testimony, documents, filings, and other evidence regarding approval of the Disclosure Statement and Confirmation of the Plan, including any objections thereto; and

i.	taken judicial notice of all pleadings and other documents filed, all orders entered, and all evidence and arguments presented in these Chapter 11 Cases.

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NOW, THEREFORE, it appearing to the Bankruptcy Court that notice of the Combined Hearing and the opportunity for any party in interest to object to approval of the Disclosure Statement and Confirmation of the Plan have been adequate and appropriate as to all Entities affected or to be affected by the Plan and the transactions contemplated thereby, and that the legal and factual bases set forth in the documents filed in support of approval of the Disclosure Statement and Confirmation of the Plan and the arguments and evidence presented at the Combined Hearing establish just cause for the relief granted herein, and after due deliberation thereon and good cause appearing therefor, the Bankruptcy Court hereby makes and issues the following findings of fact, conclusions of law, and order:

IT IS DETERMINED, FOUND, ADJUDGED, DECREED, AND ORDERED THAT:

I.	Findings and Conclusions.

1.            The findings and conclusions set forth herein and in the record of the Combined Hearing constitute the Bankruptcy Court’s findings of fact and conclusions of law under Rule 52 of the Federal Rules of Civil Procedure, as made applicable herein by Bankruptcy Rules 7052 and 9014. To the extent any of the following conclusions of law constitute findings of fact, or vice versa, they are adopted as such.

II.	Jurisdiction and Venue, Eligibility for Relief, Burden of Proof, and Notice.

2.            The Bankruptcy Court has jurisdiction over these Chapter 11 Cases pursuant to sections 157 and 1334 of title 28 of the United States Code, 28 U.S.C. §§ 1–4881 (the “Judicial Code”), and the Amended Standing Order of Reference from the United States District Court for the District of Delaware, dated February 29, 2012. The Bankruptcy Court has jurisdiction to determine whether the Disclosure Statement and the Plan comply with the applicable provisions of the Bankruptcy Code and should be approved and confirmed, respectively. Venue is proper in this district pursuant to sections 1408 and 1409 of the Judicial Code. Approval of the Disclosure Statement and Confirmation of the Plan are core proceedings within the meaning of section 157(b)(2) of the Judicial Code. Each of the Debtors was and is an entity eligible for relief under section 109 of the Bankruptcy Code.

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3.            Article X of the Plan is incorporated herein by reference in its entirety, and such findings and rulings therein are deemed made as a part of this Confirmation Order. As set forth in Article X of the Plan, the Plan satisfies all the requirements of section 1129 of the Bankruptcy Code.

III.	Commencement and Joint Administration of these Chapter 11 Cases.

4.            On the Petition Date, the Debtors commenced these Chapter 11 Cases by each filing a voluntary petition for relief under chapter 11 of the Bankruptcy Code. On May 4, 2023, the Bankruptcy Court entered an order [Docket No. 57] pursuant to which the Chapter 11 Cases have been consolidated for procedural purposes only and are being jointly administered pursuant to Bankruptcy Rule 1015(b). Since the Petition Date, the Debtors have operated their businesses and managed their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

5.            On May 19, 2023, the United States Trustee for the District of Delaware (the “U.S. Trustee”) appointed the Official Committee of Unsecured Creditors (the “Committee”) [Docket No. 92].

IV.	Objections.

6.            The Bankruptcy Court takes judicial notice of the docket of these Chapter 11 Cases. Any resolution of objections to approval of the Disclosure Statement or Confirmation of the Plan explained on the record at the Combined Hearing is hereby incorporated by reference. All unresolved objections, statements, informal objections, and reservations of rights, if any, related to the Disclosure Statement or Confirmation of the Plan, are overruled on the merits.

V.	Withdrawal of Motion to Disband and Motion to Reconsider.

7.            On the Effective Date, the Emergency Motion of Debtors for Entry of an Order (I) Seeking to (A) Disband the Official Committee of Unsecured Creditors, or, in the Alternative, (B) Hold the Actions of the Official Committee of Unsecured Creditors in Abeyance for Seventy-Five Days After the Petition Date and (II) Granting Related Relief [Docket No. 98] will be deemed withdrawn with prejudice.

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8.            On the Effective Date, the Emergency Motion of the Official Committee of Unsecured Creditors for Reconsideration of Order (I) Scheduling a Combined Disclosure Statement Approval and Plan Confirmation Hearing (II) Approving Related Dates, Deadlines, Notices, and Procedures, (III) Approving the Solicitation Procedures and Related Dates, Deadlines, and Notices, and (IV) Conditionally Waiting the Requirements That (A) The U.S. Trustee Convene a Meeting of Creditors and (B) the Debtors File Schedules of Assets and Liabilities, Statements of Financial Affairs, and Rule 2015.3 Financial Reports [Docket No. 122] will be deemed withdrawn with prejudice.

9.            On the Effective Date, (i) the pending depositions noticed in Docket No. 136, 137, 138, 139, 153, 154, 155, 156 shall be canceled and (ii) the pending interrogatories, requests for production, and other discovery requests made by the Debtors, the Consenting Stakeholders, and the Committee, including those documented in Docket No. 134, 135, 141, 142, 151, 152, 159, shall be deemed withdrawn with prejudice.

VI.	Approval of the Disclosure Statement.

10.            The Disclosure Statement contains (a) sufficient information of a kind necessary to satisfy the disclosure requirements of all applicable nonbankruptcy laws, rules, and regulations, including, to the extent applicable, the Securities Act and (b) “adequate information” (as such term is defined in section 1125(a) of the Bankruptcy Code and used in section 1126(b)(2) of the Bankruptcy Code), and is approved in all respects. The Debtors’ use of the Disclosure Statement in solicitation of acceptances of the Plan is approved. The filing of the Disclosure Statement satisfied Bankruptcy Rule 3016(b).

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VII.	Solicitation and Voting; Notice.

11.            The Solicitation Procedures, including all documents related thereto (including, for the avoidance of doubt, the Solicitation Cover Letter, the Combined Hearing Notice, the Publication Notice, and the Ballots), and the procedures for the tabulation of Ballots, satisfy the requirements of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and all other applicable laws, rules, and regulations, and are approved in all respects. The Debtors provided due, adequate, and sufficient notice of the Voting Deadline, the Objection Deadline, the deadlines to opt-out of, or otherwise object to, the Third-Party Release, and the Combined Hearing in compliance with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and any other applicable rules, laws, and regulations. No other or further notice is or shall be required.

12.            As described in the Voting Declaration and the Affidavits, the Debtors transmitted the Solicitation Package to all Holders of Claims entitled to vote on the Plan (as of the Voting Record Date) and the Combined Hearing Notice to all parties in interest on or after the Petition Date. Specifically, as described in the Voting Declaration and the Affidavits, (a) prior to the Petition Date, the Debtors transmitted the Solicitation Package to Holders of Claims in the Voting Classes and (b) subsequent to the Petition Date, the Debtors transmitted the Combined Hearing Notice to all parties in interest. Transmission and service of the foregoing, and any and all other documents associated with the Debtors’ solicitation, complied with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and any applicable nonbankruptcy law, rule, or regulation, and were timely, adequate, and sufficient, and no other or further notice is or shall be required.

13.            Under the circumstances of these Chapter 11 Cases, the period during which the Debtors solicited acceptances or rejections of the Plan was a reasonable and sufficient period of time for Holders of Claims in the Voting Classes to make an informed decision to accept or reject the Plan. The execution, delivery, and performance of the Restructuring Support Agreement and the solicitation of votes to accept or reject the Plan was conducted in good faith and in compliance with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and any applicable nonbankruptcy law, rule, or regulation. The Debtors, the Reorganized Debtors, the Released Parties, the Exculpated Parties, and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys are hereby granted the protections provided under section 1125(e) of the Bankruptcy Code.

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14.            Holders of Claims in Class 3 and Class 4 were eligible to vote on the Plan in accordance with the Solicitation Procedures. The Ballots used to solicit votes to accept or reject the Plan from Holders in the Voting Classes were appropriate and adequately addressed the particular needs of these Chapter 11 Cases. As evidenced by the Voting Declaration, Class 3 and Class 4 each voted to accept the Plan at each Debtor entity in accordance with section 1126 of the Bankruptcy Code.

15.            With respect to each applicable Debtor, Class 1, Class 2, Class 5, Class 7, and Class 8 are Unimpaired and conclusively presumed to accept the Plan; and Class 6, Class 9, and Class 10 are Impaired and deemed to reject the Plan (the foregoing Classes, collectively, the “Non-Voting Classes”). The Debtors were not required to solicit votes from Holders of Claims or Interests, as applicable, in the Non-Voting Classes.

16.            The solicitation of votes on the Plan complied with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and all applicable non-bankruptcy rules, laws, and regulations, and was appropriate and satisfactory and is approved in all respects.

VIII.	Opt-Out Procedures.

17.            The Opt-Out Procedures set forth in the Ballots and service of the Combined Hearing Notice, and the Publication Notice, as applicable, are good, sufficient, and adequate to bind the applicable parties to the Third-Party Release and are approved in all respects.

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18.            The procedures used for tabulation of elections to opt out of the Third-Party Release are approved in all respects.4

IX.	Plan Supplement.

19.            The Plan Supplement complies with the Bankruptcy Code and the terms of the Plan, and the filing and notice of such documents were good, proper, and in accordance with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and all other applicable laws, rules, and regulations, and no other or further notice is or shall be required with respect to the Plan Supplement and all of the documents included therein.

20.            All documents included in the Plan Supplement, including any amendments, modifications, and supplements thereto, and all documents and agreements related thereto (including all exhibits and attachments thereto), are integral to, part of, and incorporated by reference into the Plan and this Confirmation Order.

21.            Subject to the terms of the Plan, the Restructuring Support Agreement (including any consent and consultation rights set forth or incorporated therein), to the extent applicable, and this Confirmation Order, the Debtors’ right to alter, amend, update, or modify the Plan Supplement on or before the Effective Date is reserved. All parties were provided due, adequate, and sufficient notice of the Plan Supplement.

[4]	On June 2, 2023, the Court entered the Agreed Order Approving Stipulation Authorizing Securities Plaintiffs to Opt Out of Third-Party Release on Behalf of the Certified Class [Docket No. 184] (the “Securities Plaintiffs Stipulation”). For the avoidance of doubt, the Securities Plaintiffs (as defined in the Securities Plaintiffs Stipulation) are authorized to opt out of the Third-Party Release on behalf of the Certified Class (as defined in the Securities Plaintiffs Stipulation) in accordance with the Securities Plaintiff Stipulation.

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X.	Modifications to Plan.

22.            Pursuant to section 1127 of the Bankruptcy Code, any modifications to the Plan after solicitation of the Plan, as reflected in this Confirmation Order (including any modifications announced on the record of the Combined Hearing), constitute technical or clarifying changes, changes with respect to particular Claims by agreement with Holders of such Claims or their authorized representatives, or modifications that do not otherwise materially and adversely affect or change the treatment of any other Claim under the Plan. After giving effect to these modifications, if any, the Plan continues to satisfy the requirements of sections 1122 and 1123 of the Bankruptcy Code, and notice of these modifications was adequate and appropriate under the facts and circumstances of these Chapter 11 Cases. In accordance with Bankruptcy Rule 3019, these modifications do not require additional disclosure under section 1125 of the Bankruptcy Code or the resolicitation of votes under section 1126 of the Bankruptcy Code, and they do not require that Holders of Claims be afforded an opportunity to cast new votes on the Plan or change previously cast acceptances or rejections of the Plan. Accordingly, the Plan is properly before the Bankruptcy Court and all votes cast with respect to the Plan prior to such modification shall be binding and shall apply with respect to the Plan. All Holders of Claims who voted to accept the Plan or who are conclusively presumed to accept the Plan are deemed to have accepted the Plan as modified, revised, supplemented, or otherwise amended, and all Holders of Claims and Interests who are conclusively deemed to have rejected the Plan are deemed to have rejected the Plan as modified, revised, supplemented, or otherwise amended.

XI.	Confirmation of the Plan.

23.            The Plan, a copy of which is attached hereto as Exhibit A, as may be amended by this Confirmation Order, is confirmed pursuant to section 1129 of the Bankruptcy Code. The Debtors, as proponents of the Plan, have met their burden of proving the applicable elements of section 1129 of the Bankruptcy Code by a preponderance of the evidence, which is the applicable evidentiary standard for Confirmation of the Plan.

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24.            The terms of the Plan, including the Plan Supplement (including all documents included therein, exhibits thereto, and any supplements, amendments, or modifications thereof in accordance with this Confirmation Order and the Plan), are incorporated by reference into and are an integral part of this Confirmation Order. The terms of the Plan, the Plan Supplement, and any other documents filed in connection with the Plan and/or executed or to be executed in connection with the transactions contemplated by the Plan, and all amendments and modifications thereof made or to be made in accordance with the Plan and this Confirmation Order, are hereby approved in all respects and shall be immediately effective, enforceable, and binding as of the Effective Date. The Debtors and the Reorganized Debtors (as applicable) are authorized to take all actions required under the Plan and the Plan Supplement documents to effectuate the Plan and the Restructuring Transactions.

25.            The Reorganized Debtors are authorized to adopt and implement the Management Incentive Plan in accordance with Article IV.Q of the Plan.

XII.	Assumption and Assignment of Contracts and Leases.

26.            The Debtors have exercised sound business judgment in determining whether to reject or assume each of their Executory Contracts and Unexpired Leases pursuant to sections 365 and 1123(b)(2) of the Bankruptcy Code, Article V of the Plan, and as set forth in the Plan Supplement.

27.            The provisions governing the treatment of Executory Contracts and Unexpired Leases set forth in Article V of the Plan (including the procedures regarding the resolution of any and all disputes concerning the assumption of such Executory Contracts and Unexpired Leases) shall be, and hereby are, approved in their entirety.

28.            Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise and full payment of any applicable Cure pursuant to Article V.C of the Plan shall result in the full release and satisfaction of any Cures, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption.

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XIII.	Implementation.

29.            The Debtors have exercised sound business judgment in determining to assume the Restructuring Support Agreement, pursuant to sections 365 and 1123 of the Bankruptcy Code. The Restructuring Support Agreement shall be legal, valid and binding to the same extent as if such assumption had been authorized and effectuated pursuant to a separate order of this Court that was entered pursuant to section 365 of the Bankruptcy Code. The Restructuring Support Agreement shall be deemed assumed by the Debtors upon entry of this Confirmation Order pursuant to sections 363 and 365 of the Bankruptcy Code. The failure to describe specifically or include any particular provision of the Restructuring Support Agreement in the Plan or this Confirmation Order shall not diminish or impair the effectiveness of such provision. The Restructuring Support Agreement shall be binding and enforceable against the parties thereto in accordance with its terms. The Debtors are authorized to take all actions required to perform and comply with their obligations under the Restructuring Support Agreement. Notwithstanding anything to the contrary herein, in the event of any inconsistency between the terms of the Restructuring Support Agreement and the terms of the Plan, the terms of the Plan shall govern and control.

30.            The provisions governing the means for implementation of the Plan set forth in Article IV of the Plan shall be, and hereby are, approved in their entirety. The Debtors represent that all documents and agreements necessary to implement the Plan and the Restructuring Transactions, and all other relevant and necessary documents with respect to the Restructuring Transactions, including: (a) the New Organizational Documents (including the New Stockholders Agreement); (b) the New Warrant Agreement; (c) the Takeback Exit Documents; (d) the New RCF Documents, as applicable; (e) the identities of the members of the New Board; (f) the Rejected Executory Contracts and Unexpired Leases Schedule (if any); (g) the Schedule of Proposed Cure Amounts; (h) the Schedule of Retained Causes of Action; (i) the Restructuring Transactions Memorandum; (j) the return to the applicable L/C Issuer of all undrawn Existing Letters of Credit or the cash collateralization of such Existing Letters of Credit (if appliable); (k) any other documents contained in the Plan Supplement; (l) all other relevant and necessary documents, have been or will be negotiated in good faith and at arm’s-length, are in the best interests of the Debtors and the Debtors’ Estates and shall, upon completion of documentation and execution, be valid, binding, and enforceable documents and agreements.

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XIV.	Notice of Confirmation and the Effective Date.

31.            As soon as practicable following occurrence of the Effective Date, the Debtors shall serve on all parties in interest a notice of entry of this Confirmation Order and occurrence of the Effective Date, substantially in the form attached hereto as Exhibit B (the “Confirmation Notice”). Service of the Confirmation Notice in the time and manner set forth in this paragraph shall be deemed good and sufficient notice of entry of this Confirmation Order and occurrence of the Effective Date and no other or further notice is or will be necessary.

32.            The Confirmation Notice shall constitute sufficient notice of the entry of this Confirmation Order to any filing and recording officers, and shall be a recordable instrument notwithstanding any contrary provision of applicable nonbankruptcy law.

XV.	Good Faith.

33.            The Debtors have proposed the Plan in good faith, with the legitimate and honest purpose of maximizing the value of the Debtors’ Estates for the benefit of their stakeholders. The Plan accomplishes this goal, including by incorporating a global settlement by and among the Debtors, the Consenting Stakeholders, and the Committee. Accordingly, the Debtors, the Released Parties, and the Exculpated Parties have been, are, and will continue to be acting in good faith within the meaning of section 1125(e) of the Bankruptcy Code if they proceed to: (a) consummate the Plan, the Restructuring Transactions, and the agreements, settlements, transactions, transfers, and other actions contemplated thereby, regardless of whether such agreements, settlements, transactions, transfers, and other actions are expressly authorized by this Confirmation Order; and (b) take any actions authorized and directed or contemplated by this Confirmation Order. The Released Parties have made a substantial contribution to the Debtors’ reorganization.

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XVI.	Effectiveness of All Actions.

34.            All actions contemplated by or necessary to effectuate the Plan, including all actions in connection with the Plan Supplement, as the same may be modified from time to time prior to the Effective Date (including, without limitation, any restructuring transaction steps set forth in one or more documents contained in the Plan Supplement), are hereby authorized to be taken on, prior to, or after the Effective Date, as applicable, without further application to or order of the Bankruptcy Court, or further action by the respective officers, directors, managers, members, or equity holders of the Debtors or the Reorganized Debtors, and with the effect that such actions had been taken by the unanimous action, consent, approval, and vote of each of such officers, directors, managers, members, or equity holders.

35.            On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, Securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors, including the New Common Stock, the New Organizational Documents (including the New Stockholders Agreement), the Takeback Exit Documents, the New Warrant Agreement, the New RCF Documents and any and all other agreements, documents, Securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by Article IV of the Plan shall be effective notwithstanding any requirements under non-bankruptcy law.

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36.            This Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules, and regulations, of all states and any other governmental authority with respect to the implementation or consummation of the Plan and any documents, instruments, agreements, any amendments or modifications thereto, and any other acts and transactions referred to in or contemplated by the Plan, the Plan Supplement, the Disclosure Statement, and any documents, instruments, Securities, agreements, and any amendments or modifications thereto.

XVII.	Issuance of New Common Stock.

37.            On the Effective Date, Reorganized LCI shall issue the New Common Stock pursuant to the Plan. The issuance of the New Common Stock, including equity awards reserved for the Management Incentive Plan, by the Reorganized Debtors shall be authorized without the need for any further corporate action or without any further action by the Debtors or Reorganized Debtors or by Holders of any Claims or Interests, as applicable.

38.            All of the shares (or comparable units) of New Common Stock issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance of New Common Stock shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance without the need for execution by any party thereto other than the applicable Reorganized Debtor(s). Any Entity’s acceptance of New Common Stock shall be deemed as its agreement to the New Organizational Documents, as the same may be amended or modified from time to time following the Effective Date in accordance with their respective terms. As a condition to receiving the New Common Stock, Holders of Allowed First Lien Senior Secured Notes Claims and Second Lien Term Loan Claims will be required to execute and deliver the New Stockholders Agreement; provided, however, that, notwithstanding any failure to execute the New Stockholders Agreement, any Entity that is entitled to and accepts a distribution of New Common Stock under the Plan, by accepting such distribution, will be deemed to have accepted and consented to the terms of the New Stockholders Agreement (solely in such Entity’s capacity as a stockholder of Reorganized LCI), without the need for execution by any party thereto. The New Stockholders Agreement will be effective as of the Effective Date and, as of such date, will be deemed to be valid, binding, and enforceable in accordance with its terms, and each holder of New Common Stock will be bound thereby in all respects. The New Common Stock will not be registered under the Securities Act or listed on any exchange as of the Effective Date and will not meet the eligibility requirements of the Depository Trust Company.

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39.            As of the Effective Date, the Reorganized Debtors will not be subject to any reporting requirements promulgated by the SEC.

XVIII.	Issuance of New Warrants.

40.            On the Effective Date, Reorganized LCI shall issue the New Warrants pursuant to the Plan. The issuance of the New Warrants and the shares of New Common Stock that may be issued upon exercise of the New Warrants shall be authorized without the need for any further corporate action or without any further action by the Debtors or Reorganized Debtors or by Holders of any Claims or Interests, as applicable. All of the New Warrants and the shares of New Common Stock that may be issued upon exercise of the New Warrants issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance of New Warrants shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance without the need for execution by any party thereto other than the applicable Reorganized Debtor(s). Any Entity’s acceptance of New Warrants shall be deemed as its agreement to the New Warrant Agreement, as the same may be amended or modified from time to time following the Effective Date in accordance with its terms. The New Warrant Agreement shall be effective as of the Effective Date and, as of such date, shall be deemed to be valid, binding, and enforceable in accordance with its terms, and each Holder of New Warrants shall be bound thereby (without any further action or signature) in all respects, whether or not such Holder has executed the New Warrant Agreement. The New Warrants will not be registered under the Securities Act or listed on any exchange as of the Effective Date and will not meet the eligibility requirements of the Depository Trust Company.

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XIX.	Takeback Exit Facility.

41.            On the Effective Date, the Reorganized Debtors shall enter into the Takeback Exit Facility pursuant to the Takeback Exit Documents. To the extent applicable, Confirmation of the Plan shall be deemed (a) approval of the Takeback Exit Facility (including the transactions and related agreements contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees and expenses to be paid by the Debtors or the Reorganized Debtors, as applicable, in connection therewith), and (b) authorization for the Debtors and the Reorganized Debtors, as applicable, to, without further notice to, or order of, the Bankruptcy Court (i) execute and deliver those documents and agreements necessary or appropriate to pursue or obtain the Takeback Exit Facility, including the Takeback Exit Documents, and incur and pay any fees and expenses in connection therewith, and (ii) act or take action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as the Debtors or the Reorganized Debtors, as applicable, may deem to be necessary or appropriate to consummate the Takeback Exit Facility.

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42.            As of the Effective Date, all of the Liens and security interests to be granted by the Debtors in accordance with the Takeback Exit Documents: (a) shall be deemed to be granted; (b) shall be legal, valid, binding, automatically perfected, non-avoidable, and enforceable Liens on, and security interests in, the applicable collateral specified in the Takeback Exit Documents; and (c) shall not be subject to avoidance, recharacterization, or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers, fraudulent transfers, or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law. To the extent provided in the Takeback Exit Documents, the Takeback Exit Facility Agent is authorized to file with the appropriate authorities mortgages, financing statements and other documents, and to take any other action in order to evidence, validate, and perfect such Liens or security interests. The priorities of such Liens and security interests shall be as set forth in the Takeback Exit Documents. The Takeback Exit Facility Agent shall be authorized to make all filings and recordings necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the occurrence of the Effective Date and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties. The guarantees granted under the Takeback Exit Documents have been granted in good faith, for legitimate business purposes, and for reasonably equivalent value as an inducement to the lenders thereunder to extend credit thereunder and shall be deemed to not constitute a fraudulent conveyance or fraudulent transfer and shall not otherwise be subject to avoidance, recharacterization, or subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable nonbankruptcy law.

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XX.	New RCF.

43.            On the Effective Date, the Reorganized Debtors shall enter into the New RCF pursuant to the New RCF Documents. To the extent applicable, Confirmation of the Plan shall be deemed (a) approval of the New RCF and the New RCF Documents; as applicable and (b) authorization for the Debtors and the Reorganized Debtors, as applicable, to, without further notice to, or order of, the Bankruptcy Court (i) execute and deliver those documents and agreements necessary or appropriate to pursue or obtain the New RCF, including the New RCF Documents, and incur and pay any fees and expenses in connection therewith and (ii) act or take actions under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as the Debtors, as applicable, may deem to be necessary or appropriate to consummate the New RCF.

44.            As of the Effective Date, and to the extent applicable, all of the Liens and security interests to be granted by the Debtors in accordance with the New RCF Documents, as applicable: (a) shall be deemed to be granted; (b) shall be legal, valid, binding, automatically perfected, non-avoidable, and enforceable Liens on, and security interests in, the applicable collateral specified in the New RCF Documents, as applicable; and (c) shall not be subject to avoidance, recharacterization, or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers, fraudulent transfers, or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law. To the extent provided in the New RCF Documents, the New RCF Agent is authorized to file with the appropriate authorities mortgages, financing statements and other documents, and to take any other action in order to evidence, validate, and perfect such Liens or security interests. The priorities of such Liens and security interests shall be as set forth in the New RCF Documents, as applicable. The New RCF Agent shall be authorized to make all filings and recordings necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the occurrence of the Effective Date and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties. The guarantees granted under the New RCF Documents, as applicable, have been granted in good faith, for legitimate business purposes, and for reasonably equivalent value as an inducement to the lenders thereunder to extend credit thereunder and shall be deemed to not constitute a fraudulent conveyance or fraudulent transfer and shall not otherwise be subject to avoidance, recharacterization, or subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable nonbankruptcy law.

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XXI.	Securities Law Matters.

45.            The offering, issuance and distribution (if applicable) of any Securities before the Petition Date and any Securities issuable pursuant to the Management Incentive Plan (to the extent not issued pursuant to a registration statement) will be issued pursuant to section 4(a)(2) of the Securities Act. Any Securities distributed pursuant to section 4(a)(2) under the Securities Act will be considered “restricted securities” as defined by Rule 144 of the Securities Act and may not be resold under the Securities Act or applicable state securities laws absent an effective registration statement, or pursuant to an applicable exemption from registration, under the Securities Act and applicable state securities laws and subject to any restrictions in the New Organizational Documents, the New Stockholders Agreement and the New Warrant Agreement, as applicable.

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46.            Pursuant to section 1145 of the Bankruptcy Code, the offering, issuance, and distribution of the Securities issuable pursuant to the Plan, excluding the MIP New Common Stock, after the Petition Date, shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act or any similar federal, state, or local law in reliance on section 1145 of the Bankruptcy Code or, only to the extent such exemption under Section 1145 of the Bankruptcy Code is not available, any other available exemption from registration under the Securities Act. Pursuant to section 1145 of the Bankruptcy Code, such Securities (other than the MIP New Common Stock) will be freely tradable in the U.S. without registration under the Securities Act by the recipients thereof, subject to the provisions of (1) section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act and compliance with any applicable state or foreign securities laws, if any, and the rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments, (2) any other applicable regulatory approvals, and (3) any restrictions in the Reorganized Debtors’ New Organizational Documents (including the New Stockholders Agreement) and the New Warrant Agreement, as applicable.

XXII.	Discharge, Release, Injunction, Exculpation, and Related Provisions.

47.            The Plan is consistent with section 1123(b)(3) of the Bankruptcy Code. Article VIII.C of the Plan describes certain releases granted by the Debtors (the “Debtor Release”), Article VIII.D of the Plan provides for the release of the Released Parties by the Releasing Parties (the “Third-Party Release”), Article VIII.E of the Plan provides for exculpation for the Exculpated Parties (the “Exculpation”), and Article VIII.F of the Plan provides for an injunction (the “Injunction”). The Bankruptcy Court has jurisdiction under sections 1334(a) and 1334(b) of the Judicial Code and authority under section 105 of the Bankruptcy Code to approve each of the Debtor Release, the Third-Party Release, the Exculpation, and the Injunction. As has been established based upon the evidence presented at the Combined Hearing, the Debtor Release, the Third-Party Release, the Exculpation, and the Injunction (a) were given in exchange for good, valuable, and adequate consideration after due notice and opportunity for hearing, (b) are appropriately tailored under the facts and circumstances of these Chapter 11 Cases, (c) were integral to the agreements and settlements among the various parties in interest and are essential to the formulation and implementation of the Plan, as provided in section 1123 of the Bankruptcy Code, (d) confer substantial benefits on the Estates, (e) are fair, equitable, and reasonable, and (f) are in the best interests of the Debtors, the Estates, and parties in interest. Further, the failure to implement the Debtor Release, Third-Party Release, Exculpation, and Injunction would impair the Debtors’ ability to confirm and implement the Plan.

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48.            The Debtors have satisfied the business judgment standard with respect to the propriety of the Debtor Release set forth in Article VIII.C of the Plan. The Debtor Release is a necessary and integral element of the Plan, and is fair, reasonable, and in the best interests of the Debtors, the Estates, Holders of Claims and Interests, and all of the Debtors’ stakeholders. The Debtor Release, as set forth in Article VIII.C of the Plan, is: (a) in exchange for the good and valuable consideration provided by the Released Parties, including the Released Parties’ contribution to facilitating the Restructuring Transactions and implementing the Plan; (b) a good faith settlement and compromise of the Claims released by the Debtor Release; (c) in the best interests of the Debtors and all Holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for a hearing; and (f) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the Debtor Release.

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49.            The Third-Party Release provides finality for the Debtors, the Reorganized Debtors, and the other Released Parties regarding the parties’ respective obligations under the Plan and with respect to the Reorganized Debtors. The Combined Hearing Notice sent to all parties in interest unambiguously stated that the Plan contains the Third-Party Release and specified how to object and opt out of such release. The Third-Party Release is a necessary and integral element of the Plan, and is fair, equitable, reasonable, and in the best interests of the Debtors, the Estates, and all Holders of Claims and Interests. Accordingly, the Third-Party Release, as set forth in Article VIII.D of the Plan, is: (a) consensual; (b) essential to Confirmation of the Plan; (c) given in exchange for good and valuable consideration provided by the Released Parties; (d) a good faith settlement and compromise of the Claims released by the Third-Party Release; (e) in the best interests of the Debtors and their Estates; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for a hearing; and (h) a bar to any of the Releasing Parties asserting any Claim or Cause of Action released pursuant to the Third-Party Release.

50.            The exculpation provided by Article VIII.E of the Plan for the benefit of the Exculpated Parties is appropriately tailored to the circumstances of these Chapter 11 Cases.

51.            The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

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52.            The injunction provision set forth in Article VIII.F of the Plan is necessary to implement, preserve, and enforce the Debtors’ discharge, the Debtor Release, the Third-Party Release, and the exculpation, and is narrowly tailored to achieve this purpose.

53.            The provisions regarding the preservation of Causes of Action in the Plan (including Article IV.R), including the Plan Supplement, are appropriate, fair, equitable, and reasonable, and are in the best interests of the Debtors, the Estates, and Holders of Claims and Interests.

54.            The Release of Liens described in Article VIII.B of the Plan is necessary to implement the Plan. The provisions of the Release of Liens are appropriate, fair, equitable, and reasonable and are in the best interests of the Debtors, the Estates, and Holders of Claims and Interests.

55.            For the avoidance of doubt, pursuant to Bankruptcy Rule 3020(c)(1), the following provisions in the Plan are hereby approved and will be effective immediately on the Effective Date without further order or action by the Bankruptcy Court, any of the parties to such release, or any other Entity: (a) the Debtor Release, (b) the Third-Party Release, (c) the Exculpation, and (d) the Injunction.

56.            The discharge, release, injunction, exculpation, and related provisions set forth in Article VIII of the Plan are hereby approved and authorized in their entirety.

XXIII.	Cancellation of Existing Agreements, Notes, and Equity Interests and Release of Liens.

57.            The cancellation of existing agreements, notes, and equity interests described in Article IV.G of the Plan (subject to the limitations set forth therein) and the release and discharge of mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates described in Article VIII.B of the Plan, are necessary to implement the Plan and are hereby approved. Such provisions are appropriate, fair, equitable, and reasonable, and are in the best interests of the Debtors, the Estates, and Holders of Claims and Interests.

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58.            Holders of mortgages, deeds of trust, Liens, pledges, or other security interests released pursuant to Article VIII.B of the Plan shall execute such documents and take any and all other steps as may be reasonably requested by the Debtors or the Reorganized Debtors, as applicable, to reflect or effectuate such releases, and all of the right, title, and interest of any Holders of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the applicable Reorganized Debtor and its successors and assigns.

XXIV.	Restructuring Transactions.

59.            On or before the Effective Date, the applicable Debtors or the Reorganized Debtors shall enter into and shall take any actions as may be necessary or appropriate to effect the Restructuring Transactions, as set forth in the Restructuring Steps Memorandum and may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan that are consistent with and pursuant to the terms and conditions of the Plan and the Restructuring Support Agreement, which may include, as applicable: (a) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan and the Restructuring Support Agreement, and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Entities may agree, including the documents constituting the Plan Supplement; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and the Restructuring Support Agreement, and having other terms for which the applicable Entities may agree; (c) the execution, delivery, and filing, if applicable, of appropriate certificates or articles of incorporation, formation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable law; (d) the execution, filing, and delivery, as applicable, of the New Organizational Documents (including the New Stockholders Agreement); (e) the authorization, issuance, distribution, reservation, or dilution, as applicable, of the New Common Stock, as set forth herein and in the Plan; (f)  the execution and delivery of the New Warrant Agreement; (g) the execution and delivery of the Takeback Exit Documents; (h) the execution and delivery of the New RCF Documents; (i) the return to the applicable L/C issuer of all undrawn Existing Letters of Credit or the cash collateralization of such Existing Letters of Credit, if applicable; and (j) all other actions that the applicable Entities determine to be necessary, including making filings or recordings that may be required by applicable law in connection with the Plan.

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XXV.	Vesting of Assets in the Reorganized Debtors.

60.            Except as otherwise provided in the Confirmation Order, the Plan, or any agreement, instrument, or other document incorporated in, or entered into in connection with or pursuant to, the Plan or Plan Supplement, on the Effective Date, all property in each Estate, all Causes of Action (other than Causes of Action released under the Plan), and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. For the avoidance of doubt, no Reorganized Debtor shall be treated as being liable on any Claim that is discharged pursuant to the Plan.

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XXVI.	Statutory Committee and Cessation of Fees and Expense Payment.

61.           On the Effective Date, the Committee shall dissolve automatically, and the members thereof (solely in their capacities as Committee members) and the Committee Professionals shall be released, exculpated, and discharged from all their duties relating to the Chapter 11 Cases, except with respect to (i) any applications to retain a Professional, applications for Professional Fee Claims, and Committee member expense reimbursement claims, including preparing and prosecuting the foregoing, objecting to same, defending same and attending any hearing with respect to same; and (ii) any motions or other actions seeking enforcement or implementation of the provisions of the Plan or the Confirmation Order. The Reorganized Debtors shall no longer be responsible for paying any fees or expenses incurred by the members or the Professionals to the Committee or any other statutory committee after the Effective Date. For the avoidance of doubt, the fees and expenses incurred by the Committee Professionals in preparing and prosecuting, any retention applications either prior to or after the Effective Date and associated with such Committee Professionals’ fees incurred through the Effective Date, will be paid to the extent Allowed in connection with any fee applications approved by the Bankruptcy Court with respect to such Committee Professionals.

XXVII.	Professional Fee Escrow Account.

62.           No later than the Effective Date, the Debtors shall establish and fund the Professional Escrow Account with Cash equal to the Professional Fee Amount. The Professional Escrow Account shall be maintained in trust solely for the Professionals until all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full pursuant to one or more Final Orders. Such funds shall not be considered property of the Estates, the Debtors, or the Reorganized Debtors in any way.

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63.            The amount of Allowed Professional Fee Claims shall be paid in Cash to the Professionals by the Reorganized Debtors from the Professional Escrow Account as soon as reasonably practicable after such Professional Fee Claims are Allowed; provided that the Debtors’ and the Reorganized Debtors’ obligations to pay Allowed Professional Fee Claims shall not be limited nor be deemed limited to funds held in the Professional Escrow Account. When such Allowed Professional Fee Claims have been paid in full, any remaining amount in the Professional Escrow Account shall promptly be transferred to the Reorganized Debtors without any further notice to or action, order, or approval of the Bankruptcy Court.

XXVIII.	Waiver of Section 341(a) Meeting and Certain Filings and Reporting.

64.            Subject to the occurrence of the Effective Date on or before July 16, 2023, the following are hereby permanently waived: (a) the requirement that the U.S. Trustee convene a meeting of creditors or equity holders pursuant to section 341(a) of the Bankruptcy Code; (b) the requirements that the Debtors file Schedules, SOFAs, and 2015.3 Reports (each as defined in the Scheduling Motion); and (c) any other requirement under section 521 of the Bankruptcy Code or Bankruptcy Rule 1007 obligating the Debtors to file any list, schedule, or statement with the Bankruptcy Court or U.S. Trustee as to any such list, schedule, or statement not filed as of the entry of this Confirmation Order.

65.            The Reorganized Debtors shall timely file all required monthly operating reports and post-confirmation quarterly reports in a form prescribed by the U.S. Trustee until the Chapter 11 Cases are converted, dismissed, or closed, whichever occurs first.

XXIX.	Authorization to Consummate.

66.            The Debtors are authorized to consummate the Plan in accordance with its terms at any time after the entry of this Confirmation Order, subject to the satisfaction or waiver of the conditions precedent in Article IX of the Plan. The Debtors or Reorganized Debtors, as applicable, including their officers, managers, and directors (including the members of the New Board, as applicable), are hereby immediately authorized, without further application to or order of the Bankruptcy Court, to enter into and effectuate the Restructuring Transactions and to take any and all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan and the Restructuring Transactions to the extent consistent with the Plan (including the consent rights therein) and the Restructuring Support Agreement (subject to the applicable consent and consultation rights set forth therein). To the extent not approved by the Bankruptcy Court previously, entry of this Confirmation Order shall be deemed approval of the Restructuring Transactions (including each of the transactions and related agreements contemplated thereby), and all actions to be taken, undertakings to be made, and obligations to be incurred and fees and expenses to be paid by the Debtors or the Reorganized Debtors, as applicable, in connection therewith are hereby effective and authorized to be taken.

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XXX.	Directors and Officers of the Reorganized Debtors.

67.           In accordance with Article IV.L of the Plan, on the Effective Date, the term of each of the current members of the boards of directors of LCI shall expire, such current directors shall be deemed to have resigned, and all of the directors for the initial term of the New Board shall be appointed.

XXXI.	Post-Confirmation Modifications.

68.           Without the need for further order or authorization of the Bankruptcy Court, the Debtors or the Reorganized Debtors, as applicable, are authorized and empowered to make any and all modifications to any and all documents that are necessary to effectuate the Plan that do not materially modify the terms of such documents and are consistent with the Plan and the Restructuring Support Agreement (subject to the applicable consent and consultation rights set forth therein).

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XXXII.	Substantial Consummation.

69.           On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127 of the Bankruptcy Code.

XXXIII.	Immediate Binding Effect; Waiver of Stay.

70.           Subject to Article IX.A of the Plan and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062, or otherwise, upon the occurrence of the Effective Date, the terms of the Plan (including, for the avoidance of doubt, the documents and instruments contained in the Plan Supplement) shall be immediately effective and enforceable to the fullest extent permitted under the Bankruptcy Code and applicable nonbankruptcy law.

71.           For good cause shown, the requirements under Bankruptcy Rule 3020(e) that an order confirming a plan is stayed until the expiration of 14 days after entry of the order are waived. This Confirmation Order shall be effective and enforceable immediately upon its entry by the Bankruptcy Court and shall not be stayed pursuant to the Bankruptcy Code, Bankruptcy Rules 3020(e), 6004(h), 6006(d), or 7062, or otherwise.

XXXIV.	Disclosure of Facts.

72.           The Debtors have disclosed all material facts regarding the Plan, the Plan Supplement, and the adoption, execution, and implementation of the other matters provided for under the Plan involving action to be taken by or required of the Debtors.

XXXV.	Certain Government Matters.

73.           Notwithstanding any provision in the Plan, the Plan Supplement, the Disclosure Statement, the Confirmation Order, any Takeback Exit Documents, any bar date notice or Claim objection, or any agreements or documents relating to the foregoing, including, without limitation, any other order of the Bankruptcy Court (including, without limitation, any provision of the foregoing that purports to be preemptory or supervening, grants an injunction, discharge, or release, or requires a party to opt out of any releases) (collectively, for purposes of this section, the “Plan Documents”):

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a.	Nothing discharges or releases the Debtors, the Reorganized Debtors, or any non-debtor from any right, claim, liability, defense or Cause of Action of the United States or any State, or impairs the ability of the United States or any State to pursue any right, claim, liability, defense, or Cause of Action against any Debtor, Reorganized Debtor or non-debtor. Contracts, purchase orders, agreements, leases, covenants, guaranties, indemnifications, operating rights agreements or other interests of or with the United States or any State shall be, subject to any applicable legal or equitable rights or defenses of the Debtors or Reorganized Debtors under applicable non-bankruptcy law, paid, treated, determined and administered in the ordinary course of business as if the Debtors’ bankruptcy cases were never filed and the Debtors and Reorganized Debtors shall comply with all applicable non-bankruptcy law. All rights, claims, liabilities, defenses or Causes of Action, of or to the United States or any State shall survive the Chapter 11 Cases as if they had not been commenced and be determined in the ordinary course of business, including in the manner and by the administrative or judicial tribunals in which such rights, claims, liabilities, defenses or Causes of Action would have been resolved or adjudicated if the Chapter 11 Cases had not been commenced; provided, that nothing in the Plan Documents shall alter any legal or equitable rights or defenses of the Debtors or the Reorganized Debtors under non-bankruptcy law with respect to any such claim, liability, or cause of action. Without limiting the foregoing, for the avoidance of doubt, nothing shall: (i) require the United States or any State to file any proofs of claim or administrative expense claims in the Chapter 11 Cases for any right, claim, liability, defense, or Cause of Action; (ii) affect or impair the exercise of the United States’ or any State’s police and regulatory powers against the Debtors, the Reorganized Debtors or any non-debtor; (iii) be interpreted to set cure amounts or to require the United States or any State to novate or otherwise consent to the transfer of any federal or state contracts, purchase orders, agreements, leases, covenants, guaranties, indemnifications, operating rights agreements or other interests; (iv) affect or impair the United States’ or any State’s rights and defenses of setoff and recoupment, or ability to assert setoff or recoupment against the Debtors or the Reorganized Debtors and such rights and defenses are expressly preserved; (v) constitute an approval or consent by the United States or any State without compliance with all applicable legal requirements and approvals under non-bankruptcy law; or (vi) relieve any party from compliance with all licenses and permits issued by governmental units in accordance with non-bankruptcy law.

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74.            The Claims (such Claims, the “State Claims”) asserted by all the states and territories (collectively, the “Litigating States”) against the Debtors in certain matters (collectively, the “State Pending Litigation”)5 pending in the United States District Court for the Eastern District of Pennsylvania and asserting that the Debtors and other generic drug manufacturers combined to engage in various antitrust violations and seeking damages, equitable monetary relief, civil penalties and injunctive relief, are Class 5 (General Unsecured Claims). On the Effective Date, the State Claims asserted in the State Pending Litigation, or asserted in opting-out of private class litigation with substantially similar allegations in the Eastern District of Pennsylvania, shall be Reinstated as provided for by Class 5 of the Plan. By that Reinstatement, it is understood and agreed that the State Claims shall flow through this bankruptcy and may be fully asserted with respect to all requested remedies after the Effective Date in the State Pending Litigation without any effect from the filing of this case. The Litigating States are deemed to have opted out of the Third-Party Release contemplated by the Plan without any need for the Litigating States to submit opt-out forms or otherwise object to the Plan. For the avoidance of doubt, the Debtors reserve all rights related to the State Claims and the State Pending Litigation. Nothing herein shall be construed or deemed to have stayed, tolled and/or reinstated any statute of limitations as to any claims that were brought or could have been brought against the Debtors and/or Reorganized Debtors.

[5]	The State Pending Litigation includes: (i) In Re: Generic Pharmaceuticals Pricing Antitrust Litigation, Case No. 2:16-md-02724-CMR; (ii) State of Connecticut et al. v. Aurobindo Pharma USA, Inc. et al. Case No. 2:17-cv-03768-CMR; (iii) Connecticut et al. v. Teva Pharmaceuticals USA, Inc., Case No. 2:19-cv-02407-CMR; and (iv) Connecticut et al. v. Sandoz, Inc. et al., Case No. 2:20-cv-03539-CMR.

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75.            Notwithstanding any language to the contrary in the Disclosure Statement, Plan and/or Plan Confirmation Order, no provision of the Plan, or the Confirmation Order shall, (i) release any non-Debtor person or Entity (including any non-Debtor Released Party) from any claim or cause of action of the United States Securities and Exchange Commission (the “SEC”); or, (ii) enjoin, limit, impair, or delay the SEC from commencing or continuing any claims, causes of action, proceeding, or investigation against any non-Debtor person or Entity (including any non-Debtor Released Party) in any forum.

XXXVI.	Other Provisions.

76.            Provisions Regarding ANI Pharmaceuticals.  Nothing in the Plan or the Confirmation Order shall limit, restrict or otherwise affect the right of any ANI Pharmaceuticals, Inc. entity that is a counterparty to an executory contract with the Debtors from objecting to the assumption of its executory contract with any Debtor, in accordance with the Plan, on the basis that the Debtors have not cured any and all defaults to the extent required under section 365 of the Bankruptcy Code.

77.            Provisions Regarding Cediprof.  Notwithstanding anything to the contrary in the Plan or this Confirmation Order, nothing in the Plan or this Confirmation Order shall satisfy, discharge, release, enjoin or otherwise impact any claim(s), including any counterclaim(s), or cause(s) of action that either the Debtors or Cediprof, Inc. (“Cediprof”) has asserted or may assert against one another related to (1) that certain Agreement between Lannett Company, Inc. and Cediprof, Inc., dated as of July 3, 2019 (the “Distribution Agreement”), (2) certain Indemnification Agreement by Lannett Company. Inc. in favor of Cediprof, Inc. and Neolpharma, Inc., dated as of June 12, 2020 (the “Indemnification Agreement”) together with the Distribution Agreement, the “Cediprof Agreements”) and (3) the Arbitration Award entered in favor of Sandoz, Inc. in AAA Case No. 01-20-00010-0588 (the “Award”), which is related to the claims asserted by Cediprof against Lannett Company, Inc. under the Indemnification Agreement.

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78.            For the avoidance of doubt, nothing in the Plan or the Confirmation Order is an admission or denial that any amounts are owed by the Reorganized Debtors, the Debtors, or Lannett Company, Inc. to Cediprof under the Distribution Agreement or the claim of Cediprof under the Indemnification Agreement for the amounts imposed as profit loss damages in favor of Sandoz, Inc., under the Award. All rights and defenses of Lannett Company, Inc., the Reorganized Debtors, the Debtors, and Cediprof under non-bankruptcy and bankruptcy law to the proof of claim filed by Cediprof in these chapter 11 cases (as may be amended, modified, or supplemented from time to time) (the “Cediprof POC”) are reserved and preserved. Cediprof and the Reorganized Debtors, the Debtors, and Lannett Company, Inc. also reserve and preserve all rights and defenses each has available under the provisions of the Bankruptcy Code with respect to the Cediprof Agreements and their claims, as a Chapter 11 Debtor in Case No.: 22-03198 (MAG) filed before the United States Bankruptcy Court for the District of Puerto Rico and therefore nothing in the Plan or this Confirmation Order shall satisfy, discharge, release, enjoin or otherwise impact Cediprof’s rights and defenses as a chapter 11 debtor in those proceedings and/or the Reorganized Debtors, the Debtors, or Lannett Company, Inc.’s rights and defenses in those proceedings.

79.            Nothing in the Plan, Plan Supplement, or this Confirmation Order shall be construed as authorizing, permitting, causing or resulting in the assumption, assumption and assignment, rejection, modification or release (including with respect to any change in ownership or control provisions) of the Cediprof Agreements, which such assumption or assumption and assignment, rejection, modification, or release, if any, is subject to written consent between the Reorganized Debtors and Cediprof or, if such agreement cannot be obtained, a subsequent motion and due notice to Cediprof, with opportunity to respond, and court order; provided however that Cediprof, the Reorganized Debtors, the Debtors, and Lannett Company, Inc. are not waiving any position they may take regarding the assumption or assumption and assignment, rejection, modification, or release with respect to the Cediprof Agreements, including with respect to any any position Cediprof may take regarding the assumption or assumption and assignment, rejection, modification, or release, if any or any right it may have as a Chapter 11 Debtor in Case No.: 22-03198 (MAG) with respect to the Cediprof Agreements. Lannett Company, Inc., the Reorganized Debtors, the Debtors, and Cediprof will continue operating under the Cediprof Agreements in the ordinary course of business and are required to continue under the Cediprof Agreements until the date such agreements are deemed assumed, assumed and assigned, or rejected by either the Debtors or Cediprof in their respective chapter 11 cases. For the avoidance of doubt, the Debtors, the Reorganized Debtors, and Cediprof reserve all rights to assert the appropriate jurisdiction to resolve any issues related to the Cediprof Agreements, the Award, and the Cediprof POC.

35

80.            Provisions Regarding Convertible Notes Trustee. The Convertible Notes Trustee diligently and in good faith discharged its duties and obligations pursuant to the Convertible Notes Documents and otherwise conducted itself with respect to all matters in any way related to the Convertible Notes Claims, with the same degree of care and skill that a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.  Holders of Convertible Notes Claims have not received disparate treatment under the Plan and their treatment is consistent with the terms and conditions of the Convertible Notes Documents.  Accordingly, the Convertible Notes Trustee has discharged its duties fully and in accordance with the Convertible Notes Documents.

36

81.            Provisions Regarding EPPs. The Claims of 1199SEIU National Benefit Fund, 1199SEIU Greater New York Benefit Fund, 1199SEIU National Benefit Fund for Home Care Workers, and 1199SEIU Licensed Practical Nurses Welfare Fund, which are jointly administered health and welfare funds (together, “1199SEIU Benefit Funds”); AFSCME District Council 47 Health and Welfare Fund (“DC47 Fund”); and Sergeants Benevolent Association Health and Welfare Fund (“SBA Fund”), as class representatives on behalf the End-Payer Purchaser class plaintiffs (“EPPs”) (such Claims, the “EPP Claims”) asserted by the EPPs against the Debtors in certain matters (collectively, the “EPP Pending Litigation”)6 pending in the United States District Court for the Eastern District of Pennsylvania and asserting that the Debtors and other generic drug manufacturers combined to engage in various antitrust violations and seeking damages, equitable monetary relief, civil penalties and injunctive relief, are Class 5 (General Unsecured Claims). On the Effective Date, the EPP Claims asserted in the EPP Pending Litigation, or asserted in opting-out of private class litigation with substantially similar allegations in the Eastern District of Pennsylvania, shall be Reinstated as provided for by Class 5 of the Plan. By that Reinstatement, it is understood and agreed that the EPP Claims shall flow through this bankruptcy and may be fully asserted with respect to all requested remedies after the Effective Date in the EPP Pending Litigation without any effect from the filing of this case. The EPPs are deemed to have opted out of the Third-Party Release contemplated by the Plan without any need for the EPPs to submit opt-out forms or otherwise object to the Plan. For the avoidance of doubt, the Debtors reserve all rights related to the EPP Claims and the EPP Pending Litigation. Nothing herein shall be construed or deemed to have stayed, tolled and/or reinstated any statute of limitations as to any claims that were brought or could have been brought against the Debtors and/or Reorganized Debtors.

[6]	The EPP Pending Litigation Includes: (i) 1199SEIU National Benefit Fund et al. v. Actavis HoldCo US, Inc. et al., Case No. 2:18-Cv-02401-CMR; (ii) National Benefit Fund et al. v. Actavis HoldCo US, Inc. et al., Case No. 2:19-Cv-06011-CMR; (iii) In re: Baclofen Cases (End-Payor), Case No. 2:16-BC-27242-CMR; (iv) In re: Digoxin Cases (End-Payor), Case No. 2:16-DG-27242-CMR; (v) In re: Levothyroxine Cases (End-Payor), Case No. 2:16-LV-27242-CMR; and (vi) In re: Ursodiol Cases (End-Payor), Case No. 2:16-UR-27242-CMR.

37

82.            Provisions Regarding Hartford Fire Insurance Company. Notwithstanding anything to the contrary in the Plan Documents, nothing in the Plan Documents shall in any way prime, discharge, impair, modify, or subordinate the rights of Hartford Fire Insurance Company, and/or its past, present, or future affiliated sureties (each as surety in their role as an issuer of bonds and/or related products, individually and collectively referred to herein as the “Surety”) including, without limitation, as to:  (a) any indemnity or collateral obligations relating to bonds or related instruments issued and/or executed on behalf of or at the request of any of the Debtors, Reorganized Debtors and/or their non-Debtor affiliates that were, are or hereby are assumed as part of the Chapter 11 Cases (each such bond, surety guaranties or surety-related products, a “Bond”, and, collectively, the “Bonds”); (b) any funds the Surety is holding and/or that are being held for or for the benefit of the Surety presently or in the future, whether in trust, as security, or otherwise, including any proceeds due or to become due to any of the Debtors or their non-Debtor affiliates in relation to contracts or obligations for which the Surety has issued or may in the future issue any bond or related instrument, including any Bond; (c) any substitutions or replacements of said funds including accretions to and interest earned on said funds; (d) any collateral or letter of credit, related to any indemnity, collateral trust, Bond, arrangement, contract or other agreements between or involving the Surety and any of the Debtors, the Reorganized Debtors and/or their non-Debtor affiliates or predecessors which were, are or hereby are assumed as part of the Chapter 11 Cases; or (e) any rights, remedies and/or defenses the Surety may now or in the future have with respect to any and all Bonds and/or related instruments issued and/or executed by the Surety on behalf of any of the Debtors and/or their non-Debtor affiliates; (f) current or future setoff and/or recoupment rights and/or the lien rights and/or trust fund claims of the Surety or any party to whose rights the Surety has or may be subrogated, and/or any existing or future subrogation or other common law rights of the Surety; and (g) the Debtors’ and/or the Reorganized Debtors’ assumption of any indemnity agreement related to any of the Bonds (collectively, the “Indemnity Agreement”), which include, without limitation, the General Indemnity Agreement executed by Lannett Company, Inc. on or about November 10, 2022, together with any amendment(s) thereto, which Indemnity Agreement and the Bonds are hereby assumed.

38

83.            In addition, notwithstanding anything in the Plan Documents to the contrary, the rights, claims, and defenses of the Debtors, Reorganized Debtors and of the Surety and/or any obligee on and/or beneficiary or current or future claimant under any Bond (“Bond Obligee(s)”), including, but not limited to, the Surety’s and/or its Bond Obligee(s)’ rights under any properly perfected lien and/or claims and/or claim for equitable rights of subrogation, and rights of the Debtors, the Reorganized Debtors and of any successors in interest to any of the Debtors, Reorganized Debtors and any creditors, to object to any such liens, claims, and/or equitable subrogation and other rights, are fully preserved, and the Surety and/or its related parties shall not be required to file an administrative proof of claim, request for payment, objection to cure amount, or fee application to protect any such claims.

84.            Nothing in the Plan Documents is an admission by the Surety or the Debtors/Reorganized Debtors, or a determination by the Court, regarding any claims under any Bonds, and the Surety and the Debtors/Reorganized Debtors (on behalf of themselves and their successors and creditors) reserve any and all rights, remedies, and defenses in connection therewith.  For the avoidance of doubt, Article IV.G (Cancellation of Existing Securities and Agreements), Article VII.D (Estimation of Claims), Article VI.M (Claims Paid or Payable by Third Parties), Article VII.E (Adjustment to Claims or Interests Without Objection), and Article VIII.F (Injunction) of the Plan shall not apply to the Surety or any beneficiary and/or current or future claimants under any of the Bonds, including but not limited to, the Bond Obligee(s), or the claims of the Surety or any beneficiary and/or current or future claimant under any of the Bonds, including, but not limited to, the Bond Obligee(s). To the extent that the Surety pays any Claim of a third-party on account of its obligations as surety and subrogates to such claim, such claim shall not be disallowed or effected pursuant to any provision of the Plan or Confirmation Order, and all of the rights, claims, liens, and security interests, including setoff or recoupment claims of any party to whom Surety is or may be subrogated, shall survive with equal force as the liens and/or claims of Surety as provided above.  Further, notwithstanding Article IV.R (Preservation of Causes of Action) of the Plan, the Debtors shall not assert Preference Actions as counterclaims or defenses to the claims of any beneficiary and/or current or future claimant under any of the Bonds, including, but not limited to, the Bond Obligees. Nothing herein shall limit the Surety from cancelling, terminating, not renewing and/or refusing to increase the amount of any bonds, including the Bonds, to the extent consistent with the terms of such bonds and the Bankruptcy Code, and nothing herein shall require the Surety to issue new bonds or similar or related instruments.

39

85.            Consistent with certain joint and several obligations under the Indemnity Agreement, which is being assumed by the Reorganized Debtors, the Debtors and/or Reorganized Debtors shall reimburse the Surety for any and/all fees and costs, including attorneys’ fees, incurred or to be incurred by the Surety with regard to this matter and the suretyship through and after the Effective Date, which have not been previously reimbursed, in the ordinary course of business, without the need of Surety filing a fee application or request for payment of administrative claim.

40

86.            Upon the reasonable request of the Surety, the Reorganized Debtors will undertake to execute a post-Effective Date indemnity agreement with the Surety, in accordance with the terms of the Bonds, which will be substantially similar to the Indemnity Agreement.

87.            Notwithstanding any provision in the Plan Documents, upon reasonable request and to the extent contemplated under the Indemnity Agreement or other agreement with the Debtors or the Reorganized Debtors, as applicable, and the Surety, the Surety shall have access to the specific portions of any and all books and records held by the Debtors and/or Reorganized Debtors relating to the Surety’s Bonds, and the Surety shall receive no less than thirty (30) days’ written notice by the entity holding such books and records prior to destruction or abandonment of any such books and records. Without limitation to any other rights of the Surety, if a claim or claims are asserted against any Bond(s) and/or related instruments, then the Surety shall be granted access to, and may make copies of, the specific portions of any books and records related to such Bonds upon the Surety’s request.

88.            Provisions Regarding HEC. On the Effective Date, the Reorganized Debtors shall assume, including but not limited to, the following agreements, including any amendments, as applicable: (i) that certain Collaboration and License Agreement by and among North & South Brother Pharmacy Investment Co., Ltd., HEC Group Pty Ltd., and LCI, effective November 21, 2019; (ii) that certain Assignment Assumption Agreement with Novation by and among North & South Brother Pharmacy Investment Co., Ltd., HEC Group Pty Ltd., Sunshine Lake Pharma Co., Ltd., and LCI, effective October 17, 2022; (iii) that certain Amendment No. 1 to the Collaboration and License Agreement by and among Yichang HEC Changjiang Pharmaceutical Co., Ltd., Sunshine Lake Pharma Co., Ltd., and LCI, effective October 27, 2022; (iv) that certain Amendment No. 2 to the Collaboration and License Agreement by and among North & South Brother Pharmacy Investment Co., Ltd., HEC Group Pty Ltd. Sunshine Lake Pharma Co., Ltd., and LCI, effective as of June 6, 2023; (v) that certain Supply Agreement by and among North & South Brother Pharmacy Investment Co., Ltd., HEC Group Pty Ltd., and LCI, effective November 21, 2019; (vi) that certain First Amendment to the Supply Agreement between Sunshine Lake Pharma Co., Ltd. and LCI, effective June 6, 2023; (vii) that certain Collaboration and License Agreement between Sunshine Lake Pharma Co., Ltd. and LCI, effective February 5, 2021; (viii) that certain Amendment No. 1 to the Collaboration and License Agreement between Sunshine Lake Pharma Co., Ltd. And LCI, effective June 29, 2022; (ix) that certain Supply Agreement between Sunshine Lake Pharma Co. Ltd. and LCI, effective as of February 5, 2021; and (x) that certain First Amendment to the Supply Agreement between Sunshine Lake Pharma Co., Ltd. and LCI, effective as of June 6, 2023.

41

89.            Provisions Regarding Pharmaceutics International.  Notwithstanding anything to the contrary in the Plan or this Confirmation Order, nothing in the Plan or this Confirmation Order shall satisfy, discharge, release, enjoin or otherwise impact any claim(s), including any counterclaim(s), or cause(s) of action that either the Debtors or Pharmaceutics International, Inc. has asserted or may assert against any party in the pending litigation styled Lannett Company, Inc. v. Pharmaceutics International, Inc., C.A. No. N22C-06-192 EMD CCLD (Del. Super. Ct.).

90.            Provisions Regarding Veranova. Notwithstanding anything contained in the Plan or this Order, the “Agreements” defined in the Veranova Objection7 shall only be deemed assumed effective upon Veranova’s receipt of $1,837,042.80, which represents the prepetition amounts owed to Veranova relating to invoices US01-000117 for $1,254,147.60, US01-000131 for $102,895.20, and US01-000133 for $480,000.00, invoices issued under the Agreements. Any other obligations between the parties, including but not limited to obligations under the Agreements, and including but not limited to contingent or unliquidated claims or rights relating to indemnification or contribution, shall be unimpaired by the assumption of the Agreements pursuant to this paragraph, and nothing in this paragraph shall constitute a determination or prejudice any party’s rights as to such other claims, rights, or obligations or in any way discharge, impair, or modify any rights, remedies, or defenses of the parties under the Agreements, including any counterclaims, causes of action, or setoff or recoupment rights. The Debtors and Veranova will continue operating under the Agreements in the ordinary course of business and are required to continue under the Agreements until the date such agreements are deemed assumed, assumed and assigned, or rejected. To the extent that the Plan, any supplement to the Plan, or other portions of this Order conflict with this paragraph relating to the Agreements or the rights, claims, and obligations between Veranova and the Debtors, this paragraph controls. The Veranova Objection is hereby deemed resolved.

[7]	On June 1, 2023, Veranova, L.P. (“Veranova”) filed Veranova, L.P.’s Limited Objection to the Debtors’ Joint Prepackaged Chapter 11 Plan of Reorganization [Docket No. 172] (the “Veranova Objection”). Capitalized terms in this paragraph not defined in this paragraph shall have the meaning ascribed to them in the Veranova Objection.

42

XXXVII.	Headings; References to and Omissions of Plan Provisions.

91.            Headings utilized herein are for convenience and reference only, and do not constitute a part of the Plan or this Confirmation Order for any other purpose.

92.            References to articles, sections, and provisions of the Plan are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan. The failure to specifically include or to refer to any particular article, section, or provision of the Plan in this Confirmation Order shall not diminish or impair the effectiveness of such article, section, or provision, it being the intent of the Bankruptcy Court that the Plan be confirmed in its entirety, except as expressly modified herein, and incorporated herein by this reference.

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XXXVIII.	Effect of Conflict.

93.            This Confirmation Order supersedes any Bankruptcy Court order issued prior to the Confirmation Date that may be inconsistent with this Confirmation Order. If there is any inconsistency between the terms of the Plan and the terms of this Confirmation Order, the terms of this Confirmation Order shall govern and control.

XXXIX.	Final Order.

94.            This Confirmation Order is a final order and the period in which an appeal must be filed will commence upon entry of this Confirmation Order.

XL.	Retention of Jurisdiction.

95.            The Bankruptcy Court may properly, and upon the Effective Date, to the full extent set forth in the Plan and otherwise consistent with applicable law and subject to the terms of applicable Plan Supplement documents, shall, retain jurisdiction over all matters arising out of, and related to, these Chapter 11 Cases, including (to the extent consistent with applicable law) the matters set forth in Article XII of the Plan and section 1142 of the Bankruptcy Code.

/s/ J. Kate Stickles
Dated: June 8th, 2023	J. KATE STICKLES
Wilmington, Delaware	UNITED STATES BANKRUPTCY JUDGE

44

Exhibit A

Plan

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
)
LANNETT COMPANY, INC., et al.,[1]	)	Case No. 23-10559 (JKS)
)
Debtors.	)	(Jointly Administered)
)

AMENDED JOINT PREPACKAGED CHAPTER 11 PLAN

OF REORGANIZATION OF LANNETT COMPANY, INC. AND ITS DEBTOR AFFILIATES

THIS CHAPTER 11 PLAN IS BEING SUBMITTED TO THE BANKRUPTCY COURT FOR APPROVAL FOLLOWING SOLICITATION.

Howard A. Cohen (DE Bar No. 4082) Stephanie J. Slater (DE Bar No. 6922) FOX ROTHSCHILD LLP		Nicole L. Greenblatt, P.C. (admitted pro hac vice) Aaron Marks, P.C. (admitted pro hac vice) Elizabeth H. Jones (admitted pro hac vice)
919 North Market Street		KIRKLAND & ELLIS LLP
Wilmington, Delaware 19899		KIRKLAND & ELLIS INTERNATIONAL LLP
Telephone:	(302) 654-7444	601 Lexington Avenue
Facsimile:	(302) 656-8920	New York, New York 10022
Email:	hcohen@foxrothschild.com	Telephone:	(212) 446-4800
	sslater@foxrothschild.com	Facsimile:	(212) 446-4900
		Email:	nicole.greenblatt@kirkland.com aaron.marks@kirkland.com elizabeth.jones@kirkland.com

-and-

Proposed Co-Counsel for the Debtors and Debtors in Possession		Joshua M. Altman (admitted pro hac vice)
KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS INTERNATIONAL LLP
300 North LaSalle Street
Chicago, Illinois 60654
		Telephone:	(312) 862-2000
		Facsimile:	(312) 862-2200
		Email:	josh.altman@kirkland.com

Proposed Co-Counsel for the Debtors and Debtors in Possession

Dated: June 5, 2023

[1]	The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are: Lannett Company, Inc. (7699); Silarx Pharmaceuticals, Inc. (1798); Cody Laboratories, Inc.; (1425); and Kremers Urban Pharmaceuticals Inc. (0780). The location of the Debtors’ service address is: 1150 Northbrook Drive, Suite 155, Trevose, Pennsylvania 19053.

TABLE OF CONTENTS

Article I. DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, and governing law		1
A.	Defined Terms	1
B.	Rules of Interpretation	13
C.	Computation of Time	14
D.	Governing Law	14
E.	Reference to Monetary Figures	14
F.	Reference to the Debtors or the Reorganized Debtors	14
G.	Controlling Document	14
H.	Consultation, Information, Notice, and Consent Rights	14

Article II. ADMINISTRATIVE CLAIMS AND PRIORITY CLAIMS		15
A.	Administrative Claims	15
B.	Professional Fee Claims	15
C.	Priority Tax Claims	16
D.	Payment of Statutory Fees	16
E.	Payment of Certain Fees and Expenses	16

Article III. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS		17
A.	Classification of Claims and Interests	17
B.	Treatment of Claims and Interests	17
C	Special Provision Governing Unimpaired Claims	21
D.	Elimination of Vacant Classes	22
E.	Voting Record Date and Voting Deadline	22
F.	Intercompany Interests	22
G.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code	22
H.	Controversy Concerning Impairment	22
I.	Subordinated Claims and Interests	23

Article IV. MEANS FOR IMPLEMENTATION OF THE PLAN		23
A.	General Settlement of Claims and Interests	23
B.	Restructuring Transactions	23
C.	Reorganized Debtors	24
D.	Sources of Consideration for Plan Distributions	24
E.	Corporate Existence	26
F.	Vesting of Assets in the Reorganized Debtors	26
G.	Cancellation of Existing Securities and Agreements	27
H.	Corporate Action	28
I.	New Organizational Documents	28
J.	New Stockholders Agreement	29
K.	Indemnification Obligations	29
L.	Directors and Officers of the Reorganized Debtors	29
M.	Effectuating Documents; Further Transactions	29
N.	Existing Letter of Credit Cash Collateralization	29
O.	Section 1146 Exemption	30
P.	Director and Officer Liability Insurance	30
Q.	Management Incentive Plan	30
R.	Preservation of Causes of Action	31
S.	Release of Avoidance Actions	31

Article V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		32
A.	Assumption and Rejection of Executory Contracts and Unexpired Leases	32
B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases	33
C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	33

D.	Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases	34
E.	Insurance Policies	34
F.	Reservation of Rights	34
G.	Nonoccurrence of Effective Date	34
H.	Employee Compensation and Benefits	35
I.	Contracts and Leases Entered Into After the Petition Date	35

Article VI. PROVISIONS GOVERNING DISTRIBUTIONS		35
A.	Distributions on Account of Claims Allowed as of the Effective Date	35
B.	Disbursing Agent	36
C.	Rights and Powers of Disbursing Agent	36
D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions	36
E.	Manner of Payment	38
F.	Indefeasible Distributions	38
G.	Securities Law Matters	38
H.	Compliance with Tax Requirements	39
I.	Allocations	39
J.	No Postpetition Interest on Claims	39
K.	Foreign Currency Exchange Rate	39
L.	Setoffs and Recoupment	39
M.	Claims Paid or Payable by Third Parties	40

Article VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS		40
A.	Disputed Claims Process	40
B.	Allowance of Claims	41
C.	Claims Administration Responsibilities	41
D.	Estimation of Claims and Interests	41
E.	Adjustment to Claims or Interests without Objection	42
F.	Disallowance of Claims or Interests	42
G.	No Distributions Pending Allowance	42
H.	Distributions After Allowance	42

Article VIII. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		42
A.	Discharge of Claims and Termination of Interests	42
B.	Release of Liens	43
C.	Releases by the Debtors	43
D.	Releases by the Releasing Parties	44
E.	Exculpation	45
F.	Injunction	45
G.	Protections Against Discriminatory Treatment	46
H.	Document Retention	46
I.	Reimbursement or Contribution	46

Article IX. CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN		46
A.	Conditions Precedent to the Effective Date	46
B.	Waiver of Conditions	47
C.	Effect of Failure of Conditions	48
D.	Substantial Consummation	48

Article X. EFFECT OF CONFIRMATION OF THE PLAN		48
A.	Jurisdiction and Venue	48
B.	Voting Report	48
C.	Judicial Notice	48
D.	Transmittal and Mailing of Materials; Notice	48
E.	Solicitation	49

iii

F.	Burden of Proof	49
G.	Bankruptcy Rule 3016(a) Compliance	49
H.	Securities Under the Plan	49
I.	Releases and Discharges	49
J.	Release and Retention of Causes of Action	50
K.	Approval of Restructuring Support Agreement and Other Restructuring Documents and Agreements	50
L.	Confirmation Hearing Exhibits	50
M.	Objections to Confirmation of the Plan	50
N.	Retention of Jurisdiction	50
O.	Plan Supplement	50

Article XI. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		50
A.	Modification and Amendments	50
B.	Effect of Confirmation on Modifications	51
C.	Revocation or Withdrawal of Plan	51

Article XII. RETENTION OF JURISDICTION		51

Article XIII. MISCELLANEOUS PROVISIONS		53
A.	Immediate Binding Effect	53
B.	Additional Documents	53
C.	Statutory Committee and Cessation of Fee and Expense Payment	53
D.	Reservation of Rights	53
E.	Successors and Assigns	54
F.	Notices	54
G.	Term of Injunctions or Stays	55
H.	Entire Agreement	55
I.	Plan Supplement	55
J.	Nonseverability of Plan Provisions	56
K.	Votes Solicited in Good Faith	56
L.	Closing of Chapter 11 Cases	56
M.	Waiver or Estoppel	56

iv

INTRODUCTION

Lannett Company, Inc. (“LCI”) and the other above-captioned debtors and debtors in possession (collectively, the “Debtors”) propose this joint prepackaged chapter 11 plan of reorganization (as may be altered, amended, modified, or supplemented from time to time in accordance with its terms and the Restructuring Support Agreement (as defined below), this “Plan”) for the resolution of the outstanding Claims against, and Interests in, the Debtors. Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor for the resolution of outstanding Claims and Interests pursuant to the Bankruptcy Code. The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code.

Reference is made to the accompanying Disclosure Statement for the Joint Prepackaged Chapter 11 Plan of Reorganization of Lannett Company, Inc. and Its Debtor Affiliates. Holders of Claims against or Interests in the Debtors may refer to the Disclosure Statement for a discussion on the Debtors’ history, business, properties and operations, valuation, projections, risk factors, a summary and analysis of the Plan and the transactions contemplated thereby, and certain related matters.

ALL HOLDERS OF CLAIMS, TO THE EXTENT APPLICABLE, ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

Article I.
DEFINED TERMS, RULES OF INTERPRETATION,
COMPUTATION OF TIME, and governing law

A.	Defined Terms.

As used in this Plan, capitalized terms have the meanings set forth below.

1.            “Administrative Claim” means a Claim against any of the Debtors arising on or after the Petition Date and before the Effective Date for a cost or expense of administration of the Chapter 11 Cases pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses of preserving the Estates and operating the businesses of the Debtors incurred on or after the Petition Date and through the Effective Date; (b) the Allowed Professional Fee Claims; and (c) all fees and charges assessed against the Estates under chapter 123 of the Judicial Code.

2.            “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code. With respect to each Entity that is not a Debtor, the term “Affiliate” shall apply to such Entity as if the Entity were a Debtor.

3.            “Agent” means any administrative agent, collateral agent, trustee or similar Entity under the First Lien Indenture or the Second Lien Term Loan Agreement, including any successors thereto.

4.            “Allowed” means, with respect to a Claim or Interest, any Claim or Interest (or portion thereof) against any Debtor that: (a) is deemed allowed under the Bankruptcy Code; (b) is allowed, compromised, settled, or otherwise resolved pursuant to the terms of the Plan, in any stipulation that is approved by a Final Order of the Bankruptcy Court, or pursuant to any contract, instrument, indenture, or other agreement entered into or assumed in connection herewith; or (c) has been allowed by a Final Order of the Bankruptcy Court. For the avoidance of doubt, any Claim or Interest (or portion thereof), that has been disallowed pursuant to a Final Order shall not be an “Allowed” Claim. Except as otherwise specified in the Plan or any Final Order, the amount of an Allowed Claim shall not include interest or other charges on such Claim from and after the Petition Date.

5.            “Avoidance Actions” means any and all actual or potential avoidance, recovery, subordination, or other Claims, Causes of Action, or remedies that may be brought by or on behalf of the Debtors or their Estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including Claims, Causes of Action, or remedies arising under chapter 5 of the Bankruptcy Code or under similar or related local, state, federal, or foreign statutes or common law, including fraudulent transfer laws.

6.              “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended from time to time.

7.              “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware presiding over the Chapter 11 Cases, or any other court having jurisdiction over the Chapter 11 Cases, including, to the extent of the withdrawal of reference under 28 U.S.C. § 157 and/or the General Order of the District Court pursuant to section 151 of the Judicial Code, the United States District Court for the District of Delaware.

8.              “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court, each, as amended from time to time.

9.              “Base Intercreditor Agreement” means that certain Base Intercreditor Agreement, dated as of December 7, 2020, by and among the Second Lien Agent and Wells Fargo Bank, National Association as administrative agent and collateral agent under the Revolving Credit Facility, which governs, among other things, the respective rights, interests, obligations, priority, and positions of the Term Loan Secured Parties and the ABL Secured Parties (each as defined in the Base Creditor Agreement) with respect to the assets and properties of the Debtors and other obligors.

10.           “Beachpoint Stakeholders” means those Consenting Stakeholders that are Affiliates of Beach Point Capital Management LP.

11.           “Brigade Stakeholders” means those Consenting Stakeholders that are Affiliates of Brigade Capital Management.

12.           “Business Day” means any day other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)), or other day on which commercial banks in the State of Delaware or the State of New York are closed for business as a result of federal, state, or local holiday.

13.           “Cash” means cash in legal tender of the United States of America and cash equivalents, including bank deposits, checks, and other similar items.

14.           “Cash Collateral Orders” means, collectively, the interim order and final order, as applicable, of the Bankruptcy Court authorizing the Debtors to, among other things, use cash collateral (as defined in section 363(a) of the Bankruptcy Code).

15.           “Cashflow Intercreditor Agreement” means that certain Cash Flow Intercreditor Agreement, dated as of April 22, 2021 by and among the applicable Agents (as amended, restated, or otherwise modified from time to time), which governs, among other things, the respective rights, interests, obligations, priority, and positions of the Holders of First Lien Senior Secured Notes Claims and the Holders of Second Lien Term Loan Claims with respect to the assets and properties of the Debtors and other obligors.

16.           “Causes of Action” means any claims, interests, damages, remedies, causes of action, demands, rights, actions, controversies, proceedings, agreements, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, Liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, whether arising before, on, or after the Petition Date, in contract, tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law or in equity; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any avoidance actions arising under chapter 5 of the Bankruptcy Code or under similar local, state, federal, or foreign statutes and common law, including fraudulent transfer laws.

17.           “CEO STI Side Letter Agreement” means that certain side letter agreement dated as of April 30, 2023 by and among LCI and Tim Crew attached to the Restructuring Term Sheet as Annex 2.

18.           “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all the Debtors, the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court.

19.           “Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code.

20.           “Claims Register” means the official register of Claims maintained by the Solicitation Agent or the clerk of the Bankruptcy Court.

21.           “Class” means a class of Claims or Interests as set forth in Article III of the Plan pursuant to section 1122(a) of the Bankruptcy Code.

22.           “CM/ECF” means the Bankruptcy Court’s Case Management and Electronic Case Filing system.

23.           “Combined Scheduling Order” means the order entered by the Bankruptcy Court scheduling a combined hearing on the Disclosure Statement and confirmation of the Plan, among other things.

24.           “Committee” means the official committee of unsecured creditors of the Debtors appointed by the U.S. Trustee on May 19, 2023 [Docket No. 92] in the Chapter 11 Cases, the membership of which may be reconstituted from time to time by the U.S. Trustee.

25.           “Company Parties” means, collectively, Lannett Company, Inc., a company incorporated under the Laws of Delaware, Kremers Urban Pharmaceuticals, Inc., a company incorporated under the Laws of Indiana, Cody Laboratories, Inc., a company incorporated under the Laws of Wyoming, and Silarx Pharmaceuticals, Inc., a company incorporated under the Laws of New York, each in its capacity as a party to the Restructuring Support Agreement.

26.           “Compensation and Benefits Programs” means all employment and severance agreements and policies, and all employment, wages, compensation, and benefit plans and policies, workers’ compensation programs, savings plans, retirement plans, deferred compensation plans, supplemental executive retirement plans, healthcare plans, disability plans, severance benefit plans, incentive and retention plans, programs, and payments, life and accidental death and dismemberment insurance plans and programs of the Debtors, and all amendments and modifications thereto (including any amendments entered into in connection with the Restructuring Support Agreement), applicable to the Debtors’ employees, former employees, retirees, and non-employee directors and managers, in each case existing with the Debtors as of immediately prior to the Effective Date.

27.           “Confirmation” means the Bankruptcy Court’s entry of the Confirmation Order on the docket of the Chapter 11 Cases.

28.           “Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

29.           “Confirmation Hearing” means the hearing(s) before the Bankruptcy Court under section 1128 of the Bankruptcy Code to consider Confirmation of the Plan and approval of the Disclosure Statement and Solicitation Materials, as such hearing(s) may be adjourned or continued from time to time.

30.           “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code, and approving the Disclosure Statement and the Solicitation Materials, which order shall be in form and substance acceptable to the Debtors and the Required Consenting Stakeholders.

31.           “Consenting First Lien Noteholders” means holders of, or investment advisors, sub-advisors, or managers of funds or accounts that hold, First Lien Senior Secured Note Claims, solely in their capacity as such, that have executed and delivered counterpart signature pages to the Restructuring Support Agreement, a Joinder, or a Transfer Agreement to counsel to the Debtors.

32.           “Consenting Second Lien Term Lenders” means holders of, or investment advisors, sub-advisors, or managers of funds or accounts that hold, Second Lien Term Loan Claims, solely in their capacity as such, that have executed and delivered counterpart signature pages to the Restructuring Support Agreement, a Joinder, or a Transfer Agreement to counsel to the Debtors.

33.           “Consenting Stakeholders” means, collectively, the Consenting First Lien Noteholders and the Consenting Second Lien Term Lenders.

34.           “Consummation” means the occurrence of the Effective Date.

35.           “Convertible Noteholder New Warrant Recovery” means an allocation of the New Warrants to purchase 1.25% of the New Common Stock (subject to dilution by the Management Incentive Plan), subject to the terms of the New Warrants.

36.           “Convertible Notes” means the notes outstanding under the Convertible Notes Indenture.

37.           “Convertible Notes Claims” means any Claim against any Debtor derived from, based upon, or arising under the Convertible Notes, including the Convertible Notes Trustee Fees.

38.           “Convertible Notes Documents” means the Convertible Notes Indenture and all related agreements and documents, including, without limitation, any agreements executed by any of the Debtors or their Affiliates in connection with the Convertible Notes Indentures.

39.           “Convertible Notes Indenture” means that certain Indenture, by and among LCI, the lenders from time to time party thereto, and Wilmington Trust National Association, as trustee, dated as of September 27, 2019 (as further amended, supplemented, amended and restated, or otherwise modified from time to time.

40.           “Convertible Notes Trustee” means Wilmington Trust National Association, and any successors thereto, in its capacity as trustee of the Convertible Notes Indenture.

41.           “Convertible Notes Trustee Charging Lien” means any Lien or other priority of payment to which the Convertible Notes Trustee is entitled under the Convertible Notes Indenture and/or the Convertible Notes Documents, against distributions to be made to Holders of Claims, for any payment of any Convertible Notes Trustee Fees.

42.           “Convertible Notes Trustee Fees” means all reasonable compensation, costs, advances, fees, expenses, disbursements, and claims for indemnity, subrogation, and contribution, including, without limitation, attorneys’ and agents’ fees, expenses, and disbursements, incurred by or owed to the Convertible Notes Trustee under the Convertible Notes Documents, whether before or after the Petition Date and the Confirmation Date; provided, that the Convertible Notes Trustee Fees shall not exceed $180,000 in the aggregate.

43.           “Crossover Group” means that certain ad hoc group of certain Holders of First Lien Senior Secured Notes Claims and Second Lien Term Loan Claims represented by the Crossover Group Advisors.

44.           “Crossover Group Advisors” means Sullivan and Cromwell LLP, Houlihan Lokey Inc., Potter Anderson & Corroon LLP, and any other professionals and/or consultants for the Crossover Group, if any, as may be mutually agreed to by the Crossover Group and the Debtors.

45.           “Cure” means all amounts, including an amount of $0, required to cure any monetary defaults under any Executory Contract or Unexpired Lease (or such lesser amount as may be agreed upon by the parties under an Executory Contract or Unexpired Lease) that is to be assumed by the Debtors pursuant to sections 365 or 1123 of the Bankruptcy Code.

46.           “D&O Liability Insurance Policies” means all insurance policies (including any “tail policy”) covering any of the Debtors’ current or former directors’, managers’, officers’ and/or employees’ liability and all agreements, documents, or instruments relating thereto.

47.           “Debtors” has the meaning set forth in the preamble.

48.           “Debtors’ CEO” means the chief executive officer of the LCI as of the day prior to the Effective Date.

49.           “Debtor Release” means the releases given on behalf of the Debtors and their Estates as set forth in Article VIII.C of the Plan.

50.           “Deerfield Stakeholders” means those Consenting Stakeholders that are Affiliates of Deerfield Mgmt III, L.P.

51.           “Disbursing Agent” means the Reorganized Debtors or, as applicable, the Entity or Entities selected by the Debtors or the Reorganized Debtors to make or facilitate distributions pursuant to the Plan; provided that all distributions on account of the Convertible Notes Claims shall be made to, or at the direction of, the Convertible Notes Trustee for distribution in accordance with the Plan following the procedures specified in the Convertible Notes Indenture.

52.           “Disclosure Statement” means the disclosure statement for the Plan, including all exhibits and schedules thereto, to be approved by the Confirmation Order.

53.           “Disputed” means, as to a Claim or an Interest, any Claim or Interest (or portion thereof): (a) that is not Allowed; (b) that is not disallowed by the Plan, the Bankruptcy Code, or a Final Order, as applicable; and (c) with respect to which a party in interest has Filed a Proof of Claim or otherwise made a written request to a Debtor for payment, without any further notice to or action, order, or approval of the Bankruptcy Court.

54.           “Distribution Date” means, except as otherwise set forth herein, the date or dates determined by the Debtors or the Reorganized Debtors, on or after the Effective Date, with the first such date occurring on or as soon as is reasonably practicable after the Effective Date, upon which the Disbursing Agent shall make distributions to Holders of Allowed Claims entitled to receive distributions under the Plan (or their Permitted Designees).

55.           “Distribution Record Date” means the record date for purposes of determining which Holders of Allowed Claims against or Allowed Interests in the Debtors are eligible to receive distributions under the Plan, which date shall be the Confirmation Date or such other date as agreed to by the Debtors and the Required Consenting Stakeholders. For avoidance of doubt, no distribution record date shall apply to holders of public Securities, including the Convertible Notes, the Holders of which shall receive a distribution in accordance with Article VI of this Plan and, as applicable, the customary procedures of DTC.

56.           “DTC” means Depository Trust Company.

57.           “Effective Date” means the date on which (a) all conditions precedent to the occurrence of the Effective Date set forth in Article IX.A of the Plan have been satisfied or waived in accordance with Article IX.B of the Plan and (b) the Plan is declared effective by the Debtors.

58.           “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

59.           “Estate” means as to each Debtor, the estate created for such Debtor in its Chapter 11 Case pursuant to sections 301 and 541 of the Bankruptcy Code upon the commencement of such Debtor’s Chapter 11 Case.

60.           “Exculpated Parties” means collectively, and in each case in its capacity as such: (a) the Debtors; (b) the directors, managers, and officers of the Debtors who served in such capacity between the Petition Date and the Effective Date; (c) the Committee and each of its respective members; and (d) the Professionals retained by the Debtors and the Committee in the Chapter 11 Cases.

61.           “Exchange Act” means the Securities Exchange Act of 1934, as amended and including any rule or regulation promulgated thereunder.

62.           “Executory Contract” means a contract to which one or more of the Debtors is a party and that is subject to assumption or rejection under section 365 or 1123 of the Bankruptcy Code.

63.           “Existing Interests” means any Interest in LCI existing immediately prior to the occurrence of the Effective Date.

64.           “Existing Letter of Credit” means any letter of credit issued and outstanding as of the Petition Date.

65.           “Federal Judgment Rate” means the federal judgment rate in effect as of the Petition Date.

66.           “File,” “Filed,” or “Filing” means file, filed, or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

67.           “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the relevant subject matter, that has not been reversed, stayed, modified, or amended, and as to which the time to appeal, seek certiorari, or move for a new trial, reargument, or rehearing has expired and as to which no appeal, petition for certiorari, or other proceeding for a new trial, reargument, or rehearing has been timely taken; or as to which, any appeal that has been taken or any petition for certiorari that has been or may be filed has been withdrawn with prejudice, resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought, or the new trial, reargument, or rehearing has been denied, resulted in no stay pending appeal or modification of such order, or has otherwise been dismissed with prejudice; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order will not preclude such order from being a Final Order.

68.           “First Lien Agent” means the trustee and collateral agent under the First Lien Indenture, its successors, assigns, or any replacement trustee or agent appointed pursuant to the terms of the First Lien Indenture.

69.           “First Lien Senior Secured Notes” means notes outstanding under the First Lien Indenture.

70.           “First Lien Senior Secured Notes Claims” means any Claim against any Debtor derived from, based upon, or arising under the First Lien Indenture.

71.           “First Lien Indenture” means the Indenture, dated April 22, 2021, as amended, restated, or modified from time to time among the LCI, as borrower, the lenders from time to time party thereto, and Wilmington Trust, National Associate, as trustee.

72.           “General Unsecured Claim” means any Claim against any of the Debtors that is not: (a) an Administrative Claim; (b) a Priority Tax Claim; (c) an Other Priority Claim; (d) a First Lien Senior Secured Notes Claim; (e) a Second Lien Term Loan Claim; (f) a Convertible Notes Claim; (g) an Intercompany Claim; or (h) a Section 510(b) Claim.

73.           “Governing Body” means, in each case in its capacity as such, the board of directors, board of managers, manager, managing member, general partner, investment committee, special committee, or such similar governing body of any of the Debtors or the Reorganized Debtors, as applicable.

74.           “Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

75.           “Holder” means an Entity holding a Claim against or an Interest in any Debtor, as applicable.

76.           “Impaired” means with respect to a Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

77.           “Insider” has the meaning set forth in section 101(31) of the Bankruptcy Code.

78.           “Intercompany Claim” means any Claim against any Debtor held by a Debtor or an Affiliate of a Debtor.

79.           “Intercompany Interest” means an Interest in a Debtor held by another Debtor.

80.           “Intercreditor Agreements” means the Cash Flow Intercreditor Agreement and the Base Intercreditor Agreement.

81.           “Interest” means any equity security (as defined in section 101(16) of the Bankruptcy Code), equity, ownership, profit interest, unit or share in any Debtor and any other rights, options, warrants, rights, restricted stock awards, performance share awards, performance share units, stock appreciation rights, phantom stock rights, redemption rights, repurchase rights, stock-settled restricted stock units, cash-settled restricted stock units, other securities, agreements to acquire the common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any Debtor or any other agreements, arrangements or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Debtor (whether or not arising under or in connection with any employment agreement, separation agreement, or employee incentive plan or program of a Debtor as of the Petition Date and whether or not certificated, transferable, preferred, common, voting, or denominated “stock” or similar security).

82.           “Joinder” means a joinder to the Restructuring Support Agreement substantially in the form attached thereto as Exhibit C.

83.           “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001, as amended from time to time.

84.           “L/C Issuer” means Wells Fargo Bank, National Association.

85.           “Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

86.           “LCI” means Lannett Company, Inc. prior to the Effective Date.

87.           “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

88.           “Management Incentive Plan” means a management incentive plan for the Reorganized Debtors as contemplated by and consistent with Article IV.Q of the Plan.

89.           “MIP New Common Stock” means any New Common Stock issued pursuant to the Management Incentive Plan.

90.           “Named Executive Officer” means the three named executive officers of LCI as of the day before the Plan Effective Date.

91.             “New Board” means the board of directors or the board of managers, as applicable, of Reorganized LCI, which shall include the Debtors’ CEO and two (2) other directors who will be determined by the Consenting First Lien Noteholders in consultation with the Debtors’ CEO. The identities of directors on the New Board as of the Effective Date shall be set forth in the Plan Supplement, to the extent known at the time of filing of the Plan Supplement, but in any event prior to the Effective Date.

92.             “New Common Stock” means the common equity interests of Reorganized LCI.

93.             “New Employment Agreements” has the meaning given to such term in Article V.H.1 of the Plan.

94.             “New Organizational Documents” means the forms of the organizational documents of the Reorganized Debtors, including certificates or articles of incorporation, bylaws, shareholder agreements, or other formation or governance documents in form and substance acceptable to the Required Consenting First Lien Noteholders and the Debtors and reasonably acceptable to the Required Consenting Second Lien Term Lenders.

95.             “New RCF” means a new revolving credit facility established on the Effective Date to replace the Revolving Credit Facility.

96.             “New RCF Agent” means the administrative agent and collateral agent under the New RCF Documents.

97.             “New RCF Documents” means, collectively, all agreements, documents, and instruments entered into in connection with the New RCF, which shall be in form and substance acceptable to the Debtors and the Required Consenting First Lien Noteholders and reasonably acceptable to the Required Consenting Second Lien Term Lenders.

98.             “New Stockholders Agreement” means the definitive shareholders agreement or other applicable agreement (including all annexes, exhibits, and schedules thereto) governing the New Common Stock, which agreement shall be acceptable to the Debtors and the Required Consenting First Lien Noteholders and reasonably acceptable to the Required Consenting Second Lien Term Lenders.

99.             “New Warrant Agreement” means that certain agreement governing the terms of the New Warrants, which shall be in form and substance acceptable to the Debtors, the Required Consenting First Lien Noteholders and the Required Consenting Second Lien Term Lenders.

100.           “New Warrants” means warrants to purchase 13.75% (in the aggregate) of the New Common Stock (subject to dilution by the Management Incentive Plan), with an initial exercise price per share struck at the equity value of Reorganized LCI implied by a total enterprise value of $315 million.

101.           “Other Priority Claim” means any Claim, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

102.           “Other Secured Claim” means any Secured Claim other than a First Lien Senior Secured Notes Claim or a Second Lien Term Loan Claim.

103.           “Permitted Designee” means, with respect to any Holder of an Allowed First Lien Senior Secured Notes Claim or Allowed Second Lien Term Loan Claim, an entity that is designated (in writing in the form established by the Debtors to be delivered to the Solicitation Agent) by such Holder to receive (a) all or any portion of the distributions issuable to such Holder pursuant to Article III.B of the Plan, and (b) the Holder’s rights to such distribution as a result of equity contributions (through one or more layers of successive partnerships or entities).

104.           “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

105.           “Petition Date” means the first date on which any of the Debtors commence a Chapter 11 Case.

106.           “Plan Distribution” means a payment or distribution to Holders of Allowed Claims or other eligible Entities in accordance with the Plan (or their Permitted Designees).

107.           “Plan Supplement” means the compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan (in each case, as may be altered, amended, modified, or supplemented from time to time in accordance with the terms hereof and in accordance with the Bankruptcy Code and Bankruptcy Rules) to be Filed with the Bankruptcy Court, and any additional documents Filed as amendments to the Plan Supplement, including the following, as applicable: (a) certain of the New Organizational Documents; (b) the New Stockholders Agreement; (c) the New Warrant Agreement; (d) the Takeback Exit Facility; (e) certain of the New RCF Documents, as applicable; (f) to the extent known, the identities of the members of the New Board; (g) the Rejected Executory Contracts and Unexpired Leases Schedule (if any); (h) the Schedule of Proposed Cure Amounts; (i) the Schedule of Retained Causes of Action; and (j) the Restructuring Transactions Memorandum. To the extent any document to be set forth in the Plan Supplement is an exhibit to the Disclosure Statement, the Plan Supplement may cross-refer to such exhibit. The documents constituting the Plan Supplement shall be consistent with the terms of the Restructuring Support Agreement and the Restructuring Term Sheet, including any consent rights contained therein, as applicable. The Debtors shall have the right to alter, amend, modify, or supplement the documents contained in the Plan Supplement in accordance with this Plan and the Restructuring Support Agreement on or before the Effective Date. The Plan Supplement shall be deemed incorporated into and part of the Plan as if set forth herein in full; provided that in the event of a conflict between the Plan and the Plan Supplement, the Plan Supplement shall control in accordance with Article I.G.

108.           “Prepetition Credit Agreements” means the First Lien Indenture and the Second Lien Term Loan Agreement.

109.           “Prepetition Secured Parties” means, collectively, each Holder of a First Lien Senior Secured Notes Claim and each Holder of Second Lien Term Loan Claim.

110.           “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

111.           “Pro Rata” means the proportion that an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class.

112.           “Professional” means an Entity: (a) employed in the Chapter 11 Cases pursuant to a Bankruptcy Court order in accordance with sections 327, 328, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or as of the Confirmation Date, pursuant to sections 327, 328, 329, 330, or 331 of the Bankruptcy Code; or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

113.           “Professional Escrow Account” means an account funded by the Debtors with Cash on the Effective Date in an amount equal to the Professional Fee Amount.

114.           “Professional Fee Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses that the Professionals estimate they have incurred or will incur in rendering services to the Debtors or the Committee, as applicable, prior to and as of the Confirmation Date, which estimates Professionals shall deliver to the Debtors as set forth in Article II.B of the Plan.

115.           “Professional Fee Claim” means any Claim by a Professional for compensation for services rendered or reimbursement of expenses incurred by such Professional through and including the Confirmation Date under sections 328, 330, 331, 503(b)(2), 503(b)(4), or 503(b)(5) of the Bankruptcy Code to the extent such fees and expenses have not been paid pursuant to an order of the Bankruptcy Court. To the extent the Bankruptcy Court denies or reduces by a Final Order any amount of a Professional’s requested fees and expenses, then the amount by which such fees or expenses are reduced or denied shall reduce the applicable Professional Fee Claim.

116.           “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

117.           “Reinstate,” “Reinstated,” or “Reinstatement” means with respect to a Claim or Interest, that the Claim or Interest shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

118.           “Rejected Executory Contracts and Unexpired Leases Schedule” means, to the extent applicable, a schedule (including any amendments, supplements, or modifications thereto) of Executory Contracts and Unexpired Leases (if any) to be rejected by the Debtors pursuant to the Plan, which schedule (if any) shall be included in the Plan Supplement.

119.           “Related Parties” means, with respect to an Entity, collectively, (a) such Entity’s current and former Affiliates and (b) such Entity’s and such Entity’s current and former Affiliates’ directors, managers, officers, shareholders, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, predecessors, participants, successors, assigns (whether by operation of law or otherwise), subsidiaries, current, former, and future associated entities, managed or advised entities, accounts or funds, partners, limited partners, general partners, principals, members, management companies, fund advisors, managers, fiduciaries, trustees, employees, agents (including any disbursing agent), advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, other representatives, and other professionals, representatives, advisors, predecessors, successors, and assigns, each solely in their capacities as such (including any other attorneys or professionals retained by any current or former director or manager in his or her capacity as director or manager of an Entity), and the respective heirs, executors, estates, servants and nominees of the foregoing.

120.           “Released Party” means each of, and in each case in their capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Consenting Stakeholders; (d) the Agents (including the Convertible Notes Trustee); (e) the Releasing Parties; (f) each Related Party of each Entity in clause (a) through this clause (e); (g) the Committee and its respective members; and (h) the Professionals retained by the Committee in the Chapter 11 Cases; provided, that any Holder of a Claim or Interest that opts out of the releases contained in the Plan shall not be a “Released Party.”

121.           “Releasing Party” means each of, and in each case in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Consenting Stakeholders; (d) the Agents; (e) the Committee and its respective members; (f) all Holders of Claims that vote to accept the Plan; (g) all Holders of Claims or Interests that are presumed to accept the Plan and who do not affirmatively opt out of the releases provided by the Plan; (h) all Holders of Claims or Interests that are deemed to reject the Plan and who do not affirmatively opt out of the releases provided by the Plan; (i) all Holders of Claims who abstain from voting on the Plan and who do not affirmatively opt out of the releases provided by the Plan; (j) all Holders of Claims who vote to reject the Plan and who do not affirmatively opt out of the releases provided by the Plan; and (k) each Related Party of each Entity in clauses (a) through (j)  for which such Entity is legally entitled to bind such Related Party to the releases contained in the Plan under applicable law; provided that, for the avoidance of doubt, each Holder of Claims and/or Interests that is party to or has otherwise signed the Restructuring Support Agreement shall not opt out of the releases.

122.           “Reorganized Debtors” means, collectively, the Debtors, as reorganized pursuant to and under the Plan, on and after the Effective Date, or any successor or assign thereto, by merger, consolidation, or otherwise, including any new entity established in connection with the implementation of the Restructuring Transactions.

123.           “Required Consenting First Lien Noteholders” means, as of the relevant date, Consenting First Lien Noteholders holding at least 66.67% of the aggregate outstanding principal amount of First Lien Senior Secured Notes that are held by Consenting First Lien Noteholders; provided that Required Consenting First Lien Noteholders must include each of the Beach Point Stakeholders and Brigade Stakeholders.

124.           “Required Consenting Second Lien Lenders” means, as of the relevant date, Consenting Second Lien Term Lenders holding at least 66.67% of the aggregate outstanding principal amount of Second Lien Term Loan that are held by Consenting Second Lien Term Lenders; provided that Required Consenting Second Lien Term Lenders must include the Deerfield Stakeholders.

125.           “Required Consenting Stakeholders” means each of the Required Consenting Second Lien Term Lenders and the Required Consenting First Lien Noteholders.

126.           “Restructuring Documents” means the documents listed in section 3.01 of the Restructuring Support Agreement, in each case consistent with the Plan and the Restructuring Support Agreement (including any consent rights contained therein).

127.           “Restructuring Expenses” means, collectively, (i) all of the Crossover Group’s and Agents’ reasonable and documented fees, costs and expenses incurred through the Effective Date in connection with the Restructuring Transactions, including, without limitation, all reasonable and documented fees, costs and expenses of the Crossover Group Advisors, and (ii) the Convertible Notes Trustee Fees, in each case, without any requirement for the filing of retention applications in the Chapter 11 Cases, to be paid on the Effective Date.

128.           “Restructuring Transactions Memorandum” means the summary of transaction steps to complete the restructuring contemplated by the Plan, which shall be (a) included in the Plan Supplement; and (b) consistent with the Plan and the Restructuring Support Agreement (including any consent rights contained therein).

129.           “Restructuring Support Agreement” means that certain Restructuring Support Agreement, entered into and dated as of April 30, 2023, by and among the Debtors and the Consenting Stakeholders, including all exhibits, schedules, and other attachments thereto, as such agreement may be further amended, modified, or supplemented from time to time, solely in accordance with its terms, which is attached as Exhibit B to the Disclosure Statement.

130.            “Restructuring Term Sheet” means that certain term sheet attached as Exhibit A to the Restructuring Support Agreement.

131.           “Restructuring Transactions” means any transaction and any actions as may be necessary or appropriate to effect a corporate restructuring of the Debtors’ and the Reorganized Debtors’ respective businesses or a corporate restructuring of the overall corporate structure of the Debtors on the terms set forth in the Plan and Restructuring Support Agreement, including the issuance of all Securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Plan, one or more inter-company mergers, consolidations, amalgamations, arrangements, continuances, restructurings, conversions, dissolutions, transfers, liquidations, or other corporate transactions, as described in Article IV.B of the Plan.

132.           “Revolving Credit Facility” means the revolving credit facility issued pursuant to the Revolving Credit Facility Agreement that was terminated on or around May 1, 2023.

133.           “Revolving Credit Facility Agreement” means that certain Credit and Guaranty Agreement among the Debtors, the lenders from time to time party thereto, and Wells Fargo Bank, National Association, as administrative agent and collateral agent, dated as of December 7, 2020, amended April 22, 2021 (as further amended, supplemented, amended and restated, or otherwise modified from time to time).

134.           “Schedule of Proposed Cure Amounts” means any schedule (including any amendments, supplements, or modifications thereto) of the Debtors’ proposed Cure amounts (if any) with respect to each of the Executory Contracts and Unexpired Leases to be assumed by the Debtors pursuant to the Plan.

135.           “Schedule of Retained Causes of Action” means the schedule of certain Causes of Action of the Debtors that are not released, waived, or transferred pursuant to the Plan, as the same may be amended, modified, or supplemented from time to time and which shall be acceptable to the Debtors and the Required Consenting First Lien Noteholders and reasonably acceptable to the Required Consenting Second Lien Term Lenders.

136.           “Second Lien Agent” means the administrative agent and collateral agent under the Second Lien Term Loan Agreement, its successors, assigns, or any replacement agent appointed pursuant to the terms of the Second Lien Term Loan Agreement.

137.           “Second Lien Term Loan” means the loans issued pursuant to the Second Lien Term Loan Agreement.

138.           “Second Lien Term Loan Agreement” means that certain Second Lien Credit and Guaranty Agreement, by and among LCI, as company, the guarantors thereunder, the lenders from time to time party thereto, and the Second Lien Agent, dated as of April 22, 2021, as amended and restated, supplemented, or otherwise modified from time to time prior to the Petition Date.

139.           “Second Lien Term Loan Documents” means the Second Lien Term Loan Agreement and all other “Loan Documents” as defined in the Second Lien Term Loan Agreement.

140.           “Second Lien Term Loan Claims” means any Claim against any Debtor derived from, based upon, or arising under the Second Lien Term Loan Documents and any fees, costs, and expenses that are reimbursable by any Debtor pursuant to the Second Lien Term Loan Documents.

141.           “Second Lien New Warrant Recovery” means an allocation of the New Warrants to purchase 12.5% of the New Common Stock, subject to the terms of the New Warrants.

142.           “Section 510(b) Claims” means any Claim against any Debtor: (a) arising from the rescission of a purchase or sale of a security of any Debtor or an affiliate of any Debtor; (b) for damages arising from the purchase or sale of such a security made to the Debtors prior to the Petition Date; (c) for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such a Claim set forth in clauses (a) and (b); and (d) any other claim determined to be subordinated under section 510 of the Bankruptcy Code.

143.           “Secured Claim” means a Claim that is: (a) secured by a Lien on property in which any of the Debtors has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Debtors’ interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) Allowed pursuant to the Plan, or separate order of the Bankruptcy Court, as a secured claim.

144.           “Securities Act” means the Securities Act of 1933, as amended, 15 U.S.C. §§ 77a–77aa, or any similar federal, state, or local law, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

145.           “Security” means any security, as defined in section 2(a)(1) of the Securities Act.

146.           “Short Term Incentive Plan” means the FY2023 short-term incentive plan for LCI’s employees in existence as of the effective date of the Restructuring Support Agreement, as amended by the CEO STI Side Letter Agreement.

147.           “Solicitation Agent” means Omni Agent Solutions, the notice, claims, and solicitation agent proposed to be retained by the Debtors in the Chapter 11 Cases.

148.           “Solicitation Materials” means, collectively, the solicitation materials with respect to the Plan.

149.           “Takeback Exit Documents” means, collectively, all agreements, documents, and instruments entered into in connection with the Takeback Exit Facility, which shall be in form and substance acceptable to the Debtors and the Required Consenting First Lien Noteholders and reasonably acceptable to the Required Consenting Second Lien Term Lenders.

150.           “Takeback Exit Facility” means a financing facility to be entered into by the Reorganized Debtors in the principal amount of $60 million, which shall (i) accrue interest, payable in-kind, at a rate of 2.00%, (ii) be secured by all assets of the Reorganized Debtors, (iii) mature on the date that is seven (7) years from the Plan Effective Date, and (iv) include an event of default in the event (x) any judgment or judgments are rendered against any one or more of the Reorganized Debtors in an amount in excess of $7,500,000 in the aggregate or (y) any Reorganized Debtor fails to pay and discharge any obligation or liability timely when due in excess of $5,000,000 in the aggregate and such obligation remains unpaid and past due for more than 90 days, and shall otherwise include customary terms and conditions for a facility of this kind and be acceptable to the Debtors and the Required Consenting First Lien Noteholders and reasonably acceptable to the Required Consenting Second Lien Term Lenders.

151.           “Takeback Exit Facility Agent” means the administrative agent and collateral agent under the Takeback Exit Documents.

152.           “Third-Party Release” means the releases set forth in Article VIII.D of the Plan.

153.           “Transfer Agreement” means an executed form of the transfer agreement providing, among other things, that a transferee is bound by the terms of the Restructuring Support Agreement and substantially in the form attached thereto as Exhibit D.

154.           “U.S. Trustee” means the United States Trustee for the District of Delaware.

155.           “Unclaimed Distribution” means any distribution under the Plan on account of an Allowed Claim or Allowed Interest to a Holder that has not: (a) accepted a particular distribution or, in the case of distributions made by check, negotiated such check within 180 calendar days of receipt; (b) given notice to the Reorganized Debtors of an intent to accept a particular distribution within 180 calendar days of receipt; (c) responded to the Debtors’ or Reorganized Debtors’ requests for information necessary to facilitate a particular distribution prior to the deadline included in such request for information; or (d) timely taken any other action necessary to facilitate such distribution.

156.           “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

157.           “Unimpaired” means with respect to a Class of Claims or Interests, a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

158.           “Voting Deadline” means May 16, 2023, at 5:00 p.m. (prevailing Eastern Time).

159.           “Voting Record Date” means April 21, 2023.

160.           “Voting Report” means the report certifying the methodology for the tabulation of votes and result of voting on the Plan.

B.	Rules of Interpretation.

For purposes of this Plan: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; provided that nothing in this clause (2) shall affect any party’s consent rights over any of the Restructuring Documents or any amendments thereto as provided for in the Restructuring Support Agreement; (3) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented in accordance with the Plan; (4) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (5) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (6) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement; (7) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (8) subject to the provisions of any contract, certificate of incorporation, bylaw, instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with the applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (9) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (10) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (11) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (12) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (13) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; (14) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; (15) references to “Proofs of Claim,” “Holders of Claims,” “Disputed Claims,” and the like shall include “Proofs of Interest,” “Holders of Interests,” “Disputed Interests,” and the like, as applicable; (16) any immaterial effectuating provisions may be interpreted by the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; and (17) all references herein to consent, acceptance, or approval may be conveyed by counsel for the respective parties that have such consent, acceptance, or approval rights, including by electronic mail.

C.	Computation of Time.

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day. Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable after the Effective Date.

D.	Governing Law.

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws (other than section 5-1401 and section 5-1402 of the New York General Obligations Law), shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control), and corporate governance matters; provided that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, not incorporated in New York shall be governed by the laws of the state of incorporation or formation of the relevant Debtor or the Reorganized Debtors, as applicable.

E.	Reference to Monetary Figures.

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided herein.

F.	Reference to the Debtors or the Reorganized Debtors.

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

G.	Controlling Document.

In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control in all respects. In the event of an inconsistency between the Plan and the Plan Supplement, the terms of the relevant provision in the Plan Supplement shall control (unless stated otherwise in such Plan Supplement document or in the Confirmation Order). In the event of an inconsistency between the Confirmation Order and the Plan, the Confirmation Order shall control.

H.	Consultation, Information, Notice, and Consent Rights.

Notwithstanding anything herein to the contrary, any and all consultation, information, notice, and consent rights of the parties to the Restructuring Support Agreement set forth in the Restructuring Support Agreement (including the exhibits thereto) with respect to the form and substance of this Plan, all exhibits to the Plan, and the Plan Supplement, and all other Restructuring Documents, including any amendments, restatements, supplements, or other modifications to such agreements and documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in Article I.A hereof) and fully enforceable as if stated in full herein.

Failure to reference the rights referred to in the immediately preceding paragraph as such rights relate to any document referenced in the Restructuring Support Agreement shall not impair such rights and obligations.

Article II.
ADMINISTRATIVE CLAIMS AND PRIORITY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Fee Claims, and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III hereof.

A.	Administrative Claims.

Except with respect to the Professional Fee Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of the Judicial Code, and except to the extent that a Holder of an Allowed Administrative Claim and the Debtors against which such Allowed Administrative Claim is asserted agree to less favorable treatment for such Holder or such Holder has been paid by any Debtor on account of such Allowed Administrative Claim prior to the Effective Date, each Holder of an Allowed Administrative Claim will receive in full and final satisfaction of its Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim in accordance with the following: (1) if an Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed as of the Effective Date, on the date of such allowance or as soon as reasonably practicable thereafter, but in any event no later than thirty (30) days after the date on which an order allowing such Administrative Claim becomes a Final Order; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the Holder of such Allowed Administrative Claim; (4) at such time and upon such terms as may be agreed upon by such Holder and the Debtors or the Reorganized Debtors, as applicable; or (5) at such time and upon such terms as set forth in an order of the Bankruptcy Court.

B.	Professional Fee Claims.

1.               Final Fee Applications and Payment of Professional Fee Claims.

All requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be Filed no later than forty-five (45) days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Court. The Reorganized Debtors shall pay Professional Fee Claims in Cash in the amount the Bankruptcy Court allows, including from the Professional Escrow Account, and which Allowed amount shall not be subject to disallowance, setoff, recoupment, subordination, recharacterization or reduction of any kind, including pursuant to section 502(d) of the Bankruptcy Code.

2.                Professional Escrow Account.

No later than the Effective Date, the Debtors shall, establish and fund the Professional Escrow Account with Cash equal to the Professional Fee Amount. The Professional Escrow Account shall be maintained in trust solely for the Professionals until all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full pursuant to one or more Final Orders. Such funds shall not be considered property of the Estates of the Debtors or the Reorganized Debtors. The amount of Allowed Professional Fee Claims shall be paid in Cash to the Professionals by the Reorganized Debtors from the Professional Escrow Account as soon as reasonably practicable after such Professional Fee Claims are Allowed; provided that the Debtors’ and the Reorganized Debtors’ obligations to pay Allowed Professional Fee Claims shall not be limited nor be deemed limited to funds held in the Professional Escrow Account. When such Allowed Professional Fee Claims have been paid in full, any remaining amount in the Professional Escrow Account shall promptly be transferred to the Reorganized Debtors without any further notice to or action, order, or approval of the Bankruptcy Court.

3.              Professional Fee Amount.

Professionals shall reasonably estimate their unpaid Professional Fee Claims and other unpaid fees and expenses incurred in rendering services to the Debtors before and as of the Confirmation Date, and shall deliver such estimate to the Debtors no later than five (5) calendar days before the Effective Date; provided that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of each Professional’s final request for payment in the Chapter 11 Cases. If a Professional does not provide an estimate, the Debtors or Reorganized Debtors may estimate the unpaid and unbilled fees and expenses of such Professional.

4.              Post-Confirmation Date Fees and Expenses.

Except as otherwise specifically provided in the Plan, from and after the Confirmation Date, the Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Debtors. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors may employ and pay any Professional in the ordinary course of business for the period after the Confirmation Date without any further notice to or action, order, or approval of the Bankruptcy Court.

C.	Priority Tax Claims.

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

D.	Payment of Statutory Fees.

All fees due and payable by the Debtors pursuant to section 1930 of Title 28 of the United States Code before the Effective Date shall be paid by the Debtors on the Effective Date. After the Effective Date, the Reorganized Debtors shall pay any and all such fees when due and payable and shall File with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the United States Trustee.

E.	Payment of Certain Fees and Expenses.

The Restructuring Expenses incurred, or estimated to be incurred, up to and including the Effective Date (including, for the avoidance of doubt, the Convertible Notes Trustee Fees), shall be paid in full in Cash on the Effective Date (to the extent not previously paid during the course of the Chapter 11 Cases) in accordance with, and subject to, the terms set forth herein, in the Restructuring Support Agreement, and in the Cash Collateral Order without any requirement to file a fee application with the Bankruptcy Court and without any requirement for Bankruptcy Court review or approval. All Restructuring Expenses to be paid on the Effective Date shall be estimated prior to and as of the Effective Date and such estimates shall be delivered to the Debtors at least two (2) Business Days before the anticipated Effective Date; provided, however, that such estimates shall not be considered an admission or limitation with respect to such Restructuring Expenses. On the Effective Date, invoices in the form of an invoice summary without time entries for all Restructuring Expenses incurred prior to and as of the Effective Date shall be submitted to the Debtors. In addition, the Debtors and the Reorganized Debtors (as applicable) shall continue to pay, when due and payable in the ordinary course, Restructuring Expenses related to implementation, consummation, and defense of the Plan, whether incurred before, on, or after the Effective Date without any requirement: (1) to file a fee application with the Bankruptcy Court; and (2) for review or approval by the Bankruptcy Court or any other party, including, but not limited to, any Convertible Notes Trustee Fees incurred in connection with distributions made pursuant to the Plan or the cancellation and discharge of the Convertible Notes and/or the Convertible Notes Documents.

Article III.
CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.	Classification of Claims and Interests.

Except for the Claims addressed in Article II hereof, all Claims and Interests are classified in the Classes set forth below in accordance with sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or an Interest, or any portion thereof, is classified in a particular Class only to the extent that any portion of such Claim or Interest fits within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest fits within the description of such other Classes. A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

This Plan constitutes a separate Plan proposed by each Debtor, and the classification of Claims and Interests set forth herein shall apply separately to each of the Debtors (except for Class 10 Existing Interests, which shall only apply to LCI). All of the potential Classes for the Debtors are set forth herein. Such groupings shall not affect any Debtor’s status as a separate legal Entity, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger or consolidation of any legal Entities, or cause the transfer of any assets, and, except as otherwise provided by or permitted under the Plan, all Debtors shall continue to exist as separate legal Entities after the Effective Date.

Class	Claims and Interests	Status	Voting Rights
Class 1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 3	First Lien Senior Secured Notes Claims	Impaired	Entitled to Vote
Class 4	Second Lien Term Loan Claims	Impaired	Entitled to Vote
Class 5	General Unsecured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 6	Convertible Notes Claims	Impaired	Not Entitled to Vote (Deemed to Reject)
Class 7	Intercompany Claims	Unimpaired/Impaired	Not Entitled to Vote (Deemed to Accept or Reject)
Class 8	Intercompany Interests	Unimpaired/Impaired	Not Entitled to Vote (Deemed to Accept or Reject)
Class 9	Section 510(b) Claims	Impaired	Note Entitled to Vote (Deemed to Reject)
Class 10	Existing Interests	Impaired	Not Entitled to Vote (Deemed to Reject)

B.	Treatment of Claims and Interests.

Each Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive under the Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of and in exchange for such Holder’s Allowed Claim or Allowed Interest, except to the extent different treatment is agreed to by the Debtors or the Reorganized Debtors, as applicable, and the Holder of such Allowed Claim or Allowed Interest, as applicable. Unless otherwise indicated, the Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive such treatment on the Effective Date (or, if payment is not then due, in accordance with such Claim’s or Interest’s terms in the ordinary course of business) or as soon as reasonably practicable thereafter.

1.           Class 1 – Other Secured Claims

(a)	Classification: Class 1 consists of all Other Secured Claims.

(b)	Treatment: On the Effective Date, except to the extent less favorable treatment is agreed to by the Debtors or the Reorganized Debtors, as applicable, and a Holder of an Allowed Other Secured Claim, each Holder of an Allowed Other Secured Claim shall receive, in full and final satisfaction of such Allowed Other Secured Claim, at the option of the applicable Debtor, in consultation with the Crossover Group:

(i)	payment in full in Cash of its Allowed Other Secured Claim;

(ii)	the collateral securing its Allowed Other Secured Claim;

(iii)	Reinstatement of its Allowed Other Secured Claim; or

(iv)	such other treatment rendering its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)	Voting: Class 1 is Unimpaired under the Plan. Holders of Allowed Other Secured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

2.           Class 2 – Other Priority Claims

(a)	Classification: Class 2 consists of all Other Priority Claims.

(b)	Treatment: On the Effective Date, except to the extent less favorable treatment is agreed to by the Debtors or the Reorganized Debtors, as applicable, and a Holder of an Allowed Other Priority Claim, each Holder of an Allowed Other Priority Claim shall receive, in full and final satisfaction of such Allowed Other Priority Claim, treatment in a manner consistent with section 1129(a)(9) of the Bankruptcy Code, which renders such Allowed Other Priority Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)	Voting: Class 2 is Unimpaired under the Plan. Holders of Allowed Other Priority Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

3.           Class 3 – First Lien Senior Secured Notes Claims

(a)	Classification: Class 3 consists of all First Lien Senior Secured Notes Claims.

(b)	Allowed Amount: As of the Effective Date, the First Lien Senior Secured Notes Claims shall be Allowed and deemed to be Allowed Claims in the amount of approximately $350 million of principal plus applicable interest, fees, costs, expenses, and premiums owed under the First Lien Indenture through the Effective Date.

(c)	Treatment: On the Effective Date, except to the extent less favorable treatment is agreed to by the Debtors or the Reorganized Debtors, as applicable, and a Holder of an Allowed First Lien Senior Secured Notes Claim, each Holder of an Allowed First Lien Senior Secured Notes Claim shall receive, in full and final satisfaction of such Allowed First Lien Senior Secured Notes Claim, its Pro Rata share of 97% of the Takeback Exit Facility and its Pro Rata share of 97% of the New Common Stock, subject to dilution on account of the MIP New Common Stock and the New Warrants.

(d)	Voting: Class 3 is Impaired under the Plan. Holders of Allowed First Lien Senior Secured Notes Claims are entitled to vote to accept or reject the Plan.

4.             Class 4 – Second Lien Term Loan Claims

(a)	Classification: Class 4 consists of all Second Lien Term Loan Claims.

(b)	Allowed Amount: As of the Effective Date, the Second Lien Term Loan Claims shall be Allowed and deemed to be Allowed Claims in the amount of approximately $220.92 million of principal plus applicable interest, fees, costs, expenses, and premiums owed under the Second Lien Term Loan Agreement through the Effective Date.

(c)	Treatment: On the Effective Date, except to the extent less favorable treatment is agreed to by the Debtors or the Reorganized Debtors, as applicable, and a Holder of an Allowed Second Lien Term Loan Claim, each Holder of an Allowed Second Lien Term Loan Claim shall receive, in full and final satisfaction of such Allowed Second Lien Term Loan Claim: (1) its Pro Rata Share of 3% of the Takeback Exit Facility; (2) its Pro Rata share of 3% of the New Common Stock, subject to dilution on account of the MIP New Common Stock and the New Warrants; and (3) its Pro Rata share of the Second Lien New Warrant Recovery.

(d)	Voting: Class 4 is Impaired under the Plan. Holders of Allowed Second Lien Term Loan Claims are entitled to vote to accept or reject the Plan.

5.           Class 5 – General Unsecured Claims

(a)	Classification: Class 5 consists of all General Unsecured Claims.

(b)	Treatment: On the Effective Date, except to the extent less favorable treatment is agreed to by the Debtors or the Reorganized Debtors, as applicable, and a Holder of an Allowed General Unsecured Claim, each Allowed General Unsecured Claim shall, at the option of the applicable Debtor, be either (i) Reinstated or (ii) paid in full in Cash on the later of (x) the Effective Date and (y) the date on which such payment would otherwise be due in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Allowed General Unsecured Claim.

(c)	Voting: Class 5 is Unimpaired under the Plan. Holders of Allowed General Unsecured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

6.           Class 6 – Convertible Notes Claims

(a)	Classification: Class 6 consists of all Convertible Notes Claims.

(b)	Allowed Amount: As of the Effective Date, the Convertible Notes Claims shall be Allowed and deemed to be Allowed Claims in the amount of $86.25 million of principal and $2,285,625 of accrued interest, and the Convertible Notes Trustee Fees. No additional fees costs, premiums, call protections, or charges owed under the Convertible Notes Indenture will be Allowed Convertible Notes Claims. The Convertible Notes Claims shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination (equitable or contractual or otherwise), counter-claim, defense, disallowance, objection, or any challenges under applicable law or regulation.

(c)	Treatment: On the Effective Date or as soon as reasonably practicable thereafter, except to the extent less favorable treatment is agreed to by the Debtors or the Reorganized Debtors, as applicable, and a Holder of an Allowed Convertible Notes Claims, each Holder of an Allowed Convertible Notes Claim shall receive, in full and final satisfaction of such Allowed Convertible Notes Claim, its Pro Rata share of the Convertible Noteholder New Warrant Recovery. For the avoidance of doubt, any Allowed Convertible Noteholder Claim that constitutes Convertible Notes Trustee Fees shall be paid as a Restructuring Expense set forth in Article II.E of the Plan and any distribution of the Convertible Noteholder New Warrant Recovery shall not be used to pay such Allowed Convertible Noteholder Claim that constitutes Convertible Notes Trustee Fees. Upon the distribution of the Convertible Noteholder New Warrant Recovery and the Restructuring Expenses, the Convertible Notes and the Convertible Notes Indenture shall be canceled in accordance with the terms of the Plan.

(d)	Voting: Class 6 is Impaired under the Plan. Holders of Allowed Convertible Notes Claims were conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and the foregoing revised treatment is based upon post-solicitation amendments to the Plan reflecting an agreement between the debtors and the Committee that resolved the Committee’s informal objection to confirmation of the Plan. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

7.             Class 7 – Intercompany Claims

(a)	Classification: Class 7 consists of all Intercompany Claims.

(b)	Treatment: On the Effective Date, except to the extent less favorable treatment is agreed to by the Debtors or the Reorganized Debtors, as applicable, and a Holder of an Allowed Intercompany Claim, each Allowed Intercompany Claim shall be, at the option of the applicable Debtor (with the consent of the Required Consenting Stakeholders), either Reinstated, converted to equity, or otherwise set off, settled distributed, contributed, canceled, or released, in each case, in accordance with the Restructuring Steps Memorandum; provided that no distributions shall be made on account of any Intercompany Claims.

(c)	Voting: Class 7 is Unimpaired under the Plan if Intercompany Claims are Reinstated or Impaired under the Plan if Intercompany Claims are canceled. Holders of Intercompany Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code or conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

8.           Class 8 – Intercompany Interests

(a)	Classification: Class 8 consists of all Intercompany Interests.

(b)	Treatment: On the Effective Date, Intercompany Interests shall, at the option of the applicable Debtor (with the consent of the Required Consenting Stakeholders), be (i) Reinstated or (ii) set off, settled, addressed, distributed, contributed, merged, canceled, or released, in each case in accordance with the Restructuring Steps Memorandum.

(c)	Voting: Class 8 is Unimpaired under the Plan. Holders of Intercompany Interests are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

9.             Class 9 – Section 510(b) Claims

(a)	Classification: Class 9 consists of all Section 510(b) Claims.

(b)	Treatment: On the Effective Date, all Allowed Section 510(b) Claims, if any, shall be canceled, released, and extinguished, and will be of no further force or effect, without any distribution to Holders of Section 510(b) Claims.

(c)	Voting: Class 9 is Impaired under the Plan. Holders (if any) of Allowed Section 510(b) Claims are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders (if any) are not entitled to vote to accept or reject the Plan.

10.           Class 10 – Existing Interests

(a)	Classification: Class 10 consists of all Existing Interests.

(b)	Treatment: On the Effective Date and without the need for any further corporate or limited liability company action or approval of any board of directors, board of managers, members, shareholders or officers of any Debtor or Reorganized Debtor, as applicable, all Existing Interests shall be canceled, released, and extinguished and will be of no further force or effect, without any distribution to Holders of Existing Interests.

(c)	Voting: Class 10 is Impaired under the Plan. Holders of Existing Interests are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Existing Interests are not entitled to vote to accept or reject the Plan.

C.	Special Provision Governing Unimpaired Claims.

Notwithstanding anything to the contrary in the Plan, the Plan Supplement, or the Confirmation Order, until a prepetition Unimpaired Claim has been (1) paid in full in accordance with applicable law, or on terms agreed to between the Holder of such Claim and the Reorganized Debtors, or in accordance with the terms and conditions of the particular transaction giving rise to such Claim; or (2) otherwise satisfied or disposed of as determined by a court of competent jurisdiction (the occurrence of (1) or (2), an “Unimpaired Claim Resolution”): (a) the provisions of Article VIII.A – VIII.F of the Plan shall not apply or take effect with respect to such Claim; (b) such Claim shall not be deemed settled, satisfied, resolved, released, discharged, barred, or enjoined; (c) the property of each of the Debtors’ Estates that vests in the applicable Reorganized Debtor(s) pursuant to the Plan shall not be free and clear of such Claim; and (d) any Liens of securing such Claim shall not be deemed released (subclauses (a) through (d), collectively, the “Unimpaired Claim Carve Out”). Upon the occurrence of an Unimpaired Claim Resolution with respect to a prepetition Unimpaired Claim, the Unimpaired Claim Carve Out shall cease to apply to such Claim. Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claim, including, all rights regarding legal and equitable defenses and counterclaims to, or setoffs or recoupments against, any such Unimpaired Claim.

Holders of Unimpaired Claims shall not be subject to any claims resolution process in Bankruptcy Court in connection with their Claims, and shall retain all their rights under applicable non-bankruptcy law to pursue their Claims against the Debtors or Reorganized Debtors or other Entity in any forum with jurisdiction over the parties. If the Debtors or the Reorganized Debtors dispute any Unimpaired Claim, such dispute shall be determined, resolved or adjudicated in the manner as if the Chapter 11 Cases had not been commenced, except with respect to Rejection Damages Claims, which shall be determined, resolved or adjudicated as set forth in Article V.B of the Plan.

D.	Elimination of Vacant Classes.

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

E.	Voting Record Date and Voting Deadline.

The Voting Record Date was April 21, 2023. The Voting Record Date was the date on which it will be determined which Holders of Claims in the voting Classes are entitled to vote to accept or reject the Plan and whether Claims have been properly assigned or transferred under Bankruptcy Rule 3001(e) such that an assignee or transferee, as applicable, can vote to accept or reject the Plan as the Holder of a Claim.

The Voting Deadline was May 16, 2023, at 5:00 p.m. (prevailing Eastern Time). In order to be counted as votes to accept or reject the Plan, all ballots must be:  (a) electronically submitted utilizing the electronic portal maintained by the Solicitation Agent on or before the Voting Deadline; or (b) properly executed, completed, and delivered (by first class mail, overnight courier, personal delivery, or via electronic mail) so that the ballots are actually received by the Solicitation Agent on or before the Voting Deadline.

F.	Intercompany Interests.

To the extent Reinstated under the Plan, distributions (if any) on account of Intercompany Interests are not being received by Holders of such Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience and due to the importance of maintaining the prepetition corporate structure for the ultimate benefit of the holders of New Common Stock, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the Holders of Allowed Claims. For the avoidance of doubt, unless otherwise set forth in the Restructuring Transactions Memorandum, to the extent Reinstated pursuant to the Plan, on and after the Effective Date, all Intercompany Interests shall be owned by the same Reorganized Debtor that corresponds with the Debtor that owned such Intercompany Interests immediately prior to the Effective Date.

G.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by one or more of the Classes entitled to vote pursuant to Article III.B of the Plan. The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors reserve the right to modify the Plan in accordance with Article XI hereof and the Restructuring Support Agreement, with the consent of the Required Consenting Stakeholders (which consent shall not be unreasonably withheld), to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests or reclassifying Claims to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.

H.	Controversy Concerning Impairment.

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

I.	Subordinated Claims and Interests.

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise, including the Intercreditor Agreements. Pursuant to section 510 of the Bankruptcy Code, the Debtors or Reorganized Debtors reserve the right to re-classify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

Article IV.
MEANS FOR IMPLEMENTATION OF THE PLAN

A.	General Settlement of Claims and Interests.

To the extent provided for by the Bankruptcy Code and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, on the Effective Date, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims, Interests, Causes of Action, and controversies released, settled, compromised, discharged, or otherwise resolved pursuant to the Plan, including (1) any challenge to the amount, validity, perfection, enforceability, priority or extent of the First Lien Senior Secured Notes Claims, and Second Lien Term Loan Claims and (2) any claim to avoid, subordinate, or disallow any First Lien Senior Secured Notes Claims, and Second Lien Term Loan Claims, whether under any provision of chapter 5 of the Bankruptcy Code, on any equitable theory (including equitable subordination, equitable disallowance, or unjust enrichment) or otherwise. To the extent provided for by the Bankruptcy Code, the Plan shall be deemed a motion to approve the good-faith compromise and settlement of all such Claims, Interests, Causes of Action, and controversies, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement, as well as a finding by the Bankruptcy Court that such settlement and compromise is fair, equitable, reasonable, and in the best interests of the Debtors and their Estates. Subject to Article VI hereof, all distributions made to Holders of Allowed Claims and Allowed Interests (as applicable) in any Class are intended to be and shall be final.

B.	Restructuring Transactions.

On or before the Effective Date, the applicable Debtors or the Reorganized Debtors shall enter into and shall take any actions as may be necessary or appropriate to effect the Restructuring Transactions, as set forth in the Restructuring Transactions Memorandum or as otherwise reasonably acceptable to the Required Consenting Stakeholders, which may include:  (1) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan, the Restructuring Support Agreement, and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Entities may agree, including the documents constituting the Plan Supplement; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and the Restructuring Support Agreement, and having other terms for which the applicable Entities may agree; (3) the execution, delivery, and filing, if applicable, of appropriate certificates or articles of incorporation, formation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable law; (4) the execution and delivery of the New Organizational Documents (including the New Stockholders Agreement); and the issuance, distribution, reservation, or dilution, as applicable, of the New Common Stock, as set forth herein; (5) the execution and delivery of the New RCF Documents and Takeback Exit Documents; (6) the execution and delivery of the New Warrant Agreement, including the issuance and distribution of the New Warrants; and (7) all other actions that the applicable Entities determine, with the consent of the Required Consenting Stakeholders (which consent shall not be unreasonably withheld), to be necessary, including making filings or recordings that may be required by applicable law in connection with the Plan.  The Confirmation Order shall, and shall be deemed to, pursuant to sections 363 and 1123 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, contemplated by, or necessary to effectuate the Plan, including the Restructuring Transactions.

C.	Reorganized Debtors.

On the Effective Date, the New Board shall be established, and the Reorganized Debtors shall adopt their New Organizational Documents. The Reorganized Debtors shall be authorized to adopt any other agreements, documents, and instruments and to take any other actions contemplated under the Plan as necessary to consummate the Plan. Cash payments to be made pursuant to the Plan will be made by the Debtors or Reorganized Debtors. The Debtors and Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Debtors or Reorganized Debtors, as applicable, to satisfy their obligations under the Plan. Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of the Plan.

From and after the Effective Date, the Reorganized Debtors, subject to any applicable limitations set forth in any post-Effective Date agreement, including the Takeback Exit Documents and New RCF Documents, shall have the right and authority, without further order of the Bankruptcy Court, to raise additional capital and obtain additional financing, subject to the New Organizational Documents, as the boards of directors or boards of managers of the applicable Reorganized Debtors deem appropriate.

D.	Sources of Consideration for Plan Distributions.

The Debtors and the Reorganized Debtors, as applicable, shall fund distributions under the Plan with: (1) Cash on hand, including Cash from operations; (2) the New Common Stock; (3) the New Warrants; (4) the Takeback Exit Facility; and (5) the New RCF.

1.             Issuance of New Common Stock.

On the Effective Date, Reorganized LCI shall issue the New Common Stock pursuant to the Plan. The issuance of the New Common Stock, including equity awards reserved for the Management Incentive Plan, by the Reorganized Debtors shall be authorized without the need for any further corporate action or without any further action by the Debtors or Reorganized Debtors or by Holders of any Claims or Interests, as applicable.

All of the shares (or comparable units) of New Common Stock issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance of New Common Stock shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance without the need for execution by any party thereto other than the applicable Reorganized Debtor(s). Any Entity’s acceptance of New Common Stock shall be deemed as its agreement to the New Organizational Documents, as the same may be amended or modified from time to time following the Effective Date in accordance with their respective terms. As a condition to receiving the New Common Stock, Holders of Allowed First Lien Senior Secured Notes Claims and Second Lien Term Loan Claims will be required to execute and deliver the New Stockholders Agreement; provided, however, that, notwithstanding any failure to execute the New Stockholders Agreement, any Entity that is entitled to and accepts a distribution of New Common Stock under the Plan, by accepting such distribution, will be deemed to have accepted and consented to the terms of the New Stockholders Agreement (solely in such Entity’s capacity as a stockholder of Reorganized LCI), without the need for execution by any party thereto. The New Stockholders Agreement will be effective as of the Effective Date and, as of such date, will be deemed to be valid, binding, and enforceable in accordance with its terms, and each holder of New Common Stock will be bound thereby in all respects. The New Common Stock will not be registered under the Securities Act or listed on any exchange as of the Effective Date and will not meet the eligibility requirements of the Depository Trust Company.

As of the Effective Date, the Reorganized Debtors will not be subject to any reporting requirements promulgated by the SEC.

2.           Issuance of New Warrants.

On the Effective Date, Reorganized LCI shall issue the New Warrants pursuant to the Plan. The issuance of the New Warrants and the shares of New Common Stock that may be issued upon exercise of the New Warrants shall be authorized without the need for any further corporate action or without any further action by the Debtors or Reorganized Debtors or by Holders of any Claims or Interests, as applicable. All of the New Warrants and the shares of New Common Stock that may be issued upon exercise of the New Warrants issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance of New Warrants shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance without the need for execution by any party thereto other than the applicable Reorganized Debtor(s). Any Entity’s acceptance of New Warrants shall be deemed as its agreement to the New Warrant Agreement, as the same may be amended or modified from time to time following the Effective Date in accordance with its terms. The New Warrant Agreement shall be effective as of the Effective Date and, as of such date, shall be deemed to be valid, binding, and enforceable in accordance with its terms, and each Holder of New Warrants shall be bound thereby (without any further action or signature) in all respects, whether or not such Holder has executed the New Warrant Agreement. The New Warrants will not be registered under the Securities Act or listed on any exchange as of the Effective Date and will not meet the eligibility requirements of the Depository Trust Company.

3.           Takeback Exit Facility.

On the Effective Date, the Reorganized Debtors shall enter into the Takeback Exit Facility pursuant to the Takeback Exit Documents. To the extent applicable, Confirmation of the Plan shall be deemed (a) approval of the Takeback Exit Facility (including the transactions and related agreements contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees and expenses to be paid by the Debtors or the Reorganized Debtors, as applicable, in connection therewith), and (b) authorization for the Debtors and the Reorganized Debtors, as applicable, to, without further notice to or order of the Bankruptcy Court, (i) execute and deliver those documents and agreements necessary or appropriate to pursue or obtain the Takeback Exit Facility, including the Takeback Exit Documents, and incur and pay any fees and expenses in connection therewith, and (ii) act or take action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as the Debtors or the Reorganized Debtors, as applicable, may deem to be necessary or appropriate to consummate the Takeback Exit Facility.

As of the Effective Date, all of the Liens and security interests to be granted by the Debtors in accordance with the Takeback Exit Documents: (a) shall be deemed to be granted; (b) shall be legal, valid, binding, automatically perfected, non-avoidable, and enforceable Liens on, and security interests in, the applicable collateral specified in the Takeback Exit Documents; and (c) shall not be subject to avoidance, recharacterization, or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers, fraudulent transfers, or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law. To the extent provided in the Takeback Exit Documents, the Takeback Exit Facility Agent is authorized to file with the appropriate authorities mortgages, financing statements and other documents, and to take any other action in order to evidence, validate, and perfect such Liens or security interests. The priorities of such Liens and security interests shall be as set forth in the Takeback Exit Documents. The Takeback Exit Facility Agent shall be authorized to make all filings and recordings necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the occurrence of the Effective Date and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties. The guarantees granted under the Takeback Exit Documents have been granted in good faith, for legitimate business purposes, and for reasonably equivalent value as an inducement to the lenders thereunder to extend credit thereunder and shall be deemed to not constitute a fraudulent conveyance or fraudulent transfer and shall not otherwise be subject to avoidance, recharacterization, or subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable nonbankruptcy law.

4.           New RCF.

On the Effective Date, the Reorganized Debtors shall enter into the New RCF pursuant to the New RCF Documents. To the extent applicable, Confirmation of the Plan shall be deemed (a) approval of the New RCF and the New RCF Documents, as applicable, and (b) authorization for the Debtors and the Reorganized Debtors, as applicable, to, without further notice to, or order of, the Bankruptcy Court (i) execute and deliver those documents and agreements necessary or appropriate to pursue or obtain the New RCF, including the New RCF Documents, and incur and pay any fees and expenses in connection therewith and (ii) act or take actions under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as the Debtors, as applicable, may deem to be necessary or appropriate to consummate the New RCF.

As of the Effective Date, and to the extent applicable, all of the Liens and security interests to be granted by the Debtors in accordance with the New RCF Documents, as applicable: (a) shall be deemed to be granted; (b) shall be legal, valid, binding, automatically perfected, non-avoidable, and enforceable Liens on, and security interests in, the applicable collateral specified in the New RCF Documents, as applicable; and (c) shall not be subject to avoidance, recharacterization, or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers, fraudulent transfers, or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law. To the extent provided in the New RCF Documents, the New RCF Agent is authorized to file with the appropriate authorities mortgages, financing statements and other documents, and to take any other action in order to evidence, validate, and perfect such Liens or security interests. The priorities of such Liens and security interests shall be as set forth in the New RCF Documents, as applicable. The New RCF Agent shall be authorized to make all filings and recordings necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of occurrence of the Effective Date and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties. The guarantees granted under the New RCF Documents, as applicable, have been granted in good faith, for legitimate business purposes, and for reasonably equivalent value as an inducement to the lenders thereunder to extend credit thereunder and shall be deemed to not constitute a fraudulent conveyance or fraudulent transfer and shall not otherwise be subject to avoidance, recharacterization, or subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable nonbankruptcy law.

E.	Corporate Existence.

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, each Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended under the Plan or otherwise, in each case, consistent with the Restructuring Support Agreement and the consent rights therein (which are incorporated herein pursuant to Article I.H), and to the extent such documents are amended in accordance therewith, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law). After the Effective Date, the respective certificate of incorporation and bylaws (or other formation documents) of one or more of the Reorganized Debtors may be amended or modified on the terms therein without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. On or after the Effective Date, one or more of the Reorganized Debtors may be disposed of, dissolved, wound down, or liquidated without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

F.	Vesting of Assets in the Reorganized Debtors.

Except as otherwise provided in the Confirmation Order, the Plan, or any agreement, instrument, or other document incorporated in, or entered into in connection with or pursuant to, the Plan or Plan Supplement, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. For the avoidance of doubt, no Reorganized Debtor shall be treated as being liable on any Claim that is discharged pursuant to the Plan.

G.	Cancellation of Existing Securities and Agreements.

On the Effective Date, except to the extent otherwise provided in the Plan or Confirmation Order, all notes, instruments, certificates, and other documents evidencing Claims or Interests shall be canceled, and the obligations of the Debtors or the Reorganized Debtors and any non-Debtor Affiliates thereunder or in any way related thereto shall be discharged and deemed satisfied in full, and the Agents shall be released from all duties and obligations thereunder; provided, however, that notwithstanding any provision of the Plan or Confirmation Order to the contrary, including, without limitation, Article VIII of the Plan, Confirmation, or the occurrence of the Effective Date, any credit document or agreement, including, without limitation, the First Lien Indenture and the Second Lien Term Loan Documents, that governs the rights of the Holder of a Claim or Interest shall continue in effect solely for purposes of (a) allowing Holders of Allowed Claims to receive distributions under the Plan; (b) allowing and preserving the rights of the Agents to make and the Holders to receive distributions pursuant to the Plan; (c) permitting the Agents to enforce any obligation (if any) owed to such Agents under the Plan; (d) preserving the Agents’ respective rights to compensation, participations, reimbursement and indemnification as against any money or property distributable to the Holders of Claims, including permitting an Agents’ right to maintain, enforce, and exercise their charging liens or other priority of payment, if any, against such distribution; (e) preserving all rights, remedies, indemnities, powers, and protections, including rights of enforcement, of the Agents against any person other than the Debtors and their Affiliates, including with respect to indemnification, participations, reimbursements or contribution from the Holders of First Lien Senior Secured Notes Claims and Second Lien Term Loan Claims, pursuant and subject to the terms of the First Lien Indenture and the Second Lien Term Loan Documents, as in effect on the Effective Date, and preserving all exculpations of the Prepetition First Lien Agent and the Prepetition Second Lien Agent (f) permitting the Agents to enforce any obligation (if any) owed to the Agents under the Plan; (g) permitting the Agents to appear in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court; and (h) permitting the Agents to perform any functions that are necessary to effectuate the foregoing; provided, further, however, that (1) the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan, or result in any expense or liability to the Debtors or Reorganized Debtors, as applicable, except as expressly provided for in the Plan or Confirmation Order; and (2) except as otherwise provided in the Plan, the terms and provisions of the Plan shall not modify any existing contract or agreement that would in any way be inconsistent with distributions under the Plan. The Agents shall be discharged and shall have no further duty, obligation or liability except as provided in the Plan and Confirmation Order, and after the performance by the Agents and their representatives and professionals of any obligations and duties required under or related to the Plan or Confirmation Order, the Agents shall be relieved of and released from any obligations and duties arising thereunder.

Subject to the occurrence of the Effective Date and the distribution of the Convertible Noteholder New Warrant Recovery to the Convertible Notes Trustee, all notes, instruments, certificates, and other documents evidencing Claims under the Convertible Notes Indenture shall be canceled, and the obligations of the Debtors or the Reorganized Debtors thereunder or in any way related thereto shall be discharged and deemed satisfied in full, and without further action or approval of the Bankruptcy Court or any Holders, the Convertible Notes Trustee and its agents, successors and assigns shall each be automatically and fully relieved of any duties or responsibilities under or related to the Convertible Notes Documents except with respect to such rights that, pursuant to the Convertible Notes Documents, survive termination of the Convertible Notes Documents; provided, however, that notwithstanding Confirmation or the occurrence of the Effective Date, any credit document or agreement that governs the rights of the Holder of a Claim under the Convertible Notes Indenture shall continue in effect solely for purposes of (a) allowing Holders of Allowed Convertible Notes Claims to receive distributions under the Plan through the Convertible Notes Trustee, (b) allowing and preserving the rights of the Convertible Notes Trustee to receive and make distributions pursuant to the Plan, to the extent provided for in the Plan, (c) preserving the Convertible Notes Trustee’s rights to compensation, reimbursement, and indemnification, but only as against the Convertible Noteholder New Warrant Recovery, (d) preserving the Convertible Notes Trustee’s right to maintain, enforce, and exercise the Convertible Notes Trustee Charging Lien, (e) permitting the Convertible Notes Trustee to appear in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court, and (f) permitting the Convertible Notes Trustee to perform any functions that are necessary to effectuate the foregoing. For the avoidance of doubt, the Convertible Notes Trustee shall have no duties under the Convertible Notes Indenture with respect to the Convertible Notes after the Effective Date of the Plan, except with respect to the Convertible Noteholder New Warrant Recovery. All distributions made under the Plan or on account of the Allowed Claims of Holders of Convertible Notes Claims shall be made to or at the direction of the Convertible Notes Trustee for further distribution to the Holders of Allowed Convertible Notes Claims under the terms of the Convertible Notes Documents, including those provisions relating to the surrender and cancellation of the Convertible Notes. The Debtors shall use commercially reasonable efforts to coordinate with the Convertible Notes Trustee under the Convertible Notes Indenture with respect to the Convertible Noteholder New Warrant Recovery to be made pursuant to the Plan and the surrender and cancelation of the Convertible Notes at the Depository Trust Company; provided that pursuant to the terms of the Plan all Convertible Notes Claims shall be deemed canceled and discharged as of the Effective Date, except as may otherwise be set forth herein.

H.	Corporate Action.

Subject to the Restructuring Support Agreement, on or before the Effective Date, as applicable, all actions contemplated under the Plan (including the Restructuring Transactions Memorandum and the other documents contained in the Plan Supplement) shall be deemed authorized and approved by the Bankruptcy Court in all respects without any further corporate or equity holder action, including, as applicable: (1) the adoption or assumption, as applicable, of the Compensation and Benefits Programs; (2) the selection of the directors and officers for the Reorganized Debtors, including the appointment of the New Board; (3) the authorization, issuance and distribution of the Takeback Exit Facility, the New RCF, as applicable, the New Common Stock, the New Warrants, and the execution, delivery, and filing of any documents pertaining thereto, as applicable; (4) the implementation of the Restructuring Transactions; (5) the entry into the Takeback Exit Documents and the New RCF Documents, as applicable; (6) all other actions contemplated under the Plan (whether to occur before, on, or after the Effective Date); (7) the adoption of the New Organizational Documents (including the New Stockholders Agreement); (8) the assumption, assumption and assignment, or rejection (to the extent applicable), as applicable, of Executory Contracts and Unexpired Leases; and (9) all other acts or actions contemplated or reasonably necessary or appropriate to promptly consummate the Restructuring Transactions contemplated by the Plan (whether to occur before, on, or after the Effective Date). Upon the Effective Date, all matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate, partnership, limited liability company, or other governance action required by the Debtors or the Reorganized Debtors, as applicable, in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the Security holders, members, directors, or officers of the Debtors or the Reorganized Debtors, as applicable. On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, Securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors, including the New Common Stock, the New Warrants, the New Warrant Agreement, the New Organizational Documents (including the New Stockholders Agreement), the Takeback Exit Documents, the New RCF Documents, as applicable, and any and all other agreements, documents, Securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Article IV.G shall be effective notwithstanding any requirements under nonbankruptcy law.

I.	New Organizational Documents.

On or immediately prior to the Effective Date, the New Organizational Documents (including the New Stockholders Agreement) shall be automatically adopted by the applicable Reorganized Debtors. To the extent required under the Plan or applicable non-bankruptcy law, each of the Reorganized Debtors will file its New Organizational Documents with the applicable authorities in its respective jurisdiction of organization if and to the extent required in accordance with the applicable laws of such jurisdiction. The New Organizational Documents will, among other things, (a) authorize the issuance of the New Common Stock and (b) prohibit the issuance of non-voting equity Securities, solely to the extent required under section 1123(a)(6) of the Bankruptcy Code. After the Effective Date, each Reorganized Debtor may amend and restate its certificate of incorporation and other formation and constituent documents as permitted by the laws of its respective jurisdiction of formation and the terms of the New Organizational Documents.

J.	New Stockholders Agreement.

From and after the Effective Date, all holders of New Common Stock shall be subject to the terms and conditions of the New Stockholders Agreement.

K.	Indemnification Obligations.

Subject to section 510 of the Bankruptcy Code, the treatment of Section 510(b) Claims under this Plan, and to the fullest extent permitted under applicable law (including being subject to the limitations of the Delaware General Corporation Law, including the limitations contained therein on a corporation’s ability to indemnify officers and directors), all indemnification provisions in place as of the Petition Date (whether in the by-laws, certificates of incorporation or formation, limited liability company agreements, limited partnership agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for the current and former members of any Governing Body, directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of, or acting on behalf of, the Company Parties, as applicable, shall be reinstated and remain intact, irrevocable, and shall survive the Effective Date on terms no less favorable to such current and former members of any Governing Body, directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of, or acting on behalf of, the Company Parties than the indemnification provisions in place prior to the Effective Date; provided that nothing herein shall expand any of the Debtors’ indemnification obligations in place as of the Petition Date or constitute a finding or conclusion that any party that may seek indemnification is entitled to indemnification under the terms of such indemnification provisions. For the avoidance of doubt, following the Effective Date, the Reorganized Debtors will not terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies (including any “tail policy”) in effect or purchased as of the Petition Date, and all members, managers, directors, and officers of the Company Parties who served in such capacity at any time prior to the Effective Date or any other individuals covered by such insurance policies, will be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such members, managers, directors, officers, or other individuals remain in such positions after the Effective Date.

L.	Directors and Officers of the Reorganized Debtors.

As of the Effective Date, the term of the current members of the board of directors of LCI shall expire, such current directors shall be deemed to have resigned, and all of the directors for the initial term of the New Board shall be appointed. The New Board shall consist of the Debtors’ CEO and two (2) such other members to be appointed by the Consenting First Lien Noteholders in consultation with the Debtors’ CEO. To the extent known, the identity of the members of the New Board will be disclosed in the Plan Supplement or prior to the Confirmation Hearing, consistent with section 1129(a)(5) of the Bankruptcy Code. In subsequent terms, the directors shall be selected in accordance with the New Organizational Documents. Each director and officer of the Reorganized Debtors shall serve from and after the Effective Date pursuant to the terms of the applicable New Organizational Documents and other constituent documents.

M.	Effectuating Documents; Further Transactions.

On and after the Effective Date, the Reorganized Debtors, and their respective officers, directors, members, or managers (as applicable), are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, the new Takeback Exit Facility entered into, the New RCF, as applicable, entered into, and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

N.	Existing Letter of Credit Cash Collateralization.

On the Effective Date, all undrawn Existing Letters of Credit and all obligations related thereto shall either be returned to the applicable L/C Issuer or cash collateralized.

O.	Section 1146 Exemption.

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan or pursuant to: (1) the issuance, distribution, transfer, or exchange of any debt, equity Security, or other interest in the Debtors or the Reorganized Debtors, including the New Common Stock and the New Warrants, (2) the Restructuring Transactions; (3) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (4) the making, assignment, or recording of any lease or sublease; (5) the grant of collateral as security for the Reorganized Debtors’ obligations under and in connection with the Takeback Exit Facility and the New RCF, as applicable; or (6) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, personal property transfer tax, sales or use tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(a) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

P.	Director and Officer Liability Insurance.

Notwithstanding anything in the Plan to the contrary, the Reorganized Debtors shall be deemed to have assumed all of the Debtors’ D&O Liability Insurance Policies pursuant to section 365(a) of the Bankruptcy Code effective as of the Effective Date. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ foregoing assumption of each of the unexpired D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained in the Plan, Confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan as to which no Proof of Claim need be filed.

In addition, after the Effective Date, none of the Reorganized Debtors shall terminate or otherwise adversely affect the coverage under any D&O Liability Insurance Policies (including any “tail policy”) in effect on or after the Petition Date, with respect to conduct occurring prior thereto, and all directors and officers of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy, to the extent set forth therein, regardless of whether such directors and officers remain in such positions after the Effective Date.

Q.	Management Incentive Plan.

After the Effective Date, the Reorganized Debtors shall adopt and implement the Management Incentive Plan, which shall be designed, implemented, and determined by New Board, under which no less than 10% of the New Common Stock outstanding on the Effective Date (on a fully diluted and fully distributed basis, treating the Management Incentive Plan as fully allocated) will be reserved for grants made from time to time to the management or officers of the Reorganized Debtors. The Plan will provide that grants of at least 30% of the New Common Stock reserved under the Management Incentive Plan will be allocated within 60 days of the Effective Date.

On the Effective Date, the employment agreement for the Debtors’ CEO shall be amended to provide the Debtors’ CEO with the right to resign for “good reason” pursuant to the terms of such agreement in the event the terms and conditions (including allocation) of the award to the Debtors’ CEO under the Management Incentive Plan are not reasonably acceptable to the Debtors’ CEO. On the Effective Date, the employment agreements for the non-CEO Named Executive Officers shall be amended to provide the non-CEO Named Executive Officers with the right to resign for “good reason” pursuant to the terms of such agreements, in which case they will be entitled to 75% of their applicable severance payments, in the event the award to such Named Executive Officer under the Management Incentive Plan (i) is not on substantially similar terms and conditions (but not allocation) as the award reasonably acceptable to the Debtors’ CEO or (ii) provides for an allocation to such Named Executive Officer that is materially less than the award that the Debtors’ CEO recommends to the New Board in writing.

R.	Preservation of Causes of Action.

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII hereof, each Reorganized Debtor, as applicable, shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action of the Debtors, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released or exculpated herein (including, without limitation, by the Debtors) pursuant to the releases and exculpations contained in the Plan, including in Article VIII hereof, which shall be deemed released and waived by the Debtors and the Reorganized Debtors as of the Effective Date.

The Reorganized Debtors may pursue such retained Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity (other than the Released Parties) may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action of the Debtors against it. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan, including Article VIII hereof. The Reorganized Debtors may settle any such Cause of Action without any further notice to or action, order, or approval of the Bankruptcy Court. If there is any dispute between the Reorganized Debtors and the Entity against whom the Reorganized Debtors are asserting the Cause of Action regarding the inclusion of any Cause of Action on the Schedule of Retained Causes of Action that remains unresolved for thirty (30) days, such objection shall be resolved by the Bankruptcy Court. Unless any Causes of Action of the Debtors against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

The Reorganized Debtors reserve and shall retain such Causes of Action of the Debtors notwithstanding the rejection or repudiation (to the extent applicable) of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors, except as otherwise expressly provided in the Plan, including Article VIII hereof. The applicable Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court. For the avoidance of doubt, in no instance will any Cause of Action preserved pursuant to this Article IV.Q include any Claim or Cause of Action with respect to, or against, a Released Party or Exculpated Party.

S.	Release of Avoidance Actions.

On the Effective Date, the Debtors, on behalf of themselves and their Estates, shall release any and all Avoidance Actions, and the Debtors, the Reorganized Debtors, and any of their successors or assigns, and any Entity acting on behalf of the Debtors or the Reorganized Debtors shall be deemed to have waived the right to pursue any and all Avoidance Actions, except for Avoidance Actions brought as counterclaims or defenses to Impaired Claims or Unimpaired Claims (prior to an Unimpaired Claim Resolution) asserted against the Debtors. For the avoidance of doubt, the Debtors, the Reorganized Debtors, and any of their successors or assigns, and any Entity acting on behalf of the Debtors or the Reorganized Debtors shall not assert as a counterclaim or a defense to any Unimpaired Claims any Avoidance Actions arising under chapter 5 of the Bankruptcy Code.

Article V.
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases.

On the Effective Date, except as otherwise provided in Article V.H.1 and elsewhere herein, all Executory Contracts or Unexpired Leases not otherwise assumed or rejected (to the extent applicable) will be deemed assumed by the applicable Reorganized Debtor in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, other than those that are: (1) identified on the Rejected Executory Contracts and Unexpired Leases Schedule (if any); (2) previously expired or terminated pursuant to their own terms; (3) have been previously assumed or rejected (to the extent applicable) by the Debtors pursuant to a Final Order; (4) are the subject of a motion to reject that is pending on the Effective Date; or (5) have an ordered or requested effective date of rejection that is after the Effective Date.

Entry of the Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumptions, assumptions and assignments, and related Cure amounts with respect thereto, or rejections (to the extent applicable) of the Executory Contracts or Unexpired Leases as set forth in the Plan or the Schedule of Proposed Cure Amounts or the Rejected Executory Contracts and Unexpired Leases Schedule (if any), pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Except as otherwise specifically set forth herein or in the Plan Supplement, assumptions or rejections (to the extent applicable) of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order but not assigned to a third party before the Effective Date shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by a Final Order on or after the Effective Date but may be withdrawn, settled, or otherwise prosecuted by the Reorganized Debtors.

Except as otherwise provided herein or agreed to by the Debtors (with the consent of the Required Consenting Stakeholders, which consent shall not be unreasonably withheld) and the applicable counterparty, each assumed Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements, or other agreements related thereto, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests. Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease or the validity, priority, or amount of any Claims that may arise in connection therewith.

To the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto.

Notwithstanding anything to the contrary in the Plan, the Debtors or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Rejected Executory Contracts and Unexpired Leases Schedule (if any) or Schedule of Proposed Cure Amounts, with the consent of the Required Consenting Stakeholders (which consent shall not be unreasonably withheld) at any time up to forty-five (45) days after the Effective Date. The Debtors or the Reorganized Debtors, as applicable, shall file with the Bankruptcy Court and serve on the applicable counterparty notice regarding any change to the Rejected Executory Contracts and Unexpired Leases Schedule (if any) or the Schedule of Proposed Cure Amounts, as applicable, and the counterparty shall have fourteen (14) days from service of such notice to file an objection with the Bankruptcy Court.

To the extent any provision of the Bankruptcy Code or the Bankruptcy Rules requires the Debtors to assume or reject an Executory Contract or Unexpired Lease, such requirement shall be satisfied if the Debtors make an election to assume or reject such Executory Contract or Unexpired Lease prior to the deadline set forth by the Bankruptcy Code or the Bankruptcy Rules, as applicable, regardless of whether or not the Bankruptcy Court has actually ruled on such proposed assumption or rejection prior to such deadline.

If certain, but not all, of a contract counterparty’s Executory Contracts or Unexpired Leases are assumed pursuant to the Plan, the Confirmation Order shall be a determination that such counterparty’s Executory Contracts or Unexpired Leases that are being rejected pursuant to the Plan are severable agreements that are not integrated with those Executory Contracts and/or Unexpired Leases that are being assumed pursuant to the Plan. Parties seeking to contest this finding with respect to their Executory Contracts and/or Unexpired Leases must file a timely objection to the Plan on the grounds that their agreements are integrated and not severable, and any such dispute shall be resolved by the Bankruptcy Court at the Confirmation Hearing (to the extent not resolved by the parties prior to the Confirmation Hearing).

B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases.

Unless otherwise provided by a Final Order of the Bankruptcy Court, to the extent applicable, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, including pursuant to the Plan or the Confirmation Order, must be Filed with the Bankruptcy Court within thirty (30) days after the later of (1) the date of service of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection, (2) the effective date of such rejection, or (3) the Effective Date.

Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed with the Bankruptcy Court within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors or the Reorganized Debtors, the Estates, or their property without the need for any objection by the Reorganized Debtors or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Proof of Claim to the contrary.

C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.

On the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall, in accordance with the Schedule of Proposed Cure Amounts, pay all Cure costs (if any) relating to Executory Contracts and Unexpired Leases that are being assumed under the Plan in the ordinary course of business. Unless otherwise agreed upon in writing by the parties to the applicable Executory Contract or Unexpired Lease, all requests for payment of Cure costs that differ from the amounts paid or proposed to be paid by the Debtors or the Reorganized Debtors to a counterparty must be Filed on or before fourteen (14) days after the Filing of the Schedule of Proposed Cure Amounts or fourteen (14) days after notice of a change to the Schedule of Proposed Cure Amounts. Any such request that is not timely Filed shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Debtor or Reorganized Debtor, without the need for any objection by the Debtors or Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Bankruptcy Court. Any Cure costs shall be deemed fully satisfied, released, and discharged upon payment by the Debtors or the Reorganized Debtors of the applicable Cure costs. The Reorganized Debtors also may settle any Cure costs without any further notice to or action, order, or approval of the Bankruptcy Court. In addition, any objection to the assumption of an Executory Contract or Unexpired Lease under the Plan must be Filed with the Bankruptcy Court on or before the Confirmation Hearing. Any such objection will be scheduled to be heard by the Bankruptcy Court at the Confirmation Hearing or as otherwise scheduled for hearing by the Bankruptcy Court. Any counterparty to an Executory Contract or Unexpired Lease that fails to timely object to the proposed assumption of any Executory Contract or Unexpired Lease will be deemed to have consented to such assumption.

If there is any dispute regarding any Cure costs, the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then payment of any Cure costs shall occur as soon as reasonably practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the Debtors or the Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease. The Debtors and Reorganized Debtors, as applicable, with the consent of the Required Lenders, which consent shall not be unreasonably withheld, reserve the right at any time to move to reject any Executory Contract or Unexpired Lease based upon the existence of any such unresolved dispute. If the Bankruptcy Court determines that the Allowed Cure cost with respect to any Executory Contract or Unexpired Lease is greater than the amount set forth in the Schedule of Proposed Cure Amounts, the Debtors shall have the right (with the consent of the Required Lenders, which consent shall not be unreasonably withheld) to add such Executory Contract or Unexpired Lease to the Schedule of Rejected Executory Contracts and Unexpired Leases, in which case such Executory Contract or Unexpired Lease will be deemed rejected as of the Effective Date subject to the applicable counterparty’s right to object to such rejection.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Cures, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or any bankruptcy-related defaults, arising at any time prior to the effective date of assumption. Any and all Proofs of Claims based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Confirmation Order, shall be deemed disallowed and expunged as of the later of (1) the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such assumption, (2) the effective date of such assumption, or (3) the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Bankruptcy Court.

D.	Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases.

To the extent applicable, rejection of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of preexisting obligations owed to the Debtors or the Reorganized Debtors, as applicable, under such Executory Contracts or Unexpired Leases. In particular, notwithstanding any non-bankruptcy law to the contrary, the Reorganized Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations with respect to goods previously purchased by the Debtors pursuant to rejected Executory Contracts or Unexpired Leases (if any).

E.	Insurance Policies.

Each of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as Executory Contracts under the Plan. Unless otherwise provided in the Plan, on the Effective Date, (1) the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims and (2) such insurance policies and any agreements, documents, or instruments relating thereto shall revest in the Reorganized Debtors.

F.	Reservation of Rights.

Nothing contained in the Plan or the Plan Supplement shall constitute an admission by the Debtors or any other party that any contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection (to the extent applicable), the Debtors or the Reorganized Debtors, as applicable, shall have forty-five (45) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

G.	Nonoccurrence of Effective Date.

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

H.	Employee Compensation and Benefits.

1.     Compensation and Benefits Programs.

Except as otherwise set forth herein, on the Effective Date, the Debtors shall assume all employment agreements or letters, indemnification agreements, severance agreements, retention agreements, or other agreements entered into with current and former officers and other employees, including the Short Term Incentive Plan. Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

Subject to the provisions of the Plan, all Compensation and Benefits Programs shall be treated as Executory Contracts under the Plan and deemed assumed on the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code, except for:

(a)	all employee equity or equity-based incentive plans, and any provisions set forth in the Compensation and Benefits Programs that provide for rights to acquire Existing Interests in any of the Debtors, which shall not constitute or be deemed to constitute Executory Contracts and shall be deemed terminated on the Effective Date;

(b)	Compensation and Benefits Programs that have been rejected pursuant to an order of a Bankruptcy Court; and

(c)	Compensation and Benefits Programs that, as of the entry of the Confirmation Order, have been specifically waived by the beneficiaries of any Compensation and Benefits Program.

2.     Workers’ Compensation Programs.

As of the Effective Date, except as set forth in the Plan Supplement, the Debtors and the Reorganized Debtors shall continue to honor their obligations under: (a) all applicable workers’ compensation laws in states in which the Reorganized Debtors operate; and (b) the Debtors’ written contracts, agreements, agreements of indemnity, self-insured workers’ compensation bonds, policies, programs, and plans for workers’ compensation and workers’ compensation insurance. All Proofs of Claims on account of workers’ compensation shall be deemed withdrawn automatically and without any further notice to or action, order, or approval of the Bankruptcy Court; provided that nothing in the Plan shall limit, diminish, or otherwise alter the Debtors’ or Reorganized Debtors’ defenses, Causes of Action, or other rights under applicable non-bankruptcy law with respect to any such contracts, agreements, policies, programs, and plans; provided further that nothing herein shall be deemed to impose any obligations on the Debtors in addition to what is provided for under applicable non-bankruptcy law.

I.	Contracts and Leases Entered Into After the Petition Date.

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor or Reorganized Debtor in the ordinary course of its business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

Article VI.
PROVISIONS GOVERNING DISTRIBUTIONS

A.	Distributions on Account of Claims Allowed as of the Effective Date.

Except as otherwise provided herein, in a Final Order, or as otherwise agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the Holder of the applicable Allowed Claim on the first Distribution Date, the Reorganized Debtors shall make initial distributions under the Plan on account of Claims Allowed on or before the Effective Date, subject to the Reorganized Debtors’ right to object to Claims; provided that (1) Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases or assumed by the Debtors prior to the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice, (2) Allowed Priority Tax Claims shall be paid in accordance with Article II.C of the Plan, and (3) Allowed General Unsecured Claims shall be paid in accordance with Article III.B.6 of the Plan. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and the Holder of such Claim or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business.

B.	Disbursing Agent.

All Plan Distributions shall be made by the Disbursing Agent. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. Additionally, in the event that the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors.

All Plan Distributions to any Disbursing Agent on behalf of the Holders of Claims listed on the Claims Register (or the Permitted Designees of such Holder, as applicable) shall be deemed completed by the Debtors when received by such Disbursing Agent. The Plan Distributions shall be made to any such Holders (or the Permitted Designees of such Holder, as applicable) at the direction of the applicable Disbursing Agent.

C.	Rights and Powers of Disbursing Agent.

1.     Powers of the Disbursing Agent.

The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby, including, subject to the express written consent (email being sufficient) of the Convertible Notes Trustee and with the cooperation of the Convertible Notes Trustee, distributions on account of the Convertible Notes Claims, subject in all respects to the rights of the Convertible Notes Trustee Charging Lien against all such distributions; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

2.     Expenses Incurred On or After the Effective Date.

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes), and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses), made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions.

1.     Record Date for Distribution.

On the Distribution Record Date, the Claims Register and the loan registers maintained by the Agents shall be closed and any party responsible for making distributions shall instead be authorized and entitled to recognize only those record Holders listed on the Claims Register or such loan registers as of the close of business on the Distribution Record Date (or the Permitted Designees of such Holders, as applicable). If a Claim is transferred twenty (20) or fewer days before the Distribution Record Date, the Disbursing Agent shall make distributions to the transferee only to the extent practical and, in any event, only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor. For the avoidance of doubt, the Distribution Record Date shall not apply to the Convertible Notes Claims, the Holders of which shall receive a distribution in accordance with the terms of this Article VI and, as applicable, the customary practices of DTC on or as soon as practicable after the Effective Date.

2.     Delivery of Distributions in General.

Except as otherwise provided herein, distributions payable to Holders of Allowed Claims shall be made by the Disbursing Agent to the Permitted Designee of each such Holder as of the Distribution Record Date or, if such Holder has not identified a Permitted Designee, to such Holder at the address for each such Holder (or its Permitted Designee) as indicated on the Debtors’ records as of the date of any such distribution; provided that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors.

All distributions to Holders of Convertible Notes Claims shall be deemed completed when made to (or at the direction of) the Convertible Notes Trustee, which shall be deemed to be the Holder of all Convertible Notes Claims for purposes of distributions to be made hereunder. The Convertible Notes Trustee shall hold or direct such distributions for the benefit of the Holders of the Convertible Notes Claims. The Convertible Notes Trustee may transfer or direct the transfer of such distributions directly through the facilities of DTC (whether by means of book-entry exchange, free delivery, or otherwise) and will be entitled to recognize and deal for all purposes under the Plan with Holders of the Convertible Notes Claims, to the extent consistent with the customary practices of DTC. The Convertible Notes Trustee shall not incur any liability whatsoever on account of any distributions under the Plan except for gross negligence or willful misconduct. If the Convertible Notes Trustee is unable to make, or consents to the Reorganized Debtors making, such distributions, the Reorganized Debtors, with the Convertible Notes Trustee’s cooperation, shall make such distribution. The Convertible Notes Trustee shall have no duties, obligations, or responsibilities with respect to any form of distribution to Holders of Convertible Notes Claims that is not DTC eligible, and the Debtors or the Reorganized Debtors, as applicable, shall make such distributions. For the avoidance of doubt, all distributions referenced in this paragraph shall be subject to the Convertible Notes Trustee Charging Lien.

3.     Minimum Distributions.

No fractional shares of New Common Stock shall be distributed and no Cash shall be distributed in lieu of such fractional amounts. When any distribution pursuant to the Plan on account of an Allowed Claim would otherwise result in the issuance of a number of shares of New Common Stock that is not a whole number, the actual distribution of shares of New Common Stock shall be rounded as follows: (a) fractions of one-half (½) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (½) shall be rounded to the next lower whole number with no further payment therefor. The total number of authorized shares of New Common Stock to be distributed to Holders of Allowed Claims (or their Permitted Designees) hereunder shall be adjusted as necessary to account for the foregoing rounding.

4.     Undeliverable Distributions and Unclaimed Property.

In the event that any distribution to any Holder of Allowed Claims (or its Permitted Designee, as applicable) is returned as undeliverable, no distribution to such Holder (or its Permitted Designee, as applicable) shall be made unless and until the Disbursing Agent has determined the then-current address of such Holder (or its Permitted Designee, as applicable), at which time such distribution shall be made to such Holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of six months from the Effective Date. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial or state escheat, abandoned, or unclaimed property laws to the contrary) and, to the extent such unclaimed distribution comprises New Common Stock, such New Common Stock shall be canceled. Upon such revesting, the Claim of the Holder or its successors with respect to such property shall be canceled, discharged, and forever barred notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws, or any provisions in any document governing the distribution that is an Unclaimed Distribution, to the contrary. The Disbursing Agent shall adjust the number of shares of New Common Stock outstanding as of the date of such cancelation to ensure that the distributions of New Common Stock contemplated under the Plan are given full force and effect.

5.     Surrender of Canceled Instruments or Securities.

On the Effective Date or as soon as reasonably practicable thereafter, each holder of a certificate or instrument evidencing a Claim or an Interest that has been canceled in accordance with Article IV.F hereof shall be deemed to have surrendered such certificate or instrument to the Disbursing Agent. Such surrendered certificate or instrument shall be canceled solely with respect to the Debtors and such cancelation shall not alter the obligations or rights of any non-Debtor third parties (other than the Foreign Guarantor Subsidiaries) in respect of one another with respect to such certificate or instrument, including with respect to any indenture or agreement that governs the rights of the Holder of a Claim or Interest, which shall continue in effect for purposes of allowing Holders to receive distributions under the Plan, charging liens, priority of payment, and reimbursement and indemnification rights. Notwithstanding anything to the contrary herein, this paragraph shall not apply to certificates or instruments evidencing Claims that are Unimpaired under the Plan.

E.	Manner of Payment.

1.     Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated by the Plan or the Plan Supplement, all distributions of the New Common Stock to the Holders of the applicable Allowed Claims (or their Permitted Designees) under the Plan shall be made by the Disbursing Agent on behalf of the Debtors or Reorganized Debtors, as applicable.

2.     All distributions of Cash, as applicable, to the Holders of the applicable Allowed Claims (or their Permitted Designees) under the Plan shall be made by the Disbursing Agent on behalf of the applicable Debtor or Reorganized Debtor.

3.     At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

F.	Indefeasible Distributions.

Any and all distributions made under the Plan shall be indefeasible and not subject to clawback or turnover provisions.

G.	Securities Law Matters.

The offering, issuance and distribution (if applicable) of any Securities before the Petition Date and any Securities issuable pursuant to the Management Incentive Plan (to the extent not issued pursuant to a registration statement) will be issued pursuant to section 4(a)(2) of the Securities Act. Any Securities distributed pursuant to section 4(a)(2) under the Securities Act will be considered “restricted securities” as defined by Rule 144 of the Securities Act and may not be resold under the Securities Act or applicable state securities laws absent an effective registration statement, or pursuant to an applicable exemption from registration, under the Securities Act and applicable state securities laws and subject to any restrictions in the New Organizational Documents, the New Stockholders Agreement and the New Warrant Agreement, as applicable.

Pursuant to section 1145 of the Bankruptcy Code, the offering, issuance, and distribution of the Securities issuable pursuant to the Plan, excluding the MIP New Common Stock, after the Petition Date, shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act or any similar federal, state, or local law in reliance on section 1145 of the Bankruptcy Code or, only to the extent such exemption under Section 1145 of the Bankruptcy Code is not available, any other available exemption from registration under the Securities Act. Pursuant to section 1145 of the Bankruptcy Code, such Securities (other than the MIP New Common Stock) will be freely tradable in the U.S. without registration under the Securities Act by the recipients thereof, subject to the provisions of (1) section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act and compliance with any applicable state or foreign securities laws, if any, and the rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments, (2) any other applicable regulatory approvals, and (3) any restrictions in the Reorganized Debtors’ New Organizational Documents (including the New Stockholders Agreement) and the New Warrant Agreement, as applicable.

Recipients of the New Common Stock and New Warrants are advised to consult with their own legal advisors as to the availability of any exemption from registration under the Securities Act and any applicable Blue Sky Laws.

Notwithstanding anything to the contrary in the Plan, no Entity shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the New Common Stock, the New Warrants and any MIP New Common Stock are exempt from the registration requirements of section 5 of the Securities Act.

Recipients of the New Common Stock, including any MIP New Common Stock, and New Warrants are advised to consult with their own legal advisors as to the availability of any exemption from registration under the Securities Act and any applicable Blue Sky Laws.

H.	Compliance with Tax Requirements.

In connection with the Plan, to the extent applicable, the Debtors, Reorganized Debtors, Disbursing Agent, and any applicable withholding agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions made pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, such parties shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate (subject to reasonable consultation with the Required Consenting Stakeholders). The Debtors and Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and similar spousal awards, Liens, and encumbrances.

I.	Allocations.

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest.

J.	No Postpetition Interest on Claims.

Unless otherwise specifically provided for in the Plan or the Confirmation Order, or required by applicable bankruptcy and non-bankruptcy law, postpetition interest shall not accrue or be paid on any prepetition Claims, and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on such Claim. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

K.	Foreign Currency Exchange Rate.

Except as otherwise provided in a Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal, National Edition, on the Effective Date.

L.	Setoffs and Recoupment.

Except as expressly provided in this Plan, each Reorganized Debtor may, pursuant to section 553 of the Bankruptcy Code, set off and/or recoup against any Plan Distributions to be made on account of any Allowed Claim, any and all Claims, rights, and Causes of Action that such Reorganized Debtor may hold against the Holder of such Allowed Claim to the extent such setoff or recoupment is either (1) agreed in amount among the relevant Reorganized Debtor(s) and the Holder of the Allowed Claim or (2) otherwise adjudicated by the Bankruptcy Court or another court of competent jurisdiction; provided that neither the failure to effectuate a setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by a Reorganized Debtor or its successor of any and all claims, rights, and Causes of Action that such Reorganized Debtor or its successor may possess against the applicable Holder. In no event shall any Holder of a Claim be entitled to recoup such Claim against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors in accordance with Article XIII.F hereof on or before the Effective Date, notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

M.	Claims Paid or Payable by Third Parties.

1.     Claims Paid by Third Parties.

The Debtors or the Reorganized Debtors, as applicable, shall reduce in full a Claim, and such Claim shall be disallowed without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or a Reorganized Debtor. Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within fourteen (14) days of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the fourteen-day grace period specified above until the amount is repaid.

2.     Claims Payable by Third Parties.

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3.     Applicability of Insurance Policies.

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

Article VII.
PROCEDURES FOR RESOLVING CONTINGENT,
UNLIQUIDATED, AND DISPUTED CLAIMS

A.	Disputed Claims Process.

There is no requirement to file a Proof of Claim (or move the Bankruptcy Court for allowance) to have a Claim Allowed for the purposes of the Plan, except as provided in Article V.B of the Plan.  On and after the Effective Date, except as otherwise provided in this Plan, all Allowed Claims shall be satisfied in the ordinary course of business of the Reorganized Debtors.  The Debtors and the Reorganized Debtors, as applicable, shall have the exclusive authority to (1) determine, without the need for notice to or action, order, or approval of the Bankruptcy Court, that a claim subject to any Proof of Claim that is Filed is Allowed and (2) file, settle, compromise, withdraw, or litigate to judgment any objections to Claims as permitted under this Plan.  If the Debtors or Reorganized Debtors dispute any Claim, such dispute shall be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Cases had not been commenced and shall survive the Effective Date as if the Chapter 11 Cases had not been commenced; provided that the Debtors (in consultation with the Required Consenting Stakeholders) or the Reorganized Debtors may elect to object to any Claim (other than Claims expressly Allowed by this Plan) and to have the validity or amount of any Claim adjudicated by the Bankruptcy Court; provided, further, that Holders of Claims may elect to resolve the validity or amount of any Claim in the Bankruptcy Court. If a Holder makes such an election, the Bankruptcy Court shall apply the law that would have governed the dispute if the Chapter 11 Cases had not been filed.  All Proofs of Claim Filed in the Chapter 11 Cases shall be considered objected to and Disputed without further action by the Debtors.  Except as otherwise provided herein, all Proofs of Claim Filed after the Effective Date shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court.

B.	Allowance of Claims.

After the Effective Date, except as otherwise expressly set forth herein, each of the Reorganized Debtors shall have and retain any and all rights and defenses such Debtor had with respect to any Claim or Interest immediately prior to the Effective Date. The Debtors may affirmatively determine to deem Unimpaired Claims Allowed to the same extent such Claims would be allowed under applicable non-bankruptcy law.

C.	Claims Administration Responsibilities.

Except as otherwise specifically provided in the Plan, after the Effective Date, the Reorganized Debtors shall have the sole authority: (1) to File, withdraw, or litigate to judgment, objections to Claims or Interests; (2) to settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court. For the avoidance of doubt, except as otherwise provided herein, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest, including the Causes of Action retained pursuant to Article IV.Q of the Plan.

Notwithstanding the foregoing, the Debtors and Reorganized Debtors shall be entitled to dispute and/or otherwise object to any General Unsecured Claim in accordance with applicable nonbankruptcy law. If the Debtors, or Reorganized Debtors dispute any General Unsecured Claim, such dispute may be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Cases had not been commenced. In any action or proceeding to determine the existence, validity, or amount of any General Unsecured Claim, any and all claims or defenses that could have been asserted by the applicable Debtor(s) or the Entity holding such General Unsecured Claim are preserved as if the Chapter 11 Cases had not been commenced, provided that, for the avoidance of doubt, the Allowed amount of such Claims shall be subject to the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 and 503 of the Bankruptcy Code to the extent applicable.

D.	Estimation of Claims and Interests

Before or after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim or Interest that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or Interest or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim or Interest, including during the litigation of any objection to any Claim or Interest or during the appeal relating to such objection. Notwithstanding any provision otherwise in the Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim or Interest, that estimated amount shall constitute a maximum limitation on such Claim or Interest for all purposes under the Plan (including for purposes of distributions), and the relevant Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim or Interest.

E.	Adjustment to Claims or Interests without Objection.

Any duplicate Claim or Interest or any Claim or Interest that has been paid, satisfied, amended, or superseded may be adjusted or expunged on the Claims Register by the Reorganized Debtors without the Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court.

F.	Disallowance of Claims or Interests.

Except as otherwise expressly set forth herein, all Claims and Interests of any Entity from which property is sought by the Debtors under sections 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer that is avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be disallowed if: (1) the Entity, on the one hand, and the Debtors or the Reorganized Debtors, as applicable, on the other hand, agree or the Bankruptcy Court has determined by Final Order that such Entity or transferee is liable to turn over any property or monies under any of the aforementioned sections of the Bankruptcy Code; and (2) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order.

G.	No Distributions Pending Allowance.

Notwithstanding any other provision of the Plan, if any portion of a Claim or Interest is a Disputed Claim or Interest, as applicable, no payment or distribution provided hereunder shall be made on account of such Claim or Interest unless and until such Disputed Claim or Interest becomes an Allowed Claim or Interest; provided that if only the Allowed amount of an otherwise valid Claim or Interest is Disputed, such Claim or Interest shall be deemed Allowed in the amount not Disputed and payment or distribution shall be made on account of such undisputed amount.

H.	Distributions After Allowance.

To the extent that a Disputed Claim or Interest ultimately becomes an Allowed Claim or Interest, distributions (if any) shall be made to the Holder of such Allowed Claim or Interest in accordance with the provisions of the Plan. On or as soon as reasonably practicable after the next Distribution Date after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Interest becomes a Final Order, the Disbursing Agent shall provide to the Holder of such Claim or Interest the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim or Interest.

Article VIII.
SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Discharge of Claims and Termination of Interests.

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Restructuring Documents, the Plan, or in any contract, instrument, or other agreement or document created or entered into pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims (other than the Reinstated Claims) and Interests (other than the Intercompany Interests that are Reinstated) subject to the occurrence of the Effective Date, except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created or entered into pursuant to the Plan.

B.	Release of Liens.

Except as otherwise provided in the Takeback Exit Documents and the New RCF Documents, as applicable, the Plan, the Confirmation Order, or in any contract, instrument, release, or other agreement or document created or entered into pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for Other Secured Claims that the Debtors elect to Reinstate in accordance with this Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns. Any Holder of such Secured Claim (and the applicable agents for such Holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including any cash collateral and possessory collateral) held by such Holder (and the applicable agents for such Holder), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Liens and/or security interests, including the execution, delivery, and filing or recording of such releases. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency, records office, or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

To the extent that any Holder of a Secured Claim that has been satisfied or discharged in full pursuant to the Plan, or any agent for such Holder, has filed or recorded publicly any Liens and/or security interests to secure such Holder’s Secured Claim, then as soon as practicable on or after the Effective Date, such Holder (or the agent for such Holder) shall, at the sole cost and expense of the Reorganized Debtors, take any and all steps reasonably requested by the Debtors, the Reorganized Debtors, the Takeback Exit Facility Agent, or the New RCF Agent, as applicable, that are necessary or desirable to record or effectuate the cancelation and/or extinguishment of such Liens and/or security interests, including the making of any applicable filings or recordings, and the Reorganized Debtors shall be entitled to make any such filings or recordings on such Holder’s behalf.

C.	Releases by the Debtors.

Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, each Released Party is deemed, hereby conclusively, absolutely, unconditionally, irrevocably and forever released and discharged by the Debtors, the Reorganized Debtors, and their Estates, in each case on behalf of themselves and their respective successors, assigns, and representatives, from any and all Claims (other than Reinstated Claims) and Causes of Action, whether known or unknown, including any derivative claims, asserted or assertable on behalf of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates, including any successors to the Debtors or any Estate’s representative appointed or selected pursuant to section 1123(b) of the Bankruptcy Code, would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim against or Interest in a Debtor or other Entity, or that any holder of any Claim against or Interest in a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to or in any manner arising from in whole or in part, the Debtors (including the management, ownership, or operation thereof or otherwise), the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions, intercompany transactions, the Chapter 11 Cases, the formulation, preparation, dissemination, solicitation, negotiation, entry into, or filing of the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the Takeback Exit Facility, the New RCF, the New Common Stock, the New Warrants, the New Warrant Agreement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the Takeback Exit Facility, the New RCF, the New Common Stock, the New Warrants, the New Warrant Agreement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, except for claims and Causes of Action related to any act or omission that is determined in a Final Order to have constituted gross negligence, willful misconduct, or actual fraud.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release: (a) any post-Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Document, or any post-Effective Date transaction contemplated by the Restructuring Transactions (including under the New RCF, as applicable), or any document, instrument, or agreement (including those set forth in the Plan Supplement and the New RCF, as applicable) executed to implement the Plan or the Restructuring Transactions; (b) the rights of any Holder of Allowed Claims to receive distributions under the Plan; or (c) any matters retained by the Debtors and the Reorganized Debtors pursuant to the Schedule of Retained Causes of Action.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (a) in exchange for the good and valuable consideration provided by the Released Parties, including, the Released Parties’ contribution to facilitating the Restructuring Transactions and implementing the Plan; (b) a good faith settlement and compromise of the Claims released by the Debtor Release; (c) in the best interests of the Debtors and all Holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for a hearing; and (f) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the Debtor Release.

D.	Releases by the Releasing Parties.

As of the Effective Date, each Releasing Party is deemed to have, hereby conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all claims (other than Reinstated Claims) and Causes of Action, in each case on behalf of themselves and their respective successors, assigns, and representatives, whether known or unknown, including any derivative claims, asserted on behalf of the Debtors, the Reorganized Debtors, or the Estates, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof or otherwise), the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions, intercompany transactions, the Chapter 11 Cases, the formulation, preparation, dissemination, solicitation, negotiation, entry into, or filing of the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the Takeback Exit Facility, the New RCF, the New Common Stock, the New Warrants, the New Warrant Agreement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the Takeback Exit Facility, the New RCF, the New Common Stock, the New Warrants, the New Warrant Agreement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, except for claims and Causes of Action related to any act or omission that is determined in a Final Order to have constituted gross negligence, willful misconduct, or actual fraud.

Notwithstanding anything to the contrary in the foregoing, the Third-Party Release does not release: (a) any post-Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Document, or any post-Effective Date transaction contemplated by the Restructuring Transactions (including under the New RCF, as applicable), or any document, instrument, or agreement (including those set forth in the Plan Supplement and the New RCF, as applicable) executed to implement the Plan or the Restructuring Transactions; or (b) the rights of any Holder of Allowed Claims to receive distributions under the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the Third-Party Release is: (a) consensual; (b) essential to the Confirmation of the Plan; (c) given in exchange for the good and valuable consideration provided by the Released Parties; (d) a good faith settlement and compromise of the Claims released by the Third-Party Release; (e) in the best interests of the Debtors their Estates; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for a hearing; and (h) a bar to any of the Releasing Parties asserting any Claim or Cause of Action released pursuant to the Third-Party Release.

E.	Exculpation.

Notwithstanding anything contained in the Plan to the contrary, to the fullest extent permitted by applicable law, no Exculpated Party shall have or incur any liability for, and each Exculpated Party shall be exculpated from any Cause of Action for any claim related to any act or omission occurring between the Petition Date and the Effective Date in connection with, relating to or arising out of the Chapter 11 Cases, the formulation, preparation, dissemination, solicitation, negotiation, entry into, or filing of the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the Takeback Exit Facility, the New RCF, the New Common Stock, the New Warrants, the New Warrant Agreement, or any Restructuring Transaction, contract, instrument, release or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the Takeback Exit Facility, the New RCF, the New Common Stock, the New Warrants, the New Warrant Agreement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, except for claims related to any act or omission that is determined in a Final Order to have constituted gross negligence, willful misconduct, or actual fraud. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

F.	Injunction.

Effective as of the Effective Date, all Entities that have held, hold, or may hold Claims (other than Reinstated Claims), Interests, Causes of Action, or liabilities that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims, Interests, Causes of Action, or liabilities; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims, Interests, Causes of Action, or liabilities; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such Claims, Interests, Causes of Action or liabilities; (4) asserting any right of setoff or subrogation of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims, Interests, Causes of Action, or liabilities unless such Holder has filed a motion requesting the right to perform such setoff on or before the Effective Date or has filed a Proof of Claim or proof of Interest indicating that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims, Interests, Causes of Action, or liabilities released, settled or subject to exculpation pursuant to the Plan. Notwithstanding anything to the contrary in the foregoing, the injunction set forth above does not enjoin the enforcement of any obligations arising on or after the Effective Date of any Person or Entity under the Plan, any post-Effective Date transaction contemplated by the Restructuring Transactions (including under the Takeback Exit Facility and the New RCF, as applicable), or any document, instrument, or agreement (including those set forth in the Plan Supplement, the Takeback Exit Facility, and the New RCF, as applicable) executed to implement the Plan.

Upon entry of the Confirmation Order, all Holders of Claims and Interests and their respective current and former employees, agents, officers, directors, managers, principals, and direct and indirect Affiliates, in their capacities as such, shall be enjoined from taking any actions to interfere with the implementation or Consummation of the Plan. Each Holder of an Allowed Claim or Allowed Interest, as applicable, by accepting, or being eligible to accept, distributions under or Reinstatement of such Claim or Interest, as applicable, pursuant to the Plan, shall be deemed to have consented to the injunction provisions set forth in this Article VIII.F upon consummation of the Unimpaired Claim Resolution Event.

G.	Protections Against Discriminatory Treatment.

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

H.	Document Retention.

On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors.

I.	Reimbursement or Contribution.

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date (1) such Claim has been adjudicated as non-contingent or (2) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.

Article IX.
CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN

A.	Conditions Precedent to the Effective Date.

It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.B hereof:

1.	the Restructuring Support Agreement shall not have been terminated and shall be in full force and effect and there shall be no breach or other event that would give rise to a right to terminate the Restructuring Support Agreement as to all parties thereto for which notice has been given in accordance with the terms thereof;

2.	the Bankruptcy Court shall have entered the Cash Collateral Orders;

3.	the Bankruptcy Court shall have entered the Confirmation Order, in form and substance consistent with the Restructuring Support Agreement (including the consent rights therein) and the global settlement by and among the Debtors, the Consenting Stakeholders, and the Committee, which shall be a Final Order;

4.	each Restructuring Document shall have been executed (or deemed executed) or Filed, as applicable, in form and substance consistent with the Restructuring Support Agreement and the Plan, and shall not have been modified in a manner inconsistent therewith, and all conditions precedent (other than any conditions related to the occurrence of the Effective Date) to the effectiveness of the Restructuring Documents shall have been satisfied or duly waived in writing in accordance with the terms of the applicable Restructuring Document;

5.	all actions, documents, and agreements necessary to implement and consummate the Plan shall have been effected and executed (or deemed executed);

6.	the New Common Stock shall have been issued;

7.	the New Warrants shall have been issued in accordance with the New Warrant Agreement.

8.	the Takeback Exit Documents shall have been duly executed and delivered by all of the Entities that are parties thereto (provided that Holders of Allowed First Lien Senior Secured Notes Claims and Holders of Allowed Second Lien Term Loan Claims shall be deemed to be parties to the Takeback Exit Documents without the requirement to deliver signature pages thereto) and all conditions precedent (other than any conditions related to the occurrence of the Effective Date) to the effectiveness of the Takeback Exit Facility shall have been satisfied or duly waived in writing in accordance with the terms of the Takeback Exit Documents and the closing of the Takeback Exit Facility shall have occurred;

9.	the New RCF Documents, as applicable, shall have been duly executed and delivered by all of the Entities that are parties thereto and all conditions precedent (other than any conditions related to the Effective Date) to the effectiveness of the New RCF shall have been satisfied or duly waived and the closing of the New RCF shall have occurred.

10.	all undrawn Existing Letters of Credit shall be cash collateralized, to the extent not already cash collateralized;

11.	the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan and the Restructuring Transactions;

12.	all fees and expenses of retained professionals that require the Bankruptcy Court’s approval shall have been paid in full or amounts sufficient to pay such fees and expenses after the Effective Date shall have been placed in the Professional Escrow Account pending the Bankruptcy Court’s approval of such fees and expenses; and

13.	all fees, expenses, and other amounts payable to the Consenting Stakeholders pursuant to the Restructuring Support Agreement and the Agents pursuant to the Cash Collateral Orders and the Plan, including, without limitation, the Restructuring Expenses, shall have been paid in full.

B.	Waiver of Conditions.

Any one or more of the conditions to Consummation set forth in this Article IX, except for the condition set forth in Article IX.A.12, may be waived by the Debtors with the prior written consent (e-mail from counsel being sufficient) of the Required Consenting Stakeholders and the Committee, to the extent such condition applies to the Committee, without notice, leave, or order of the Bankruptcy Court or any formal action other than proceedings to confirm or consummate the Plan.

C.	Effect of Failure of Conditions.

If Consummation does not occur, the Plan shall be null and void in all respects, and nothing contained in the Plan, the Disclosure Statement, or the Restructuring Support Agreement shall: (1) constitute a waiver or release of any Claims by the Debtors, or any Holders of Claims against or Interests in the Debtors; (2) prejudice in any manner the rights of the Debtors, any Holders of Claims against or Interests in the Debtors, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any Holders of Claims or Interests, or any other Entity.

D.	Substantial Consummation.

“Substantial Consummation” of the Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.

Article X.
EFFECT OF CONFIRMATION OF THE PLAN

Upon entry of the Confirmation Order, the Bankruptcy Court shall be deemed to have made and issued on the Confirmation Date the following findings of fact and conclusions of law as though made after due deliberation and upon the record at the Confirmation Hearing. Upon entry of the Confirmation Order, any and all findings of fact in the Plan shall constitute findings of fact even if they are stated as conclusions of law, and any and all conclusions of law in the Plan shall constitute conclusions of law even if they are stated as findings of fact.

A.	Jurisdiction and Venue.

On the Petition Date, the Debtors commenced the Chapter 11 Cases by filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code. The Debtors were and are qualified to be debtors under section 109 of the Bankruptcy Code. Venue in the District of Delaware was proper as of the Petition Date and continues to be proper. Confirmation of the Plan is a core proceeding under 28 U.S.C. § 157(b)(2). The Bankruptcy Court has subject matter jurisdiction over this matter pursuant to 28 U.S.C. § 1334 and the Bankruptcy Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed.

B.	Voting Report.

Prior to the Confirmation Hearing, the Solicitation Agent filed the Voting Report. All procedures used to distribute Solicitation Materials to the applicable Holders of Claims and to tabulate the ballots were fair and conducted in accordance with the Scheduling Order, the Bankruptcy Code, the Bankruptcy Rules, and all other applicable rules, Laws, and regulations. Pursuant to sections 1124 and 1126 of the Bankruptcy Code, at least one Impaired Class entitled to vote on the Plan has voted to accept the Plan.

C.	Judicial Notice.

The Bankruptcy Court takes judicial notice of the docket of the Chapter 11 Cases maintained by the clerk of the Bankruptcy Court and/or its duly appointed agent, including all pleadings and other documents Filed, all orders entered, and all evidence and arguments made, proffered, or adduced at the hearings held before the Bankruptcy Court during the pendency of the Chapter 11 Cases (including the Confirmation Hearing). Resolutions of any objections to Confirmation explained on the record at the Confirmation Hearing are hereby incorporated by reference. All entries on the docket of the Chapter 11 Cases shall constitute the record before the Bankruptcy Court for purposes of the Confirmation Hearing.

D.	Transmittal and Mailing of Materials; Notice.

Due, adequate, and sufficient notice of the Disclosure Statement, the Plan, the Plan Supplement, the Confirmation Hearing, and the release and exculpation provisions set forth in Article VIII of the Plan, along with all deadlines for voting on or objecting to the Plan, in compliance with Bankruptcy Rules 2002(b), 3017, 3019, and 3020(b) and the Scheduling Order, has been given to (1) all known Holders of Claims and Interests, (2) parties that requested notice in accordance with Bankruptcy Rule 2002, (3) all parties to Unexpired Leases and Executory Contracts, and (4) all taxing authorities listed in the Claims Register. Such transmittal and service were appropriate, adequate, and sufficient. Adequate and sufficient notice of the Confirmation Hearing and other dates, deadlines, and hearings described in the Scheduling Order was given in compliance with the Bankruptcy Rules and such order, and no other or further notice is or shall be required.

E.	Solicitation.

Votes for acceptance and rejection of the Plan were solicited in good faith and complied with sections 1125 and 1126 of the Bankruptcy Code, Bankruptcy Rules 3017, 3018, and 3019, the Scheduling Order, all other applicable provisions of the Bankruptcy Code and all other applicable rules, Laws, and regulations. The Debtors and the Released Parties solicited acceptance of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code and they participated in good faith, and in compliance with the applicable provisions of the Bankruptcy Code in the offer, issuance, sale, or purchase of New Common Stock, the New Warrants and any debt securities that were offered or sold under the Plan and, pursuant to section 1125(e) of the Bankruptcy Code, and no Released Party is or shall be liable on account of such solicitation for violation of any applicable law, rule, or regulation governing solicitation of acceptance of a chapter 11 plan or the offer, issuance, sale, or purchase of such debt securities.

F.	Burden of Proof.

The Debtors, as proponents of the Plan, have satisfied their burden of proving the elements of sections 1129(a) and 1129(b) of the Bankruptcy Code by a preponderance of the evidence, which is the applicable evidentiary standard. The Debtors have satisfied the elements of section 1129(a) and 1129(b) of the Bankruptcy Code by clear and convincing evidence.

G.	Bankruptcy Rule 3016(a) Compliance.

The Plan is dated and identifies the proponents thereof, thereby satisfying Bankruptcy Rule 3016(a).

H.	Securities Under the Plan.

Pursuant to the Plan, and without further corporate or other action, the New Common Stock, the New Warrants and any debt issued or assumed by the Reorganized Debtors will be issued, entered into, or assumed, as applicable, on the Effective Date subject to the terms of the Plan.

I.	Releases and Discharges.

The releases and discharges of Claims and Causes of Action described in the Plan, including releases by the Debtors and by Holders of Claims and Interests, constitute good faith compromises and settlements of the matters covered thereby. Such compromises and settlements are made in exchange for consideration and are in the best interest of Holders of Claims and Interests, are fair, equitable, reasonable, and are integral elements of the resolution of the Chapter 11 Cases in accordance with the Plan. Each of the discharge, release, indemnification, and exculpation provisions set forth in the Plan: (1) is within the jurisdiction of the Court under 28 U.S.C. §§ 1334(a), 1334(b), and 1334(d); (2) is an essential means of implementing the Plan pursuant to section 1123(a)(6) of the Bankruptcy Code; (3) is an integral element of the transactions incorporated into the Plan; (4) confers material benefit on, and is in the best interests of, the Debtors, their Estates, and their creditors; (5) is important to the overall objectives of the Plan to finally resolve all Claims and Interests among or against the parties in interest in the Chapter 11 Cases with respect to the Debtors; (6) is consistent with sections 105, 1123, 1129, and all other applicable provisions of the Bankruptcy Code; (7) is given and made after due notice and opportunity for hearing; and (8), without limiting the foregoing, with respect to the releases and injunctions in Article VIII of the Plan, are (a) essential elements of the Restructuring Transactions and Plan, terms and conditions without which the Consenting Stakeholders would not have entered into the Restructuring Support Agreement and (b) narrowly tailored. Further, the injunction set forth in 0 is an essential component of the Plan, the product of long-term negotiations, and achieved by the exchange of good and valuable consideration in the Chapter 11 Cases.

J.	Release and Retention of Causes of Action.

It is in the best interests of Holders of Claims and Interests that the provisions in Article VIII of the Plan be approved.

K.	Approval of Restructuring Support Agreement and Other Restructuring Documents and Agreements.

All documents and agreements necessary to implement the Plan and the Restructuring Transactions, including the Restructuring Support Agreement, are essential elements of the Plan, are necessary to consummate the Plan and the Restructuring Transactions, and entry into and consummation of the transactions contemplated by each such document and agreement is in the best interests of the Debtors, the Estates, and Holders of Claims and Interests. The Debtors have exercised reasonable business judgment in determining which agreements to enter into and have provided sufficient and adequate notice of such documents and agreements. The terms and conditions of such documents and agreements have been negotiated in good faith, at arm’s length, are fair and reasonable, and are hereby reaffirmed and approved, and, subject to the occurrence of the Effective Date and execution and delivery in accordance with their respective terms, shall be in full force and effect and valid, binding, and enforceable in accordance with their respective terms, without the need for any further notice to or action, order, or approval of the Bankruptcy Court, or other action under applicable law, regulation, or rule.

L.	Confirmation Hearing Exhibits.

All of the exhibits presented at the Confirmation Hearing have been properly received into evidence and are a part of the record before the Bankruptcy Court.

M.	Objections to Confirmation of the Plan.

Any and all objections to Confirmation have been withdrawn, settled, overruled, or otherwise resolved.

N.	Retention of Jurisdiction.

The Bankruptcy Court may properly retain jurisdiction over the matters set forth in Article XII of the Plan and section 1142 of the Bankruptcy Code.

O.	Plan Supplement.

All of the documents contained in the Plan Supplement comply with the terms of the Plan, and the filing and notice of such documents was adequate, proper, and in accordance with the Bankruptcy Code and the Bankruptcy Rules.

Article XI.
MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Modification and Amendments.

Except as otherwise specifically provided in this Plan and subject to the consent rights set forth in the Restructuring Support Agreement (which are incorporated herein pursuant to Article I.H), the Debtors reserve the right to modify the Plan, whether such modification is material or immaterial, and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan. Subject to those restrictions on modifications set forth in the Plan and the requirements of section 1127 of the Bankruptcy Code, Bankruptcy Rule 3019, and, to the extent applicable, sections 1122, 1123, and 1125 of the Bankruptcy Code, each of the Debtors expressly reserves its respective rights to revoke or withdraw, or to alter, amend, or modify the Plan with respect to such Debtor, one or more times, after Confirmation, and, to the extent necessary may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan.

B.	Effect of Confirmation on Modifications.

Entry of the Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and shall constitute a finding that such modifications or amendments to the Plan do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of Plan.

To the extent permitted by the Restructuring Support Agreement and subject to the consent rights therein (which are incorporated herein pursuant to Article I.H), the Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date and to File subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain, and including the Allowance or disallowance, of all or any portion of any Claim or Interest or Class of Claims or Interests), assumption or rejection (to the extent applicable) of Executory Contracts or Unexpired Leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor or any other Entity.

Article XII.
RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or relating to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

1.	allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Impaired Claim or Impaired Interest, including the resolution of any and all objections to the secured or unsecured status, priority, amount, classification, or allowance of Impaired Claims or Impaired Interests;

2.	decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3.	resolve any matters related to: (a) the assumption, assumption and assignment, or rejection (to the extent applicable) of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Cures pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors amending, modifying, or supplementing, after the Effective Date, pursuant to Article V hereof, any Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected (to the extent applicable) or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

4.	ensure that distributions to Holders of Allowed Claims and Allowed Interests (as applicable) are accomplished pursuant to the provisions of the Plan;

5.	adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6.	adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

7.	enter and implement such orders as may be necessary to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created or entered into in connection with the Plan or the Disclosure Statement, including the Restructuring Support Agreement;

8.	enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

9.	resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

10.	issue injunctions, enter and implement other orders, or take such other actions as may be necessary to restrain interference by any Entity with Consummation or enforcement of the Plan;

11.	resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, exculpations, and other provisions contained in Article VIII hereof and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

12.	resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid pursuant to Article VI.M hereof;

13.	enter and implement such orders as are necessary if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

14.	determine any other matters that may arise in connection with or relate to the Plan, the Plan Supplement, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement, including the Restructuring Support Agreement;

15.	enter an order concluding or closing the Chapter 11 Cases;

16.	adjudicate any and all disputes arising from or relating to distributions under the Plan;

17.	consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

18.	determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

19.	hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

20.	hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

21.	hear and determine all disputes involving the existence, nature, scope, or enforcement of any exculpations, discharges, injunctions, and releases granted in the Plan, including under Article VIII hereof, regardless of whether such termination occurred prior to or after the Effective Date; and

22.	enforce all orders previously entered by the Bankruptcy Court.

As of the Effective Date, notwithstanding anything in this Article XII to the contrary, the New Organizational Documents and the New Stockholders Agreement and any documents related thereto shall be governed by the jurisdictional provisions therein and the Bankruptcy Court shall not retain jurisdiction with respect thereto.

Article XIII.
MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect.

Subject to Article IX.A hereof and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan (including, for the avoidance of doubt, the documents contained in the Plan Supplement) shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, any and all Holders of Claims against or Interests in the Debtors (irrespective of whether such Holders have, or are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors. All Claims and Interests shall be as fixed, adjusted, or compromised, as applicable, pursuant to the Plan regardless of whether any Holder of a Claim or Interest has voted on the Plan.

B.	Additional Documents.

Subject to and in accordance with the Restructuring Support Agreement, on or before the Effective Date, (1) the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary to effectuate and further evidence the terms and conditions of the Plan and the Restructuring Support Agreement and (2) the Debtors or the Reorganized Debtors, as applicable, and all Holders of Claims against the Debtors receiving distributions pursuant to the Plan, and all other parties in interest, shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.	Statutory Committee and Cessation of Fee and Expense Payment

Upon the Effective Date, the Committee shall dissolve automatically, and the members thereof (solely in their capacities as Committee members) and the Committee Professionals shall be released, exculpated, and discharged from all their duties relating to the Chapter 11 Cases, except with respect to (i) any applications to retain a Professional, applications for Professional Fee Claims, and Committee member expense reimbursement claims, including preparing and prosecuting the foregoing, objecting to same, defending same and attending any hearing with respect to same; and (ii) any motions or other actions seeking enforcement or implementation of the provisions of this Plan or the Confirmation Order. The Reorganized Debtors shall no longer be responsible for paying any fees or expenses incurred by the members or the Professionals to the Committee or any other statutory committee after the Effective Date. For the avoidance of doubt, the fees and expenses incurred by the Committee Professionals in preparing, prosecuting, and defending any retention applications either prior to or after the Effective Date and associated with such Committee Professionals’ fees incurred through the Effective Date, will be paid to the extent Allowed in connection with any fee applications approved by the Bankruptcy Court with respect to such Committee Professionals.

D.	Reservation of Rights.

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court enters the Confirmation Order, and the Confirmation Order shall have no force or effect if the Effective Date does not occur. None of the Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.

E.	Successors and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, manager, director, agent, representative, attorney, beneficiary, or guardian, if any, of each Entity; provided that nothing in this Article XIII.E modifies section 524(e) of the Bankruptcy Code.

F.	Notices.

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

Debtors	Counsel to the Debtors
Lannett Company, Inc. 1150 Northbrook Drive, Suite 155 Trevose, Pennsylvania 19053 Attention: Timothy C. Crew Samuel H. Israel (tim.crew@lannett.com) (samuel.israel@lannett.com)

Kirkland & Ellis LLP
601 Lexington Avenue

New York, New York 10022

Attention:       Nicole L. Greenblatt, P.C.

Aaron Marks, P.C.

Elizabeth H. Jones

(nicole.greenblatt@kirkland.com)

(aaron.marks@kirkland.com)

(elizabeth.jones@kirkland.com)

and

Kirkland & Ellis LLP
300 North LaSalle Street

Chicago, Illinois 60654

Attention:    Joshua M. Altman

(josh.altman@kirkland.com)

and

Fox Rothschild LLP

919 North Market Street, Suite 300

Wilmington, Delaware 19899

Attention:   Howard A. Cohen

Stephanie J. Slater

hcohen@foxrothschild.com

sslater@foxrothschild.com

Counsel to the Consenting Stakeholders
Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004-2498 Attention: Ari B. Blaut; Benjamin S. Beller E-mail address: blauta@sullcrom.com; bellerb@sullcrom.com
Counsel to the Committee

Kilpatrick Townsend & Stockton LLP

The Grace Building

1114 Avenue of the Americas

New York, New York 10036

Attention: Todd C. Meyers

E-mail address: tmeyers@kilpatricktownsend.com

and

Womble Bond Dickinson (US) LLP

1313 North Market Street, Suite 1200

Wilmington, Delaware 19801

Attention: Don Detweiler

E-mail address: Don.Detweiler@wbd-us.com

United States Trustee
Office of the United States Trustee 844 King Street, Suite 2207 Wilmington, Delaware 19801

After the Effective Date, the Reorganized Debtors have the authority to send a notice to Entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entity must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date and provided such notice was sent, the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests. Notwithstanding anything herein to the contrary, the Reorganized Debtors shall provide notice of any documents to all Entities whose rights are affected by any such document Filed by the Reorganized Debtors.

G.	Term of Injunctions or Stays.

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

H.	Entire Agreement.

Except as otherwise indicated, and without limiting the effectiveness of the Restructuring Support Agreement, the Plan (including, for the avoidance of doubt, the documents and instruments in the Plan Supplement) supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

I.	Plan Supplement.

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at https://omniagentsolutions.com/LCI or the Bankruptcy Court’s website at www.deb.uscourts.gov. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.

J.	Nonseverability of Plan Provisions.

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted; provided, however, any such alteration or interpretation shall be acceptable to the Debtors and the Required Consenting Stakeholders. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ or Reorganized Debtors’ consent, as applicable; and (3) nonseverable and mutually dependent.

K.	Votes Solicited in Good Faith.

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with section 1125(g) of the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors, the Consenting Stakeholders, the Committee and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of securities offered and sold under the Plan and any previous plan, and, therefore, neither any of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.

L.	Closing of Chapter 11 Cases.

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, file with the Bankruptcy Court all documents required by Bankruptcy Rule 3022, rule 3022-1 of the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the District of Delaware, and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

M.	Waiver or Estoppel.

Each Holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers Filed with the Bankruptcy Court prior to the Confirmation Date.

Dated: June 5, 2023	Lannett Company, Inc.
on behalf of itself and all other Debtors

/s/ Timothy C. Crew
Name: Timothy C. Crew Title: Chief Executive Officer

Exhibit B

Confirmation Notice

IN THE UNITED STATES BANKRUPTCY COURT
FOR the district of delaware

)
In re:	)	Chapter 11
)
LANNETT COMPANY, INC., et al.,[1]	)	Case No. 23-10559 (JKS)
)
Debtors.	)	(Jointly Administered)
)

NOTICE OF (I) ENTRY OF ORDER
APPROVING THE DEBTORS’ DISCLOSURE STATEMENT FOR,
AND CONFIRMING, THE DEBTORS’ JOINT PREPACKAGED CHAPTER 11
PLAN OF REORGANIZATION AND (II) OCCURRENCE OF EFFECTIVE DATE

PLEASE TAKE NOTICE that on [●], 2023, the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) entered an order [Docket No. [●]] (the “Confirmation Order”) confirming the Amended Joint Prepackaged Chapter 11 Plan of Reorganization of Lannett Company, Inc. and Its Debtor Affiliates [Docket No. 220] (as amended, supplemented, or otherwise modified from time to time, the “Plan”), and approving the Disclosure Statement for the Joint Prepackaged Chapter 11 Plan of Reorganization of Lannett Company, Inc. and Its Debtor Affiliates [Docket No. 17] (as amended, supplemented, or otherwise modified from time to time, the “Disclosure Statement”) of the above-captioned debtors and debtors in possession (the “Debtors”).2

PLEASE TAKE FURTHER NOTICE that the Effective Date of the Plan occurred on [●], 2023. Each of the conditions precedent to consummation of the Plan enumerated in Article IX of the Plan has been satisfied or waived in accordance with the Plan and the Confirmation Order.

PLEASE TAKE FURTHER NOTICE that the Confirmation Order, the Plan, and copies of all documents filed in these chapter 11 cases are available free of charge by visiting https://omniagentsolutions.com/LCI or by calling the Debtors’ restructuring information line at (888) 481-0009 (Toll-free from US / Canada) or +1 (747) 293-0012 (International). You may also obtain copies of any pleadings filed in these chapter 11 cases for a fee via PACER at: http://www.deb.uscourts.gov.

PLEASE TAKE FURTHER NOTICE that the terms of the Confirmation Order and the Plan (which, for the avoidance of doubt, includes the Plan Supplement and all exhibits and documents related thereto) are binding upon the Debtors, the Reorganized Debtors, any and all Holders of Claims or Interests (irrespective of whether Holders of such Claims or Interests are deemed to have accepted the Plan); all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan; each Entity acquiring property under the Plan; and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

[1]	The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are: Lannett Company, Inc. (7699); Silarx Pharmaceuticals, Inc. (1798); Cody Laboratories, Inc. (1425); and Kremers Urban Pharmaceuticals Inc. (0780). The location of the Debtors’ service address is: 1150 Northbrook Drive, Suite 155, Trevose, Pennsylvania 19053.

[2]	Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Confirmation Order.

2

PLEASE TAKE FURTHER NOTICE that, in accordance with Article IV.B. of the Plan, on the Effective Date, certain of the Debtors and other applicable parties engaged in a series of Restructuring Transactions as set forth in the Restructuring Steps Memorandum.

PLEASE TAKE FURTHER NOTICE THAT all requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be filed no later than forty-five days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Court.

[Remainder of page intentionally left blank]

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Dated: [●], 2023	/s/ DRAFT
Wilmington, Delaware	Howard A. Cohen (DE Bar No. 4082)
Stephanie J. Slater (DE Bar No. 6922)
FOX ROTHSCHILD LLP
919 North Market Street
Suite 300
Wilmington, Delaware 19899
	Telephone:	(302) 654-7444
	Facsimile:	(302) 656-8920
	Email:	hcohen@foxrothschild.com sslater@foxrothschild.com
-and-

Nicole L. Greenblatt, P.C. (admitted pro hac vice) Aaron Marks, P.C. (admitted pro hac vice) Elizabeth H. Jones (admitted pro hac vice)
KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS INTERNATIONAL LLP
601 Lexington Avenue
New York, New York 10022
	Telephone:	(212) 446-4800
	Facsimile:	(212) 446-4900
	Email:	nicole.greenblatt@kirkland.com aaron.marks@kirkland.com elizabeth.jones@kirkland.com

-and-

Joshua M. Altman (admitted pro hac vice)
KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS INTERNATIONAL LLP
300 North LaSalle Street
Chicago, Illinois 60654
	Telephone:	(312) 862-2000
	Facsimile:	(312) 862-2200
	Email:	josh.altman@kirkland.com

Proposed Co-Counsel for the Debtors

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